Exhibit 99.2

RESIDENTIAL CAPITAL, LLC

(Debtors-in-Possession)

Condensed Consolidated Financial Statements for the Periods Ended

June 30, 2012 and 2011

(Unaudited)

Condensed Consolidated Balance Sheet (unaudited)

Residential Capital, LLC

(Debtors-in-Possession)

($ in thousands)	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$1,274,026	$618,699
Mortgage loans held-for-sale ($44,251 and $56,976 fair value elected)	4,174,808	4,249,625
Finance receivables and loans, net
Consumer ($581,048 and $835,192 fair value elected)	729,392	1,022,730
Commercial	1,283	38,017
Allowance for loan losses	(8,140)	(28,616)

Total finance receivables and loans, net	722,535	1,032,131
Mortgage servicing rights	1,018,259	1,233,107
Accounts receivable, net	3,109,450	3,051,748
Other assets	413,542	6,628,152

Total assets	$10,712,620	$16,813,462

Liabilities
Liabilities not subject to compromise:
Borrowings
Debtor-in-possession credit facilities	$1,364,905	$—
Borrowings from Affiliates	1,133,179	1,189,364
Collateralized borrowings in securitization trusts ($549,498 and $829,940 fair value elected)	549,498	830,318
Other borrowings	323,215	4,705,404

Total borrowings	3,370,797	6,725,086
Other liabilities	2,803,243	9,996,026

Total liabilities not subject to compromise	6,174,040	16,721,112
Liabilities subject to compromise	4,214,966	—

Total liabilities	10,389,006	16,721,112
Equity
Member’s interest	11,755,962	11,433,776
Accumulated deficit	(11,364,182)	(11,279,560)
Accumulated other comprehensive loss	(68,166)	(61,866)

Total equity	323,614	92,350

Total liabilities and equity	$10,712,620	$16,813,462

Condensed Consolidated Balance Sheet (unaudited)

Residential Capital, LLC

(Debtors-in-Possession)

The table below includes the assets of consolidated variable interest entities (VIEs) that can be used only to settle obligations of the consolidated variable interest entities and the liabilities of these entities for which creditors (or beneficial interest holders) did not have recourse to our general credit at June 30, 2012 and December 31, 2011.

($ in thousands)	June 30, 2012	December 31, 2011
Assets
Mortgage loans held-for-sale	$402,080	$8,658
Finance receivables and loans, net
Consumer ($581,048 and $835,192 fair value elected)	728,093	998,509
Allowance for loan losses	(8,005)	(10,126)

Total finance receivables and loans, net	720,088	988,383
Accounts receivable, net	986,724	1,027,411
Other assets	8,911	29,494

Total assets	$2,117,803	$2,053,946

Liabilities
Borrowings
Debtor-in-possession credit facility (a)	$1,260,000	$—
Collateralized borrowings in securitization trusts ($549,498 and $829,940 fair value elected)	549,498	830,318
Other borrowings	122,215	855,631

Total borrowings	1,931,713	1,685,949
Other liabilities	37,039	29,099

Total liabilities	$1,968,752	$1,715,048

a)	The Debtor-in-possession credit facility is guaranteed by Residential Capital, LLC and certain of its subsidiaries.

The Notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

Condensed Consolidated Statement of Comprehensive Income (unaudited)

Residential Capital, LLC

(Debtors-in-Possession)

	Three months ended June 30,		Six months ended June 30,
($ in thousands)	2012	2011	2012	2011
Revenue
Interest income	$72,454	$99,838	$159,131	$200,725
Interest expense	73,781	97,313	169,741	205,309

Net financing revenue	(1,327)	2,525	(10,610)	(4,584)
Other revenue
Servicing fees	185,856	212,547	374,635	430,022
Servicing asset valuation and hedge activities, net	(231,260)	743	(115,944)	49,654

Total servicing income, net	(45,404)	213,290	258,691	479,676
Gain on mortgage loans, net	66,106	66,088	172,599	101,131
Gain on foreclosed real estate	866	3,088	5,350	1,620
Other revenue, net	24,226	(4,272)	47,600	1,849

Total other revenue	45,794	278,194	484,240	584,276

Total net revenue	44,467	280,719	473,630	579,692
Provision for loan losses	1,245	(2,026)	(342)	3,833
Noninterest expense
Representation and warranty expense, net	(93,986)	184,133	(74,527)	210,133
Mortgage fines and penalties	13,176	—	13,176	—
Compensation and benefits	107,769	78,725	210,355	159,287
Professional fees	48,859	18,333	105,809	36,369
Data processing and telecommunications	18,048	21,222	38,222	41,241
Occupancy	4,425	4,409	11,408	9,832
Other noninterest expense, net	78,435	79,039	181,509	171,450

Total noninterest expense	176,726	385,861	485,952	628,312

Loss from continuing operations before reorganization items and income taxes	(133,504)	(103,116)	(11,980)	(52,453)
Reorganization items	79,812	—	79,812	—

Net loss from continuing operations before income taxes	(213,316)	(103,116)	(91,792)	(52,453)
Income tax expense	3,774	5,359	9,518	9,867

Loss from continuing operations	(217,090)	(108,475)	(101,310)	(62,320)
Income (loss) from discontinued operations, net of tax	19,452	(4,161)	16,688	(9,863)

Net loss	(197,638)	(112,636)	(84,622)	(72,183)
Other comprehensive (loss) income, net of tax	(3,777)	507	(6,300)	(1,890)

Comprehensive loss	$(201,415)	$(112,129)	$(90,922)	$(74,073)

The Notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

Condensed Consolidated Statement of Changes in Equity (unaudited)

Residential Capital, LLC

(Debtors-in-Possession)

($ in thousands)	Member’s interest	Accumulated deficit	Accumulated other comprehensive loss	Total equity
Balance at January 1, 2011	$11,324,371	$(10,434,497)	$(43,710)	$846,164
Net loss	—	(72,183)	—	(72,183)
Other comprehensive loss, net of tax	—	—	(1,890)	(1,890)

Balance at June 30, 2011	$11,324,371	$(10,506,680)	$(45,600)	$772,091

Balance at January 1, 2012	$11,433,776	$(11,279,560)	$(61,866)	$92,350
Net loss	—	(84,622)	—	(84,622)
Capital contribution	322,186	—	—	322,186
Other comprehensive loss, net of tax	—	—	(6,300)	(6,300)

Balance at June 30, 2012	$11,755,962	$(11,364,182)	$(68,166)	$323,614

The Notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

Condensed Consolidated Statement of Cash Flows (unaudited)

Residential Capital, LLC

(Debtors-in-Possession)

Six months ended June 30, ($ in thousands)	2012	2011
Operating activities
Net loss	$(84,622)	$(72,183)
Reconciliation of net income to net cash (used in) provided by operating activities
Depreciation and amortization	19,897	13,802
Accretion of deferred concession	(38,308)	(50,048)
Provision for loan losses	(342)	6,687
Gain on mortgage loans, net	(172,599)	(101,126)
Net (gain) loss on other assets	(6,505)	2,740
Change in fair value of mortgage servicing rights	229,528	94,456
Originations and purchases of mortgage loans held–for–sale	(14,202,902)	(28,738,505)
Proceeds from sales and repayments of mortgage loans held–for–sale	13,747,861	28,374,835
Net change in
Deferred income taxes	4,007	(6,552)
Accounts receivable	594,307	497,225
Other assets	5,814,032	303,352
Other liabilities	(6,012,436)	76,795

Net cash (used in) provided by operating activities	(108,082)	401,478

Investing activities
Net (increase) decrease in commercial finance receivables and loans	(1,413)	21,642
Net decrease in consumer mortgage finance receivables and loans	181,676	339,573
Net decrease in investments in real estate and other	—	4,020
Proceeds from sales of foreclosed and owned real estate	37,485	74,794
Proceeds from sale of business unit, net (a)	(80,896)	—
Net decrease in restricted cash	201,964	1,036
Other, net	20,373	(18,864)

Net cash provided by investing activities	359,189	422,201

Financing activities
Net increase (decrease) in borrowings from Affiliates	140,315	(265,572)
Repayments of collateralized borrowings in securitization trusts	(161,116)	(267,450)
Proceeds from debtor-in-possession credit facilities	1,364,905	—
Proceeds from other borrowings	1,034,096	596,489
Repayments of other borrowings	(1,962,216)	(909,093)

Net cash provided by (used in) financing activities	415,984	(845,626)
Effect of changes in foreign exchange rates on cash and cash equivalents	(11,764)	14,209

Net increase in cash and cash equivalents	655,327	(7,738)
Cash and cash equivalents at January 1,	618,699	672,204

Cash and cash equivalents at June 30,	$1,274,026	$664,466

(a)	Proceeds include cash and cash equivalents of $80.9 million related to the business unit at the time of disposition.

The Notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

Condensed Consolidated Statement of Cash Flows (unaudited)

Residential Capital, LLC

(Debtors-in-Possession)

Six months ended June 30, ($ in thousands)	2012	2011
Supplemental disclosures
Cash paid for
Interest	$60,133	$293,489
Income taxes	412	27,950
Reorganization items
Professional fees	4,378	—
Debt issuance costs	56,506	—
DIP commitment fees	67	—
Non cash items
Mortgage loans held–for–sale transferred to consumer finance receivables and loans	591	4,280
Consumer finance receivables and loans transferred to mortgage loans held–for–sale	40,407	74,732
Consumer finance receivables and loans transferred to other assets	5,668	8,556
Mortgage loans held–for–sale transferred to other assets	12,148	24,246
Mortgage loans held–for–sale transferred to accounts receivable	652,700	345,097
Mortgage servicing rights recognized upon the transfer of financial assets	14,680	29,469
Capital contributions through forgiveness of borrowings	196,500	—
Capital contribution through forgiveness of the MSR total return swap liability	125,686	—
Other disclosures
Proceeds from sales and repayments of consumer finance receivables and loans originally designated as mortgage loans held–for–sale	$68,182	$79,751

The Notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

1. Description of Business, Basis of Presentation and Changes in Significant Accounting Policies

Residential Capital, LLC (ResCap, Company, we, our, or us) is a non-consolidated wholly owned subsidiary of GMAC Mortgage Group, LLC (GMAC Mortgage Group), which is a wholly owned subsidiary of Ally Financial Inc. (Ally Inc.).

Our operations are principally conducted through our subsidiaries GMAC Mortgage, LLC (GMAC Mortgage) and Residential Funding Company, LLC (RFC). We broker, originate, purchase, sell, securitize and service residential mortgage loans in the United States. We broker virtually all of our loan production from our origination channels to Ally Bank, a wholly owned subsidiary of Ally Inc. Substantially all of our loan purchases are from Ally Bank. Prior to May 1, 2012, we purchased primarily agency eligible and government insured or guaranteed loans from Ally Bank under the terms of a Master Mortgage Loan Purchase and Sale Agreement (MMLPSA). Effective May 1, 2012, the MMLPSA was amended and restated (Amended MMLPSA). Under the terms of the Amended MMLPSA, we are obligated to purchase all Federal Housing Administration (FHA) and Department of Veterans Affairs (VA) loans eligible for inclusion in securitizations guaranteed by the Government National Mortgage Association (GNMA or Ginnie Mae) originated or purchased by Ally Bank. Effective May 1, 2012, we no longer purchase Federal National Mortgage Association (Fannie Mae) or Federal Home Loan Mortgage Corporation (Freddie Mac) eligible loans originated or purchased by Ally Bank. (Fannie Mae, Freddie Mac and Ginnie Mae are collectively referred to as the GSEs). Loans are originated or purchased in conformity with the underwriting guidelines of the FHA and VA and are generally sold to securitizations guaranteed by Ginnie Mae. See Note 22—Related Party Transactions for additional information.

Our legacy business includes non-conforming domestic and international residential mortgage loan originations, purchases, sales and securitization activities; our captive mortgage reinsurance portfolio; and our domestic and international commercial lending activities. The remaining legacy portfolios, which include limited international operations in Canada and the United Kingdom, are being run-off, with periodic asset sales, workouts or other strategic disposition transactions to maximize our return.

Bankruptcy Proceedings

On May 14, 2012 (the Petition Date), ResCap and certain of its wholly owned subsidiaries (collectively, the Debtors) filed voluntary petitions (Chapter 11 Cases) for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (Bankruptcy Court). Our Chapter 11 Cases were consolidated for the purpose of joint administration. The Chapter 11 Cases were filed in response to the continuing adverse economic climate, particularly in the residential mortgage industry, which adversely impacted our results of operations, cash flows and liquidity over the past several years. Factors contributing to our Chapter 11 Cases include (i) the magnitude of the Debtors’ potential liability for breaches of representations and warranties made in connection with loan sales, as well as the significant time and defense costs in respect of litigation claims alleged with respect to such loan sales, irrespective of the Debtors’ substantial defenses, (ii) the overwhelming debt burden combined with near-term maturities of credit facilities and (iii) continuing volatility in the interest rate markets, affecting the Debtors’ ability to hedge the value of their mortgage servicing rights and to comply with their financial covenants. The Company had also been heavily dependent on Ally Inc. for capital and liquidity support. Ally Inc. had indicated that it would not continue any such support and would not extend the maturity dates of its various credit facilities with us. As a result, we did not expect to be able to satisfy all of its obligations as they came due.

As a result of the Chapter 11 Cases, Ally Inc. has determined that it no longer has control or significant influence over the operating decisions of the Debtors, and it does not expect to regain control or significant influence over the Debtors under any reorganization plan. Therefore, effective May 14, 2012, we were deconsolidated from the Ally Inc. financial statements.

The filing of the Chapter 11 Cases constituted an event of default or otherwise triggered accelerated repayment obligations under all of our pre-petition debt obligations. Under chapter 11, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect pre-petition indebtedness or to exercise control over the property of the debtor’s estate. Absent an order of the Bankruptcy Court, certain of the Debtors’ pre-petition liabilities are subject to settlement under the plan of reorganization.

The Bankruptcy Court has approved our continuing operation of our primary business activities, including originating, purchasing, selling, securitizing and servicing residential mortgage loans. The Bankruptcy Court has also approved our payment of certain pre-petition liabilities, including taxes, employee related liabilities, and other obligations related to our operations.

As part of the Chapter 11 Cases, the Debtors are seeking approval of the sale of substantially all of their assets. The Debtors have also entered into agreements with Ally Inc. and its subsidiaries, other than the Debtors (collectively, the Ally Group Settlement Agreement) and certain creditor constituencies providing for the terms of a prearranged chapter 11 plan (the Plan),

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

which those parties would support. Any plan filed in connection with the Chapter 11 Cases, and all motions related to the Chapter 11 Cases, are subject to approval by the Bankruptcy Court. See Note 2—Voluntary Reorganization Under Chapter 11 for additional information related to our Chapter 11 Cases.

While we believe the elements of a successful reorganization plan are in place, there can be no assurances that we will ultimately execute consistent with the sale agreements or that the Bankruptcy Court will approve any sale agreements or the Plan. As a result, there continues to be substantial doubt about our ability to continue as a going concern.

Consolidation and Basis of Presentation

The accompanying Condensed Consolidated Financial Statements were prepared on a going concern basis. We believe this is appropriate while we are under bankruptcy protection as we believe we have sufficient liquidity to fund our ongoing operations through various Debtor-in-possession credit facilities and no plan of liquidation has been committed to or approved. The Condensed Consolidated Financial Statements include our accounts and accounts of our majority-owned subsidiaries after eliminating all significant intercompany balances and transactions and include all variable interest entities (VIEs) in which we are the primary beneficiary.

Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and that affect income and expenses during the reporting period. In developing the estimates and assumptions, management did not provide for or reflect the terms of the Plan, the Ally Group Settlement Agreement, any sale agreements or any other settlement agreements that have yet to be approved by the Bankruptcy Court. In developing the estimates and assumptions, management uses all available evidence; however, actual results could differ because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes.

The Condensed Consolidated Financial Statements at June 30, 2012 and for the three and six months ended June 30, 2012 and 2011, are unaudited but reflect all adjustments that are, in management’s opinion, necessary for the fair presentation of the results for the interim periods presented. All such adjustments are of a normal recurring nature. These unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements, and the related notes, for the year ended December 31, 2011.

We operate our international subsidiaries in a similar manner as we operate in the United States of America (US or United States), subject to local laws or other circumstances that may cause us to modify our procedures. The financial statements of subsidiaries that operate outside of the United States are measured using the local currency as the functional currency. All assets and liabilities of foreign subsidiaries are translated into US dollars using the period end exchange rates. The resulting translation adjustments are recorded in accumulated other comprehensive income, a component of equity. Income and expense items are translated at average exchange rates prevailing during the reporting period.

Debtor-in-Possession Accounting

As a result of the Chapter 11 Cases, we have applied the provisions of ASC 852, Reorganizations, which does not ordinarily change the application of GAAP with respect to the preparation of our financial statements. It does, however, require that financial statements for periods including and subsequent to our Chapter 11 Cases distinguish between transactions and events that are directly associated with the reorganization proceedings and the ongoing operations of the business, as well as additional disclosures.

Effective May 14, 2012, liabilities subject to compromise in our Chapter 11 Cases are distinguished from fully secured liabilities not expected to be compromised and from post-petition liabilities in our Condensed Consolidated Balance Sheet. Where there is uncertainty about whether a secured claim is undersecured or will be impaired under the Plan, we have classified the entire amount of the claim as a liability subject to compromise. We ceased accruing contractual interest and amortizing deferred issuance costs and deferred concessions related to pre-petition debt obligations that are subject to compromise. Such liabilities are reported at historic carrying value or the amount of the allowed claim, even if we expect them to settle for lesser amounts. These claims remain subject to future adjustments which may result from negotiations, actions of the Bankruptcy Court, disputed claims, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim or other events. Changes in the carrying value of liabilities subject to compromise in connection with actions of the Bankruptcy Court will be recorded as reorganization items on our Condensed Consolidated Statement of Comprehensive Income.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Revenues, expenses (including professional fees and Debtor-in-possession facility fees), realized gains and losses, and provisions for losses resulting from the reorganization are reported separately on our Condensed Consolidated Statement of Comprehensive Income. We expensed as incurred the costs associated with our post-petition Debtor-in-possession credit facilities. We will report reorganization items separately within the operating, investing and financing categories of the Condensed Consolidated Statement of Cash Flows.

Recently Adopted Accounting Standards

Fair Value Measurement—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASU 2011-04)

As of January 1, 2012, we adopted Accounting Standards Update (ASU) 2011-04, which amends ASC 820, Fair Value Measurements. The amendments in this ASU clarify how to measure fair value and contain new disclosure requirements to provide more transparency into Level 3 fair value measurements. ASU 2011-04 is intended to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The ASU must be applied prospectively. The adoption did not have a material impact to our consolidated financial condition or results of operations.

Recently Issued Accounting Standards

Balance Sheet—Disclosures about Offsetting Assets and Liabilities (ASU 2011-11)

In December 2011, the Financial Accounting Standards Board (FASB) issued ASU 2011-11, which amends ASC 210, Balance Sheet. This ASU contains new disclosure requirements regarding the nature of an entity’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. The new disclosures will give financial statement users information about both gross and net exposures. ASU 2011-11 is effective for us on January 1, 2013, and retrospective application is required. Since the guidance relates only to disclosures, adoption is not expected to have a material effect on our consolidated financial condition or results of operations.

2. Voluntary Reorganization Under Chapter 11

Operation and Implication of the Chapter 11 Cases

Under section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect indebtedness incurred prior to the petition date or to exercise control over property of the debtor. Accordingly, although commencement of the Chapter 11 Cases triggered defaults on all of our pre-petition debt obligations, we believe creditors are stayed from taking any actions as a result of such defaults. As a result of the Chapter 11 Cases, the realization of assets and the satisfaction of liabilities are subject to uncertainty. As debtors-in-possession under the Bankruptcy Code we may, subject to approval of the Bankruptcy Court, sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in our Condensed Consolidated Financial Statements.

As part of our first day motions, filed on the Petition Date and subsequently approved by the Bankruptcy Court, the Debtors received approval to pay or otherwise honor certain pre-petition obligations generally designed to stabilize the Debtors’ operations, including certain employee wages and benefit obligations, cash management, tax matters, loan originations and servicing and payment of pre-petition claims of certain vendors deemed critical to the Debtors’ ongoing business. We have retained, subject to Bankruptcy Court approval, legal and financial professionals to advise us on our Chapter 11 Cases and certain other professionals to provide services and advice to the Debtors in the ordinary course of business. From time to time, the Debtors have and will seek Bankruptcy Court approval to retain additional professionals.

The Debtors expect to seek Bankruptcy Court approval in connection with key employee retention and compensation plans, among others, as our Chapter 11 Cases progress. Until any such plans are approved, we do not recognize any financial statement impacts.

The US Trustee for the Southern District of New York has appointed an official committee of unsecured creditors (UCC). The UCC and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court affecting the Debtors.

On June 28, 2012, the Bankruptcy Court signed an order to appoint an examiner, who was appointed on July 3, 2012, to investigate the pre-petition activities of the Debtors and Ally Inc. and its subsidiaries and affiliates and the proposed Ally Group Settlement Agreement. The examiner has indicated the investigation will take six months to complete. The Bankruptcy Court will consider the final examiner’s report prior to confirmation of any plan.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

We have incurred significant costs associated with the Chapter 11 Cases and will continue to incur costs until such time as the asset sales are completed, proceeds are distributed to our creditors and other requirements for wind down and liquidation are completed.

Debtor-in-Possession Credit Agreements

On May 15, 2012, the Debtors obtained Bankruptcy Court interim approval of a fully committed $1.45 billion superpriority senior secured debtor-in-possession credit facility (DIP) arranged by Barclays Bank PLC, between and among GMAC Mortgage Borrower LLC and RFC Borrower LLC (collectively, the DIP Borrowers), and ResCap, GMAC Mortgage, RFC and certain other subsidiaries of ResCap (collectively, the DIP Guarantors), Barclays Bank PLC, as administrative agent, and other lenders that from time to time may become party thereto. The DIP Borrowers and DIP Guarantors are all Debtors. Pursuant to the terms of the DIP, the $1.45 billion facility consists of three tranches: $1.06 billion of A-1 term notes, $200.0 million of A-2 term notes and a $190.0 million revolver. The DIP was approved by the Bankruptcy Court on June 25, 2012. See Note 11—Borrowings for additional information.

The DIP termination date is the earliest of 18 months from May 16, 2012 (the DIP closing date), the substantial consummation of a reorganization plan for any Debtor that is confirmed pursuant to an order entered by the Bankruptcy Court, or in the event of acceleration and termination of the commitment. The DIP may be accelerated and terminated for, among other reasons, failure to pay when due any principal or interest under the DIP or any other obligations with respect to post-petition indebtedness, subject to cure and grace periods, failure to cure any borrowing base or collateral shortfall, any material suspension of the Debtors business operations and the dismissal or conversion of the Debtors cases to chapter 7 of the Bankruptcy Code.

We are required to maintain consolidated liquidity of (i) not less than $250.0 million in the aggregate for four consecutive days and (ii) not less than $75.0 million in the aggregate at any time. We are also required to maintain a minimum of $50.0 million in certain bank accounts that are maintained as collateral for the DIP. As of June 30, 2012, we are in compliance with these requirements.

The DIP proceeds can be used, in each case in accordance with the approved DIP budget, to repay in full certain indebtedness outstanding as of the Petition Date (the Pre-Petition Refinanced Facilities), to pay the fees, costs and expenses incurred in connection with the DIP, and for general corporate purposes. There are limitations on the use of DIP proceeds, including restrictions in connection with investigations, initiation or prosecution of any claims against any party to the DIP or holder of obligations of the Pre-Petition Refinanced Facilities, making any pre-petition payments, except as authorized by the Bankruptcy Court and in accordance with the approved DIP budget, or for any purpose that could materially or adversely modify or compromise the rights of any party to the DIP or which would result in the occurrence of an event of default. In addition to certain customary obligations, the DIP requires us to provide certain reports, including periodic budget reports, periodic cash sources and uses of funds reports, periodic cash flow forecasts and borrowing base and collateral reports.

On May 25, 2012, ResCap, GMAC Mortgage and RFC along with certain other guarantor affiliates, completed an amendment to the Amended and Restated Ally Inc. Line of Credit (LOC) to provide up to $220.0 million of post-petition debtor-in-possession financing (Ally DIP), provided that the aggregate amount of the pre- and post-petition draws under the LOC and Ally DIP (plus any unpaid interest, expenses, or other costs payable thereunder) may not exceed $600.0 million; and provided further, any borrowings in excess of $200.0 million shall be made at Ally Inc.’s sole discretion. The Debtors can use $150.0 million of the proceeds from the Ally DIP solely for the post-petition purpose of repurchasing FHA and VA loans from GNMA securitizations in connection with delinquency triggers applicable to GMAC Mortgage under Chapter 18 of the Ginnie Mae Guide, to effect foreclosures, conveyances or other normal course loss mitigation activities and to allow for trial loan modifications under programs implemented by the Debtors. The Debtors can use $50.0 million of the proceeds from the Ally DIP, subject to the limitations noted above, for general corporate purposes.

Cash Collateral Requirements

In connection with our Chapter 11 Cases, we are required to manage cash in accordance with various orders of the Bankruptcy Court. As such, certain cash received by the Debtors must now be segregated and held as cash collateral in bank accounts specific to certain secured creditors (Islands). The segregation of cash receipts among the Islands is determined by the origin of the cash receipt, i.e., cash is allocated to Islands based upon the facility to which the related asset is pledged. Cash collateral for each Island can be used only in accordance with the terms of the cash collateral orders with each of our respective secured creditors. The Debtors may also use additional unencumbered cash (including any proceeds of certain unencumbered assets) to fund their operations. Ongoing expenses incurred by the Debtors not specifically allocated to a particular Island are funded pro-rata with cash from the Islands based on each Island’s respective asset collateral base.

As a result of the above cash collateral requirements, the Debtors’ ability to use cash to fund operations is limited.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Stalking Horse Agreements

As part of our Chapter 11 Cases the Debtors filed a motion with the Bankruptcy Court, for, among other things, authority to sell substantially all of their assets pursuant to Section 363 of the Bankruptcy Code, to establish bidding procedures to permit higher and better bids, setting a date for an auction should such bids be received, and setting a hearing date for the approval of the sale of the assets to the winning bidder(s).

On May 13, 2012, as amended and restated on June 28, 2012, ResCap, together with certain of its subsidiaries, entered into an Asset Purchase Agreement with Nationstar Mortgage LLC (Nationstar) (the Platform Stalking Horse Bid). The assets being sold in the Platform Stalking Horse Bid consist of the Debtors’ mortgage origination and servicing business and certain other mortgage-related assets; Nationstar is also assuming certain specified liabilities. In connection with the Platform Stalking Horse Bid, Nationstar made a $72.0 million deposit into an escrow account, which can either be applied to the purchase price or released to one of the parties in accordance with the Deposit Escrow Agreement. In the event the Platform Stalking Horse Bid is terminated, under certain circumstances we are obligated to pay a break-up fee of $24.0 million to Nationstar.

On June 28, 2012, ResCap, together with certain of its subsidiaries, entered into an Asset Purchase Agreement with Berkshire Hathaway Inc. (Berkshire) (the Legacy Portfolio Stalking Horse Bid). The assets being sold in the Legacy Portfolio Stalking Horse Bid consist of mortgage loans held-for sale and other retained financial assets. In the event the Legacy Portfolio Stalking Horse Bid is terminated, under certain circumstances we are obligated to pay a break-up fee of $10.0 million to Berkshire.

The remaining assets of the Debtors are expected to be sold, wound down, or otherwise liquidated over time. Auctions for the assets of the Debtors are expected to be conducted in the fourth quarter of 2012. It is possible that parties other than Nationstar and Berkshire will ultimately purchase our assets and/or business operations.

Reorganization Plan and Related Settlements

The Debtors intend to seek Bankruptcy Court approval of a Chapter 11 plan of reorganization that will include the Ally Group Settlement Agreement under which, in exchange for certain releases, Ally Inc. will, among other things, make a cash contribution to the Debtors’ estate of $750.0 million, and provide a post-petition debtor-in-possession financing facility of up to $220.0 million through an amendment to the LOC. Ally Inc. has also agreed to assume obligations under the Debtors’ pension plan, enter into a transition services agreement, and continue to provide indemnification of ResCap’s current directors and officers. This settlement provides for the release of all existing or potential causes of action between Ally Inc. and the Debtors, as well as a release of all existing or potential ResCap-related causes of action against Ally Inc. held by third parties. The Ally Group Settlement Agreement is subject to approval by the Bankruptcy Court.

The Debtors have obtained support for the Plan from a portion of the holders of ResCap’s outstanding junior secured notes. In addition, institutional investors and trustees in residential mortgage-backed securities issued by us and holding more than 25% of at least one class in each of 336 securitizations have agreed to support the Plan as part of a proposed settlement whereby the holders of such claims will be allowed a general unsecured claim of up to $8.7 billion. These 336 securitizations (out of a total of 392 outstanding securitizations with an original unpaid principal balance of $221.0 billion) have an aggregate original unpaid principal balance of more than $189.0 billion.

We have failed to satisfy certain milestone requirements in the plan support agreements (PSAs) with our junior secured note holders and Ally Inc., which relieves these parties of their obligations to perform under their PSAs. Notwithstanding this, to date, neither the junior secured note holders nor Ally Inc. has terminated its PSA.

In connection with our Chapter 11 Cases, the Debtors will continue to negotiate settlement agreements, where appropriate, all of which will be subject to the approval of the Bankruptcy Court. A hearing on the proposed settlements is expected to occur in the fourth quarter of 2012. There can be no assurances that the Plan or the proposed settlements will be approved by the Bankruptcy Court.

Pre-Petition Claims

On June 30, 2012, the Debtors filed statements and schedules with the Bankruptcy Court setting forth the assets and liabilities of each of the Debtors as of the Petition Date. The Bankruptcy Court will ultimately approve an order setting the Bar Date in our Chapter 11 Cases. The Bar Date is the legal deadline by which any creditor must file a proof of claim in the Chapter 11 Cases. The Bankruptcy Court will ultimately determine liability amounts, if any, that will be allowed for all claims.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

3. Condensed Combined Debtor-in-Possession Financial Information

Following are the Condensed Consolidating Balance Sheet as of June 30, 2012 and the Condensed Consolidating Statements of Comprehensive Income and Cash Flows for the period May 14, 2012 (the Petition Date) through June 30, 2012. These Condensed Consolidating Financial Statements are presented on the same basis as the accompanying Condensed Consolidated Financial Statements. Non-debtor entities include certain special purpose entities consolidated on our Condensed Consolidated Financial Statements in accordance with GAAP, our international subsidiaries and our captive reinsurance subsidiary. See Note 7—Securitizations and Variable Interest Entities for additional information.

	Condensed Consolidating Balance Sheet
June 30, 2012 ($ in thousands)	Debtors		Non-Debtors	Eliminations	Consolidated
Assets
Cash and cash equivalents	$1,230,793		$43,233	$—	$1,274,026
Mortgage loans held–for–sale	4,174,800		8	—	4,174,808
Finance receivables and loans, net
Consumer	581,049		148,343	—	729,392
Commercial	—		1,283	—	1,283
Allowance for loan losses	—		(8,140)	—	(8,140)

Total finance receivables and loans, net	581,049		141,486	—	722,535
Mortgage servicing rights	1,018,259		—	—	1,018,259
Accounts receivable, net	3,102,494		7,789	(833)	3,109,450
Other assets	405,223	(a)	150,862	(142,543)	413,542

Total assets	$10,512,618		$343,378	$(143,376)	$10,712,620

Liabilities
Liabilities not subject to compromise:
Borrowings
Debtor-in-possession credit facilities	$1,364,905		$—	$—	$1,364,905
Borrowings from Affiliates	1,133,078		2,798	(2,697)	1,133,179
Collateralized borrowings in securitization trusts	549,498		—	—	549,498
Other borrowings	200,999		122,216	—	323,215

Total borrowings	3,248,480		125,014	(2,697)	3,370,797
Other liabilities	2,686,642	(b)	141,394	(24,793)	2,803,243

Total liabilities not subject to compromise	5,935,122		266,408	(27,490)	6,174,040
Liabilities subject to compromise	4,253,882	(c)	—	(38,916)	4,214,966

Total liabilities	10,189,004		266,408	(66,406)	10,389,006
Equity
Member’s interest	11,755,962		3,907,465	(3,907,465)	11,755,962
Accumulated (deficit) earnings	(11,364,182)		(3,826,956)	3,826,956	(11,364,182)
Accumulated other comprehensive (loss) income	(68,166)		(3,538)	3,538	(68,166)

Total equity	323,614		76,971	(76,971)	323,614

Total liabilities and equity	$10,512,618		$343,379	$(143,377)	$10,712,620

a)	Includes $23.2 million of receivables from non-debtors at June 30, 2012.
b)	Includes $0.8 million in payables to non-debtors at June 30, 2012.
c)	Includes $38.9 million in payables to non-debtors at June 30, 2012.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

	Condensed Consolidating Statement of Comprehensive Income For the period May 14, 2012 through June 30, 2012
($ in thousands)	Debtors	Non-Debtors	Eliminations	Consolidated
Revenue
Interest income	$41,207	$1,480	$(188)	$42,499
Interest expense	27,367	2,477	(188)	29,656

Net financing revenue	13,840	(997)	—	12,843
Other revenue
Servicing fees	81,763	26	—	81,789
Servicing asset valuation and hedge activities, net	(112,802)	—	—	(112,802)

Total servicing income, net	(31,039)	26	—	(31,013)
Gain on mortgage loans, net	18,519	(221)	—	18,298
Gain on foreclosed real estate	904	—	—	904
Other revenue, net	10,233	2,688	1,044	13,965

Total other revenue	(1,383)	2,493	1,044	2,154

Total net revenue	12,457	1,496	1,044	14,997
Provision for loan losses	(121)	(111)	—	(232)
Noninterest expense
Representation and warranty expense, net	29,211	—	—	29,211
Mortgage fines and penalties	(76,824)	—	—	(76,824)
Compensation and benefits	55,862	—	—	55,862
Professional fees	13,915	70	—	13,985
Data processing and telecommunications	6,514	28	—	6,542
Occupancy	1,688	—	—	1,688
Other noninterest expense, net	16,018	1,666	760	18,444

Total noninterest expense	46,384	1,764	760	48,908

Gain (loss) from continuing operations before reorganization items and income taxes	(33,806)	(157)	284	(33,679)
Reorganization items	79,812	—	—	79,812

Gain (loss) from continuing operations before income taxes	(113,618)	(157)	284	(113,491)
Income tax expense	2,415	—	—	2,415

Net gain (loss) from continuing operations	(116,033)	(157)	284	(115,906)
Income from discontinued operations, net of tax	—	(127)	—	(127)

Net gain (loss)	(116,033)	(284)	284	(116,033)
Other comprehensive income, net of tax	(6,300)	—	—	(6,300)

Comprehensive income	$(122,333)	$(284)	$284	$(122,333)

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

	Condensed Consolidating Statement of Cash Flows For the period May 14, 2012 through June 30, 2012
($ in thousands)	Debtors	Non-Debtors	Eliminations	Consolidated
Operating activities
Net (loss) income	$(116,034)	$(284)	$284	$(116,034)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	2,117	805	—	2,922
Provision for loan losses	(121)	(111)	—	(232)
Loss (gain) on mortgage loans, net	(18,519)	221	—	(18,298)
Net gain on other assets	(90)	(195)	—	(285)
Change in fair value of mortgage servicing rights	112,988	—	—	112,988
Originations and purchases of mortgage loans held–for–sale	(639,374)	(20)	—	(639,394)
Proceeds from sales and repayments of mortgage loans held–for–sale	573,529	—	—	573,529
Net change in
Deferred income taxes	—	—	—	—
Accounts receivable	1,777,617	1,964	(40)	1,779,541
Other assets	(72,820)	(39,412)	58,184	(54,048)
Other liabilities	(2,012,652)	493,238	(63,703)	(1,583,117)

Net cash (used in) provided by operating activities	(393,359)	456,206	(5,275)	57,572

Investing activities
Net decrease in commercial finance receivables and loans	37	557	—	594
Net decrease in consumer mortgage finance receivables and loans	57,379	4,553	—	61,932
Proceeds from sales of repossessed, foreclosed and owned real estate	8,230	—	—	8,230
Net decrease (increase) in restricted cash	(625)	206,674	—	206,049
Other, net	(134)	68	—	(66)

Net cash provided by investing activities	64,887	211,852	—	276,739

Financing activities
Net (decrease) increase in borrowings from Affiliates	(252,713)	(85)	2,849	(249,949)
Repayments of collateralized borrowings in securitization trusts	(49,425)	—	—	(49,425)
Proceeds from debtor-in-possession credit facilities	1,364,905	—	—	1,364,905
Proceeds from other borrowings	36,022	3,257	—	39,279
Repayments of other borrowings	(21,469)	(671,089)	—	(692,558)

Net cash provided by (used in) financing activities	1,077,320	(667,917)	2,849	412,252
Effect of changes in foreign exchange rates on cash and cash equivalents	4,857	(19,575)	2,426	(12,292)

Net increase (decrease) in cash and cash equivalents	753,705	(19,434)	—	734,271
Cash and cash equivalents at May 13, 2012	477,087	62,668	—	539,755

Cash and cash equivalents at June 30, 2012	$1,230,792	$43,234	$—	$1,274,026

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

4. Discontinued Operations

On May 11, 2012, RFC and its wholly owned subsidiary GMAC RFC Auritec, S.A. sold all of the outstanding ordinary Class I and Class II shares of GMAC Financiera, S. A. de C.V., SOFOM, ENR (GMAC Financiera) to a third party for $100 and a full, irrevocable and unconditional release and termination of guarantees by ResCap and certain of its subsidiaries related to $124.3 million medium-term notes issued by GMAC Financiera. We recognized a gain of $19.7 million upon completion of the sale. The gain is recorded in net income (loss) from discontinued operations on our Condensed Consolidated Statement of Comprehensive Income.

The associated operations and cash flows have been eliminated from our operations, and we do not have any continuing involvement in GMAC Financiera. For all periods presented, the operating results were removed from continuing operations and are presented separately as discontinued operations, net of tax. The Notes to our Condensed Consolidated Financial Statements were adjusted to exclude discontinued operations.

Selected financial information for these discontinued operations are summarized below.

	Three months ended June 30,		Six months ended June 30,
($ in thousands)	2012	2011	2012	2011
Total net revenue	$19,855	$(3,330)	$17,350	$(3,952)
Provision for loan losses	(392)	3,081	(107)	2,854
Noninterest expense	795	2,700	633	3,570

Income (loss) before income taxes including direct costs to transact a sale	19,452	(9,111)	16,824	(10,376)
Income tax benefit (expense)	—	4,950	(136)	513

Net income (loss) from discontinued operations	$19,452	$(4,161)	$16,688	$(9,863)

5. Mortgage Loans Held–for–Sale

The composition of residential mortgage loans held–for–sale reported at carrying value, were as follows.

	June 30, 2012			December 31, 2011
($ in thousands)	Domestic (a) (b)	Foreign	Total	Domestic (a) (b)	Foreign	Total
1st Mortgage	$3,487,766	$12,433	$3,500,199	$3,497,392	$12,011	$3,509,403
Home equity	674,609	—	674,609	740,222	—	740,222

Total loans held–for–sale (c)	$4,162,375	$12,433	$4,174,808	$4,237,614	$12,011	$4,249,625

(a)	Includes mortgage loans subject to conditional repurchase options of $2.2 billion and $2.3 billion sold to Ginnie Mae guaranteed securitizations and $94.6 million and $105.8 million sold to off-balance sheet private-label securitization trusts at June 30, 2012 and December 31, 2011, respectively. The corresponding liability is recorded in other liabilities. See Note 7—Securitizations and Variable Interest Entities for additional information.
(b)	Includes mortgage loans for which we have elected the fair value option of $44.3 million and $57.0 million at June 30, 2012 and December 31, 2011 respectively. See Note 18—Fair Value for additional information.
(c)	The carrying values are net of discounts of $313.9 million and $313.1 million, fair value adjustments of $(33.0) million and $(28.0) million, lower of cost or fair value adjustments of $48.9 million and $60.2 million, and unpaid principal balance (UPB) write-downs of $1.4 billion and $1.5 billion at June 30, 2012 and December 31, 2011, respectively.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

6. Finance Receivables and Loans, Net

The composition of finance receivables and loans, net reported at carrying value before allowance for loan losses, were as follows.

	June 30, 2012			December 31, 2011
($ in thousands)	Domestic	Foreign	Total	Domestic	Foreign	Total
Consumer
1st Mortgage	$126,138	$1,299	$127,437	$130,024	$256,494	$386,518
Home equity	601,955	—	601,955	636,212	—	636,212

Total consumer (a) (b)	728,093	1,299	729,392	766,236	256,494	1,022,730

Commercial
Commercial and industrial	—	—	—	—	23,860	23,860
Commercial real estate	—	1,283	1,283	—	14,157	14,157

Total commercial	—	1,283	1,283	—	38,017	38,017

Total finance receivables and loans	$728,093	$2,582	$730,675	$766,236	$294,511	$1,060,747

(a)    Consumer mortgages include $581.0 million and $835.2 million at fair value as a result of fair value option elections as of June 30, 2012 and December 31,

         2011, respectively. See Note 18—Fair Value for additional information.

(b)    The gross carrying value is net of fair value adjustments of $1.3 billion and $1.6 billion and UPB write-downs of $0.0 million and $8.0 million at June 30, 2012 and December 31, 2011, respectively.

The following tables present the activity in the allowance for loan losses on finance receivables and loans, net.

	2012			2011
Three months ended June 30, ($ in thousands)	Consumer	Commercial	Total	Consumer	Commercial	Total
Allowance at April 1,	$12,183	$16,605	$28,788	$16,961	$17,453	$34,414
Provision for loan losses
From continuing operations	816	429	1,245	(338)	(1,688)	(2,026)
From discontinued operations	—	(392)	(392)	2,153	928	3,081
Charge-offs
Domestic	(1,492)	—	(1,492)	(1,536)	—	(1,536)
Foreign	(270)	(1,219)	(1,489)	(2,159)	(11,589)	(13,748)

Total charge-offs	(1,762)	(1,219)	(2,981)	(3,695)	(11,589)	(15,284)

Recoveries
Domestic	—	135	135	1,516	47	1,563
Foreign	—	(164)	(164)	—	2,068	2,068

Total recoveries	—	(29)	(29)	1,516	2,115	3,631

Net charge-offs	(1,762)	(1,248)	(3,010)	(2,179)	(9,474)	(11,653)
Sale of business unit	(3,097)	(15,394)	(18,491)	—	—	—

Allowance at June 30,	$8,140	$—	$8,140	$16,597	$7,219	$23,816

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Six months ended June 30,	2012			2011
($ in thousands)	Consumer	Commercial	Total	Consumer	Commercial	Total
Allowance at January 1,	$13,638	$14,978	$28,616	$17,681	$25,129	$42,810
Provision for loan losses
From continuing operations	268	(610)	(342)	(154)	3,987	3,833
From discontinued operations	—	(107)	(107)	2,415	439	2,854
Charge-offs
Domestic	(2,615)	—	(2,615)	(3,748)	—	(3,748)
Foreign	(154)	108	(46)	(2,376)	(26,169)	(28,545)

Total charge-offs	(2,769)	108	(2,661)	(6,124)	(26,169)	(32,293)

Recoveries
Domestic	100	330	430	2,779	984	3,763
Foreign	—	695	695	—	2,849	2,849

Total recoveries	100	1,025	1,125	2,779	3,833	6,612

Net charge-offs	(2,669)	1,133	(1,536)	(3,345)	(22,336)	(25,681)
Sale of business unit	(3,097)	(15,394)	(18,491)	—	—	—

Allowance at June 30,	$8,140	$—	$8,140	$16,597	$7,219	$23,816

Allowance for loan losses
Individually evaluated for impairment	$2,815	$—	$2,815	$3,548	$7,144	$10,692
Collectively evaluated for impairment	5,325	—	5,325	13,049	75	13,124
Finance receivables and loans
Individually evaluated for impairment	$7,877	$1,283	$9,160	$7,710	$67,173	$74,883
Collectively evaluated for impairment	140,466	—	140,466	200,363	1,133	201,496

The following table presents our past due finance receivables and loans at gross carrying value.

($ in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total
June 30, 2012
Consumer mortgage
1st Mortgage	$12,223	$5,072	$42,971	$60,266	$67,171	$127,437
Home equity	11,039	4,644	8,832	24,515	577,440	601,955

Total consumer	23,262	9,716	51,803	84,781	644,611	729,392
Commercial
Commercial and industrial	—	—	—	—	—	—
Commercial real estate	—	—	1,283	1,283	—	1,283

Total commercial	—	—	1,283	1,283	—	1,283

Total	$23,262	$9,716	$53,086	$86,064	$644,611	$730,675

December 31, 2011
Consumer mortgage
1st Mortgage	$29,730	$14,664	$158,255	$202,649	$183,869	$386,518
Home equity	13,064	6,488	11,850	31,402	604,810	636,212

Total consumer	42,794	21,152	170,105	234,051	788,679	1,022,730
Commercial
Commercial and industrial	—	—	322	322	23,538	23,860
Commercial real estate	—	1,736	12,212	13,948	209	14,157

Total commercial	—	1,736	12,534	14,270	23,747	38,017

Total	$42,794	$22,888	$182,639	$248,321	$812,426	$1,060,747

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

The following table presents the gross carrying value of our finance receivables and loans in nonaccrual status.

($ in thousands)	June 30, 2012	December 31, 2011
Consumer mortgage
1st Mortgage	$55,140	$199,702
Home equity	32,430	36,651

Total consumer	87,570	236,353
Commercial
Commercial and industrial	—	322
Commercial real estate	1,283	12,212

Total commercial	1,283	12,534

Total	$88,853	$248,887

Management performs a quarterly analysis of its consumer and commercial finance receivable and loan portfolios using a range of credit quality indicators to assess the adequacy of the allowance based on historical and current trends. Based on our allowance methodology, our credit quality indicators for consumer mortgage loans are performing and nonperforming and for commercial mortgage finance receivables and loans are pass and criticized.

The following table presents the credit quality indicators for our consumer mortgage loan portfolio at gross carrying value.

	June 30, 2012			December 31, 2011
($ in thousands)	Performing	Nonperforming	Total	Performing	Nonperforming	Total
Consumer mortgage
1st Mortgage	$72,297	$55,140	$127,437	$186,816	$199,702	$386,518
Home equity	569,525	32,430	601,955	599,561	36,651	636,212

Total consumer mortgage	$641,822	$87,570	$729,392	$786,377	$236,353	$1,022,730

The following table presents the credit quality indicators for our commercial finance receivable and loan portfolio at gross carrying value.
	June 30, 2012			December 31, 2011
($ in thousands)	Pass	Criticized (a)	Total	Pass	Criticized (a)	Total
Commercial
Commercial and industrial	$—	$—	$—	$—	$23,860	$23,860
Commercial real estate	—	1,283	1,283	209	13,948	14,157

Total commercial	$—	$1,283	$1,283	$209	$37,808	$38,017

(a)	Includes loans classified as special mention, substandard, or doubtful. These classifications are based on regulatory definitions and generally represent loans in our portfolio that are of higher default risk.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Impaired Loans and Troubled Debt Restructurings

Impaired Loans

Loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement or if the loan has been modified under a troubled debt restructuring.

The following table presents information about our impaired finance receivables and loans recorded at historical cost.

($ in thousands)	Unpaid principal balance (a)	Carrying value before allowance	Impaired with no allowance	Impaired with an allowance	Allowance for impaired loans
June 30, 2012
Consumer mortgage
1st Mortgage	$351	$351	$7	$344	$52
Home equity	7,526	7,526	184	7,342	2,763

Total consumer	7,877	7,877	191	7,686	2,815
Commercial
Commercial and industrial	—	—	—	—	—
Commercial real estate	1,301	1,283	1,283	—	—

Total commercial	1,301	1,283	1,283	—	—

Total	$9,178	$9,160	$1,474	$7,686	$2,815

December 31, 2011
Consumer mortgage
1st Mortgage	$436	$436	$—	$436	$109
Home equity	7,619	7,619	173	7,446	2,926

Total consumer	8,055	8,055	173	7,882	3,035
Commercial
Commercial and industrial	322	322	—	322	202
Commercial real estate	12,271	12,212	1,442	10,770	4,592

Total commercial	12,593	12,534	1,442	11,092	4,794

Total	$20,648	$20,589	$1,615	$18,974	$7,829

(a)	Unpaid principal balance represents the contractual principal balance adjusted for UPB write-downs on transfers or charge offs in accordance with our policy.

The following tables present information about our impaired finance receivables and loans excluding loans carried at fair value due to fair value option elections.

	2012			2011
Three months ended June 30, ($ in thousands)	Consumer	Commercial	Total	Consumer	Commercial	Total
Average balance of impaired loans	$7,996	$14,511	$22,507	$7,777	$74,659	$82,436
Interest income recognized on impaired loans	$92	$586	$678	$82	$714	$796

	2012			2011
Six months ended June 30, ($ in thousands)	Consumer	Commercial	Total	Consumer	Commercial	Total
Average balance of impaired loans	$7,995	$14,680	$22,675	$7,553	$88,706	$96,259
Interest income recognized on impaired loans	$187	$594	$781	$172	$6,288	$6,460

At June 30, 2012 and December 31, 2011, there were no commercial commitments to lend additional funds to borrowers owing receivables whose terms have been modified in a troubled debt restructuring.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Troubled Debt Restructurings

As part of our loss mitigation efforts and participation in certain governmental programs (e.g., the Making Home Affordable Program), we may offer loan modifications to borrowers experiencing financial difficulties, which are generally classified as troubled debt restructurings (TDRs). Loan modifications can include any or all of the following; principal forgiveness, maturity extensions, delinquent interest capitalization, and changes to contractual interest rates. Modifications can be either temporary or permanent. Temporary loan modifications are generally used to monitor the borrower’s ability to perform under the revised terms over a specified trial period; if the borrower performs, the temporary modification may become a permanent loan modification. Total TDRs recorded at historical cost and reported at gross carrying value are $7.9 million and $33.6 million at June 30, 2012 and December 31, 2011, respectively.

The following tables present information related to finance receivables and loans recorded at historical cost modified in connection with a troubled debt restructuring during the period.

Three months ended June 30, 2012 ($ in thousands)	Number of Loans	Pre-modification gross carrying value	Post-modification gross carrying value
Consumer mortgage
1st Mortgage	—	$—	$—
Home equity	12	437	437

Total consumer mortgage	12	$437	$437

Six months ended June 30, 2012 ($ in thousands)	Number of Loans	Pre-modification gross carrying value	Post-modification gross carrying value
Consumer mortgage
1st Mortgage	—	$—	$—
Home equity	23	944	941

Total consumer mortgage	23	$944	$941

The following tables present information related to finance receivables and loans recorded at gross carrying value that redefaulted (180 days or more delinquent) on or before the one year anniversary of being modified. The charge-off amount is determined in accordance with our charge-off policy.

Three months ended June 30, 2012 ($ in thousands)	Number of Loans	Gross carrying value	Charge-off amount
Consumer mortgage
1st Mortgage	—	$—	$—
Home equity	1	32	32

Total consumer mortgage	1	$32	$32

Six months ended June 30, 2012 ($ in thousands)	Number of Loans	Gross carrying value	Charge-off amount
Consumer mortgage
1st Mortgage	—	$—	$—
Home equity	2	42	42

Total consumer mortgage	2	$42	$42

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

7. Securitizations and Variable Interest Entities

Overview

We are involved in several types of securitization and financing transactions that utilize special–purpose entities (SPEs). A SPE is an entity that is designed to fulfill a specified limited need of the sponsor. Our principal use of SPEs is to obtain liquidity by securitizing certain of our financial assets.

The SPEs involved in securitization and other financing transactions are generally considered VIEs. VIEs are entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the ability to control the entity’s activities.

Securitizations

We provide a wide range of consumer mortgage loan products to a diverse customer base. We often securitize these loans through the use of securitization entities, which may or may not be consolidated on our Condensed Consolidated Balance Sheet. We securitize consumer mortgage loans through either the GSEs or private–label (nonagency) securitizations. For the periods presented, our consumer mortgage loans were securitized through the GSEs.

In executing a securitization transaction, we sell pools of financial assets to a separate, transaction–specific securitization entity for cash, servicing rights, and in some transactions, other retained interests. In the case of private-label securitizations, we sell the financial assets to a wholly owned bankruptcy remote SPE, which then transfers the financial assets to the transaction specific entity. The securitization entity is funded through the issuance of beneficial interests in the securitized financial assets. The beneficial interests take the form of either notes or trust certificates that are sold to investors and/or retained by us. These beneficial interests are collateralized by the transferred loans and entitle the investors to specified cash flows generated from the securitized loans. In the aggregate, these beneficial interests have the same average life as the transferred financial assets. In addition to providing a source of liquidity and cost–efficient funding, securitizing these financial assets also reduces our credit exposure to the borrowers beyond any economic interest we may retain. We securitize conforming residential mortgage loans through GSE securitizations and we historically securitized nonconforming mortgage loans through private-label securitizations.

Each securitization is governed by various legal documents that limit and specify the activities of the securitization entity. The securitization entity is generally allowed to acquire the loans, to issue beneficial interests to investors to fund the acquisition of the loans, and to enter into derivatives or other yield maintenance contracts (e.g., coverage by monoline bond insurers) to hedge or mitigate certain risks related to the financial assets or beneficial interests of the entity. A servicer, who is generally us, is appointed pursuant to the underlying legal documents to service the assets the securitization entity holds and the beneficial interests it issues. Servicing functions include, but are not limited to, making certain payments of property taxes and insurance premiums, default and property maintenance payments, as well as advancing principal and interest payments before collecting them from individual borrowers. Our servicing responsibilities, which constitute continued involvement in the transferred financial assets, consist of primary servicing (i.e., servicing the underlying transferred financial assets) and/or master servicing (i.e., servicing the beneficial interests that result from the securitization transactions). Certain securitization entities also require the servicer to advance scheduled principal and interest payments due on the beneficial interests issued by the entity regardless of whether cash payments are received on the underlying transferred financial assets. Accordingly, we are required to make these servicing advances when applicable. See Note 8—Servicing Activities for additional information regarding our servicing rights.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

The GSEs provide a guarantee of the payment of principal and interest on the beneficial interests issued in securitizations. In private-label securitizations, cash flows from the assets initially transferred into the securitization entity represent the sole source for payment of distributions on the beneficial interests issued by the securitization entity and for payments to the parties that perform services for the securitization entity, such as the servicer or the trustee. In certain private-label securitization transactions, a liquidity facility may exist to provide temporary liquidity to the entity. The liquidity provider generally is reimbursed prior to other parties in subsequent distribution periods. Monoline insurance may also exist to cover certain shortfalls to certain investors in the beneficial interests issued by the securitization entity. As noted above, in certain private-label securitizations, the servicer is required to advance scheduled principal and interest payments due on the beneficial interests regardless of whether cash payments are received on the underlying transferred financial assets. The servicer is allowed to reimburse itself for these servicing advances. Additionally, certain private-label securitization transactions may allow for the acquisition of additional loans subsequent to the initial loan transfer. Principal collections on other loans and/or the issuance of new beneficial interests, such as variable funding notes, generally fund these loans; we are often contractually required to invest in these new interests.

We may retain beneficial interests in our private-label securitizations, which may represent a form of significant continuing economic interest. These retained interests include, but are not limited to, senior or subordinate mortgage– or asset–backed securities, interest–only strips, principal–only strips, and residuals. Certain of these retained interests provide credit enhancement to the trust as they may absorb credit losses or other cash shortfalls. Additionally, the securitization agreements may require cash flows to be directed away from certain of our retained interests due to specific over–collateralization requirements, which may or may not be performance–driven.

We generally hold certain conditional repurchase options that allow us to repurchase assets from the securitization entity. The majority of the securitizations provide us, as servicer, with a call option that allows us to repurchase the remaining transferred financial assets or outstanding beneficial interests at our discretion once the asset pool reaches a predefined level, which represents the point where servicing becomes burdensome (a clean–up call option). The repurchase price is typically the par amount of the loans plus accrued interest. Additionally, we may hold other conditional repurchase options that allow us to repurchase a transferred financial asset if certain events outside our control are met. The typical conditional repurchase option is a delinquent loan repurchase option that gives us the option to purchase the loan if it exceeds a certain prespecified delinquency level. We have discretion regarding when or if we will exercise these options, but generally, we would do so only when it is in our best interest.

Other than our customary representation and warranty obligations, these securitizations are nonrecourse to us, thereby transferring the risk of future credit losses to the extent the beneficial interests in the securitization entities are held by third parties. Representation and warranty provisions generally require us to repurchase loans or indemnify the investor or other party for incurred losses to the extent it is determined that the loans were ineligible or were otherwise defective at the time of sale. See Note 21—Contingencies and Other Risks for detail on representation and warranty provisions. We did not provide any noncontractual financial support to any of these entities during the three months ended June 30, 2012 and 2011.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Other Variable Interest Entities

Debtor-in-Possession Credit Facility Entities—On May 15, 2012, the Debtors obtained Bankruptcy Court interim approval of a fully committed $1.45 billion superpriority senior secured debtor-in-possession credit facility. In connection with this facility, four SPEs were created, GMACM Borrower, LLC, a wholly owned subsidiary of GMAC Mortgage, GMACM REO, LLC, a wholly owned subsidiary of GMAC Borrower, LLC, RFC Borrower, LLC, a wholly owned subsidiary of RFC, and RFC REO, LLC, a wholly owned subsidiary of RFC Borrower, LLC (collectively, the DIP Entities). We have concluded that these entities meet the criteria of a variable interest entity. The DIP Entities were established to provide financing for the Debtors in connection with their Chapter 11 Cases. The DIP Entities purchased certain assets as of May 16, 2012, including certain of the Debtors’ servicer advance receivables and mortgage loans held-for-sale. Proceeds can be used for general corporate purposes subject to certain conditions. The servicer advance receivables consist of delinquent principal and interest advances we made as servicer to various investors; property taxes and insurance premiums advanced to taxing authorities and insurance companies on behalf of borrowers; and amounts advanced for mortgages in foreclosure. The DIP Entities funded the purchase of the receivables and loans through financing obtained from third–party investors. The DIP Entities are consolidated on our balance sheet at June 30, 2012. ResCap, GMAC Mortgage, RFC and certain other subsidiaries of ResCap are guarantors under the DIP. We have not provided noncontractual financial support to the DIP Entities during the six months ended June 30, 2012.

Home Equity Funding Entity—To assist in the financing of certain of our home equity mortgage loans, we formed a SPE that issued variable funding notes to third–party investors that are collateralized by home equity loans and revolving lines of credit. This SPE is consolidated on our balance sheet at June 30, 2012 and December 31, 2011. The beneficial interest holder of this VIE does not have legal recourse to our general credit. We do not have a contractual obligation to provide any type of financial support in the future, nor have we provided noncontractual financial support to the entity during the six months ended June 30, 2012 and 2011.

Servicer Advance Funding Entity—To assist in the financing of our servicer advance receivables, we formed a SPE that issued term and variable funding notes to third-party investors that were collateralized by servicer advance receivables. These servicer advance receivables were transferred to the SPE and consisted of delinquent principal and interest advances we made as servicer to various investors; property taxes and insurance premiums advanced to taxing authorities and insurance companies on behalf of borrowers; and amounts advanced for mortgages in foreclosure. The SPE funded the purchase of the receivables through financing obtained from the third–party investors and subordinated loans or an equity contribution from us. This facility was paid in full on May 16, 2012 from the proceeds of the DIP. The SPE was consolidated on our balance sheet at December 31, 2011. The third-party interest holder(s) of this SPE did not have legal recourse to our general credit. We did not provide noncontractual financial support to the entity during the six months ended June 30, 2012.

Other—We have involvement with other immaterial on-balance sheet VIEs. Most of these VIEs are used for additional liquidity whereby we sell certain financial assets to the VIE and issue beneficial interests to third parties for cash.

Involvement with Variable Interest Entities

The determination of whether financial assets transferred by us to VIEs (and related liabilities) are consolidated on our balance sheet (also referred to as on–balance sheet) or not consolidated on our balance sheet (also referred to as off–balance sheet) depends on the terms of the related transaction and our continuing involvement (if any) with the SPE. We are deemed the primary beneficiary and, therefore, consolidate VIEs for which we have both (a) the power through voting rights or similar rights to direct the activities that most significantly impact the VIE’s economic performance, and (b) a variable interest (or variable interests) that (i) obligates us to absorb losses that could potentially be significant to the VIE and/or (ii) provides us the right to receive residual returns of the VIE that could potentially be significant to the VIE. We determine whether we hold a significant variable interest in a VIE based on a consideration of both qualitative and quantitative factors regarding the nature, size, and form of our involvement with the VIE. We assess whether we are the primary beneficiary of a VIE on an ongoing basis.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Our involvement with consolidated and nonconsolidated VIEs in which we hold a variable interest were as follows:

($ in thousands)	Consolidated involvement with VIEs		Assets of nonconsolidated VIEs, net (a)	Maximum exposure to loss in nonconsolidated VIEs (b)
June 30, 2012
On–balance sheet variable interest entities
Private-label securitizations	$644,381		$—	$—
Debtor-in-Possession credit facility	1,328,147		—	—
Home equity funding	142,796		—	—
Other	2,479		—	—
Off–balance sheet variable interest entities
Ginnie Mae securitizations	2,577,534	(c)	41,617,357	41,617,357
Private-label securitizations	122,644	(d)	3,983,298	3,983,298

Total	$4,817,981		$45,600,655	$45,600,655

December 31, 2011
On–balance sheet variable interest entities
Private-label securitizations	$939,159		$—	$—
Servicer advance funding	955,823		—	—
Home equity funding	156,423		—	—
Other	2,541		—	—
Off–balance sheet variable interest entities
Ginnie Mae securitizations	2,651,939	(c)	44,126,607	44,126,607
Private-label securitizations	140,709	(d)	4,408,206	4,408,206

Total	$4,846,594		$48,534,813	$48,534,813

(a)	Asset values represent the current UPB of outstanding consumer mortgage loans within the VIEs.
(b)	Maximum exposure to loss represents the current UPB of outstanding consumer mortgage loans based on our customary representation and warranty provisions. This measure is based on the unlikely event that all of the loans have underwriting defects or other defects that trigger a representation and warranty provision and the collateral supporting the loans is worthless. This required disclosure is not an indication of our expected loss.
(c)	Includes $328.8 million and $377.8 million classified as mortgage servicing rights and $2.2 billion and $2.3 billion of mortgage loans held–for–sale that are subject to conditional repurchase options at June 30, 2012 and December 31, 2011, respectively. The corresponding liability related to conditional repurchase option loans is recorded in other liabilities.
(d)	Includes $22.9 million and $26.5 million classified as other assets, $5.1 million and $8.4 million classified as mortgage servicing rights and $94.6 million and $105.8 million of mortgage loans held–for–sale that are subject to conditional repurchase options at June 30, 2012 and December 31, 2011, respectively. The corresponding liability related to conditional repurchase option loans is recorded in other liabilities.

On-balance Sheet Variable Interest Entities

We engage in securitization and other financing transactions that do not qualify for off–balance sheet treatment. In these situations, we hold beneficial interests or other interests in the VIE, which represents a form of significant continuing economic interest. The interests held include, but are not limited to, senior or subordinate mortgage– or asset–backed securities, interest–only strips, principal–only strips, residuals, and servicing rights. Certain of these retained interests provide credit enhancement to the securitization entity as they may absorb credit losses or other cash shortfalls. Additionally, the securitization documents may require cash flows to be directed away from certain of our retained interests due to specific over–collateralization requirements, which may or may not be performance–driven. Because these securitization entities are consolidated, these retained interests and servicing rights are not recognized as separate assets on our Condensed Consolidated Balance Sheet.

We consolidate certain of these entities because we have a controlling financial interest in the VIE, primarily due to our servicing activities, and because we hold a significant variable interest in the VIE. We are the primary beneficiary of certain private-label securitization entities for which we perform servicing activities and have retained a significant variable interest in the form of a beneficial interest. In cases where we did not meet sale accounting conditions under previous guidance, unless we have made modifications to the overall transaction, we do not meet sale accounting conditions under the current guidance. In cases where substantive modifications are made, we reassess the transaction under the amended guidance based on the new circumstances.

Consolidated VIEs represent separate entities with which we are involved. The third–party investors in the obligations of consolidated VIEs have legal recourse only to the assets of the VIEs and do not have recourse to us, except for customary

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

representation and warranty provisions or situations where we are the counterparty to certain derivative transactions involving the VIE. Cash flows from the assets are restricted only to pay such liabilities. Thus, our economic exposure to loss from outstanding third–party financing related to consolidated VIEs is significantly less than the carrying value of the consolidated VIE assets. All assets are restricted for the benefit of the beneficial interest holders. See Note 18—Fair Value for discussion of the assets and liabilities for which the fair value option has been elected.

Off-balance Sheet Variable Interest Entities

The nature, purpose, and activities of nonconsolidated securitization entities are similar to those of our consolidated securitization entities with the primary difference being the nature and extent of our continuing involvement. The cash flows from the assets of nonconsolidated securitization entities generally are the sole source of payment on the securitization entities’ liabilities. The creditors of these securitization entities have no recourse to us with the exception of market customary representation and warranty provisions as described in Note 21—Contingencies and Other Risks.

Nonconsolidated VIEs include entities for which we either do not hold significant variable interests or do not provide servicing or asset management functions for the financial assets held by the securitization entity. Additionally, to qualify for off–balance sheet treatment, transfers of financial assets must meet sale accounting conditions in ASC 860. Our residential mortgage loan securitizations consist of GSE and private-label securitizations. We are not the primary beneficiary of any GSE securitization because we do not have the power to direct the significant activities of such entities. Additionally, we do not consolidate certain private-label securitizations because we do not have a variable interest that could potentially be significant or we do not have power to direct the activities that most significantly impact the performance of the VIE.

For nonconsolidated securitization entities, the transferred financial assets are removed from our balance sheet provided the conditions for sale accounting are met. The financial assets obtained from the securitization are primarily reported as cash, servicing rights, or retained interests (if applicable). As an accounting policy election, we elected fair value treatment for our MSR portfolio. Liabilities incurred as part of these securitization transactions, such as representation and warranty provisions, are recorded at fair value at the time of sale and are reported as other liabilities on our Condensed Consolidated Balance Sheet. Upon the sale of the loans, we recognize a gain or loss on sale for the difference between the assets recognized, the assets derecognized, and the liabilities recognized as part of the transaction.

The following summarizes the pretax gains and losses recognized on financial assets sold into nonconsolidated securitization and similar asset-backed financing entities.

	Three months ended June 30,		Six months ended June 30,
($ in thousands)	2012	2011	2012	2011
Consumer mortgage—GSEs	$83,807	$235,321	$335,500	$173,817

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

The following table summarizes cash flows received from and paid to securitization entities that are accounted for as a sale and in which we have a continuing involvement with the transferred assets (e.g., servicing) that were outstanding during the six months ended June 30, 2012 and 2011.

	Consumer mortgage
Six months ended June 30, ($ in thousands)	GSEs	Private-Label
2012
Cash proceeds from transfers completed during the period	$13,579,699	$—
Cash flows received on retained interests in securitization entities	—	7,171
Servicing fees	225,995	84,235
Purchases of previously transferred financial assets
Representation and warranty obligations	(37,028)	(6,674)
Other repurchases	(1,198,499)	(16,157)
Other cash flows	32,225	80,942

Total net cash flows	$12,602,392	$149,517

2011
Cash proceeds from transfers completed during the period	$28,418,424	$—
Cash flows received on retained interests in securitization entities	—	9,291
Servicing fees	266,539	69,899
Purchases of previously transferred financial assets
Representation and warranty obligations	(100,279)	(28,287)
Other repurchases	(1,068,397)	—
Other cash flows	59,188	141,495

Total net cash flows	$27,575,475	$192,398

The following table represents on–balance sheet mortgage loans held–for–sale and consumer finance receivable and loans, off–balance sheet securitizations, and whole loan sales where we have continuing involvement. The second table presents information about delinquencies and net credit losses. See Note 8—Servicing Activities for further detail on total serviced assets.

	Total UPB		Amount 60 days or more past due
($ in thousands)	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011
On–balance sheet loans
Consumer mortgage held-for-sale (a)	$4,570,667	$4,650,917	$3,013,321	$3,049,234
Consumer mortgage finance receivables and loans	2,014,726	2,623,763	191,918	422,017

Total on-balance sheet loans	6,585,393	7,274,680	3,205,239	3,471,251

Off–balance sheet securitization entities
Consumer mortgage—GSEs	116,330,475	131,751,844	7,235,432	7,675,811
Consumer mortgage—nonagency	56,231,124	60,768,935	10,570,423	11,232,126

Total off-balance sheet securitization entities	172,561,599	192,520,779	17,805,855	18,907,937
Whole-loan transactions (b)	15,622,610	17,516,446	2,046,257	2,209,088

Total	$194,769,602	$217,311,905	$23,057,351	$24,588,276

n/m = not meaningful

(a)	Includes mortgage loans subject to conditional repurchase options with UPB of $2.2 billion and $2.3 billion sold to Ginnie Mae guaranteed securitizations, and UPB of $126.4 million and $131.8 million sold to certain off-balance sheet nonagency consumer mortgage securitization entities at June 30, 2012 and December 31, 2011, respectively. The corresponding liability is recorded in other liabilities.
(b)	Whole-loan transactions are not part of a securitization transaction, but represent pools of consumer mortgage loans sold to investors.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

	Net credit losses (recoveries)
	Three months ended June 30,		Six months ended June 30,
($ in thousands)	2012	2011	2012	2011
On–balance sheet loans
Consumer mortgage loans held–for–sale (a)	$3,224	$3,952	$5,598	$11,137
Consumer mortgage finance receivables and loans	26,594	38,654	53,048	76,288

Total on–balance sheet loans	29,818	42,606	58,646	87,425

Off–balance sheet securitization entities
Consumer mortgage—GSEs (b)	n/m	n/m	n/m	n/m
Consumer mortgage—nonagency	775,486	1,009,978	1,524,915	2,298,820

Total off–balance sheet securitization entities	775,486	1,009,978	1,524,915	2,298,820
Whole-loan transactions	139,747	35,758	273,666	224,729

Total	$945,051	$1,088,342	$1,857,227	$2,610,974

n/m = not meaningful

(a)	The amount is net of recoveries on loans that have resolved where we have previously disclosed a credit loss.
(b)	Anticipated credit losses are not meaningful due to the GSEs guarantees.

Changes in Accounting for Variable Interest Entities

On May 11, 2012, in connection with the sale of GMAC Financiera, we deconsolidated certain on-balance sheet securitization entities that had previously been recognized upon adoption of ASU 2009-17. Upon completion of the sale, we no longer hold any variable or controlling interests in these securitization entities. Consolidated assets and consolidated liabilities of $244.6 million and $270.4 million, respectively, associated with this transaction were derecognized. There was no gain or loss recognized. See Note 4—Discontinued Operations for additional information.

8. Servicing Activities

Mortgage Servicing Rights (MSRs)

The following tables summarize our activity related to MSRs. Although there are limited market transactions that are directly observable, management estimates fair value based on the price it believes would be received to sell the MSR asset in an orderly transaction under current market conditions. See Note 18—Fair Value for additional information.

($ in thousands)	2012	2011
Estimated fair value at April 1,	$1,254,496	$2,046,305
Additions recognized on sale of mortgage loans	4,108	11,099
Changes in fair value
Due to changes in valuation inputs or assumptions used in the valuation model	(170,972)	(78,535)
Other changes in fair value	(69,373)	(52,409)

Estimated fair value at June 30,	$1,018,259	$1,926,460

($ in thousands)	2012	2011
Estimated fair value at January 1,	$1,233,107	$1,991,586
Additions recognized on sale of mortgage loans	14,680	29,469
Dispositions	—	(139)
Changes in fair value
Due to changes in valuation inputs or assumptions used in the valuation model	(84,072)	42,271
Other changes in fair value	(145,456)	(136,727)

Estimated fair value at June 30,	$1,018,259	$1,926,599

Changes in fair value due to changes in valuation inputs or assumptions used in the valuation models include all changes due to a revaluation by a model or by a benchmarking exercise. Other changes in fair value primarily include the accretion of the present value of the discount related to forecasted cash flows and the economic run-off of the portfolio.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

The key economic assumptions and the sensitivity of the fair value of MSRs to immediate 10% and 20% adverse changes in those assumptions were as follows.

($ in thousands)	June 30, 2012	December 31, 2011
Weighted average life (in years)	4.2	4.3
Weighted average prepayment speed	17.7%	18.0%
Impact on fair value of 10% adverse change	$(108,103)	$(71,223)
Impact on fair value of 20% adverse change	(203,828)	(135,292)
Weighted average discount rate	8.6%	9.5%
Impact on fair value of 10% adverse change	$(14,166)	$(25,396)
Impact on fair value of 20% adverse change	(27,194)	(48,913)

These sensitivities are hypothetical and should be considered with caution. Changes in fair value based on a 10% and 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (e.g., increased market interest rates may result in lower prepayments and increased credit losses) that could magnify or counteract the sensitivities. Further, these sensitivities show only the change in the asset balances and do not show any expected change in the fair value of the instruments used to manage the interest rate and prepayment risks associated with these assets. Refer to Note 1—Description of Business and Significant Accounting Policies, in our audited Consolidated Financial Statements, and the related notes, for the year ended December 31, 2011 for additional information regarding our significant assumptions and valuation techniques used in the valuation of mortgage servicing rights.

Risk Mitigation Activities

The primary economic risk related to our MSR is interest rate risk and the resulting impact on prepayment speeds. A significant decline in interest rates could lead to higher than expected prepayments that could reduce the value of the MSRs. Prior to our bankruptcy filing, we economically hedged the impact of this risk with both derivative and nonderivative financial instruments. These instruments included interest rate swaps, caps and floors, options to purchase these items, futures and forward contracts, constant monthly maturity (index trades), synthetic interest only and principal only securities and/or to–be–announced (TBAs) securities. The net fair value of derivative financial instruments used to mitigate this risk was $(199.8) million at December 31, 2011. Under the terms of the Platform Stalking Horse Bid, the ultimate purchase price to be paid for the MSRs being acquired is based on the underlying unpaid principal balance of loans serviced at the closing of the sale. As a result, while the MSR asset is economically exposed to changes in market conditions, particularly interest rates, we are no longer hedging this risk as it will not impact the proceeds to be received upon completion of the sale. See Note 19—Derivative Instruments and Hedging Activities for additional information.

The components of servicing valuation and hedge activities, net, were as follows.

	Three months ended June 30,		Six months ended June 30,
($ in thousands)	2012	2011	2012	2011
Change in estimated fair value of mortgage servicing rights	$(240,345)	$(130,944)	$(229,528)	$(94,456)
Change in fair value of derivative financial instruments	9,085	131,687	113,584	144,110

Servicing valuation and hedge activities, net	$(231,260)	$743	$(115,944)	$49,654

Mortgage Servicing Fees

The components of servicing fees were as follows.

	Three months ended June 30,		Six months ended June 30,
($ in thousands)	2012	2011	2012	2011
Contractual servicing fees (net of guarantee fees and including sub-servicing)	$138,587	$162,931	$278,800	$330,126
Late fees	13,302	14,252	30,108	33,243
Ancillary fees	33,967	35,364	65,727	66,653

Total	$185,856	$212,547	$374,635	$430,022

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Mortgage Servicer Advances

In connection with our primary servicing activities (i.e., servicing of mortgage loans), we make certain payments for property taxes and insurance premiums, default and property maintenance payments, as well as advances of principal and interest payments before collecting them from individual borrowers. Servicer advances, including contractual interest are priority cash flows in the event of a loan principal reduction or foreclosure and ultimate liquidation of the real estate–owned property, thus making their collection reasonably assured. These servicer advances are included in accounts receivable and totaled $1.7 billion and $1.8 billion at June 30, 2012 and December 31, 2011, respectively. We maintain an allowance for uncollectible primary servicer advances, which totaled $37.1 million and $42.5 million at June 30, 2012 and December 31, 2011, respectively. Our potential advance obligation for any mortgage loan is influenced by the borrower’s performance and credit quality.

We advance funds for various activities related to the foreclosure process principally related to attorney fees and costs, appraisals, escrow, insurance and property preservation, in the event we, or the investor, determine foreclosure is the most appropriate loss mitigation strategy. In the current environment, many states and local jurisdictions are requiring us to alter our processes in connection with foreclosures and in some circumstances this can result in restarting the foreclosure process entirely or repeating certain of the required steps (foreclosure restarts). To the extent we restart the process, in whole or in part, we will not be reimbursed for advances in connection with the original activities. The circumstances and extent of any foreclosure restart are specific to each state and/or local jurisdiction. At June 30, 2012 and December 31, 2011, we had an allowance for uncollectible advances in connection with estimated foreclosure restarts of $12.9 million and $9.9 million, respectively.

At June 30, 2012 and December 31, 2011, we had an allowance for uncollectible primary servicer advances of $4.0 million and $7.5 million, respectively, related to expected loan modification activities. To the extent amounts had been advanced for loans that are expected to be modified in connection with our borrower relief obligations under our settlement of the investigations into procedures followed by mortgage servicing companies and banks in connection with mortgage originations and servicing activities and foreclosure homes sales and evictions (DOJ Settlement), these amounts will not be collected. The amount of this allowance is management’s best estimate given the anticipated modification activity. See Note 21—Contingencies and Other Risks for additional information.

When we act as a subservicer of mortgage loans we perform the responsibilities of a primary servicer but do not own the corresponding primary servicing rights. We receive a fee from the primary servicer for such services. As the subservicer, we have the same responsibilities as a primary servicer in that we make certain payments of property taxes and insurance premiums, default and property maintenance, as well as advances of principal and interest payments before collecting them from individual borrowers. As of June 30, 2012 and December 31, 2011, outstanding servicer advances related to subserviced loans were $119.7 million and $124.9 million and we had a reserve for uncollectible subservicer advances of $2.1 million and $1.1 million, respectively.

In many cases where we act as master servicer we also act as primary servicer. In connection with our master servicing activities, we service the mortgage–backed and mortgage–related asset–backed securities and whole–loan packages sold to investors. As the master servicer, we collect mortgage loan payments from primary servicers and distribute those funds to investors in mortgage–backed and asset–backed securities and whole–loan packages. As the master servicer, we are required to advance scheduled payments to the securitization trust or whole–loan investors. To the extent the primary servicer does not advance the payments, we are responsible for advancing the payment to the trust or whole–loan investors. Reimbursements of master servicer advances, including contractual interest, are priority cash flows in the event of a default, thus making their collection reasonably assured. In most cases, we are required to advance these payments to the point of liquidation of the loan or reimbursement of the trust or whole–loan investors. We had outstanding master servicer advances of $217.7 million and $158.2 million as of June 30, 2012 and December 31, 2011, respectively. We had no reserve for uncollectible master servicer advances at June 30, 2012 and December 31, 2011.

Serviced Mortgage Assets

In many cases, we act as both the primary and master servicer. However, in certain cases, we also service loans that have been purchased and subsequently sold through a securitization trust or whole–loan sale whereby the originator retained the primary servicing rights and we retained the master servicing rights.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

The unpaid principal balance of total serviced mortgage assets was as follows

($ in millions)	June 30, 2012	December 31, 2011
On–balance sheet mortgage loans (a)
Held–for–sale and investment	$6,833	$6,828
Off–balance sheet mortgage loans
Loans held by third–party investors
Consumer mortgage private-label	46,756	50,886
Consumer mortgage agency	116,229	131,635
Consumer mortgage whole-loan portfolios	13,874	15,104
Purchased servicing rights (b)	2,936	3,247

Total primary serviced mortgage loans	186,628	207,700
Subserviced mortgage loans (c)	167,402	169,531
Master servicing only mortgage loans	7,414	8,557

Total serviced mortgage loans	$361,444	$385,788

(a)	Includes on–balance sheet securitization consumer finance receivables and loans. See Note 6—Finance Receivables and Loans, net, for additional information.
(b)	There is no recourse to us other than customary contractual provisions relating to the execution of the services we provide.
(c)	Includes loans where we act as a subservicer under contractual agreements with the primary servicer. As subservicer, there is no recourse to us other than customary contractual provisions relating to the execution of the services we provide, except for loans subserviced on behalf of Ally Bank. See Note 22—Related Party Transactions for additional information.

The following table sets forth information concerning the delinquency experience in our domestic consumer mortgage loan primary servicing portfolio, including pending foreclosures.

	June 30, 2012		December 31, 2011
($ in millions)	Number of loans	Unpaid principal balance	Number of loans	Unpaid principal balance
Total U.S. mortgage loans primary serviced	1,451,997	$186,489	1,587,113	$207,380

Period of delinquency
30 to 59 days	58,367	$8,188	67,239	$9,289
60 to 89 days	22,286	3,318	25,138	3,695
90 days or more	26,931	4,517	27,570	4,467
Foreclosures pending	63,973	12,315	68,166	13,018
Bankruptcies	34,386	4,890	34,956	4,869

Total delinquent loans	205,943	$33,228	223,069	$35,338

Percent of U.S. mortgage loans primary serviced	14.2%	17.8%	14.1%	17.0%

Certain of our subsidiaries which conduct our primary and master servicing activities are required to maintain certain servicer ratings in accordance with master agreements entered into with a GSE. Should we fail to remain in compliance with these requirements, and as a result should our mortgage selling and servicing contract be terminated, cross default provisions within certain credit and bilateral facilities could be triggered. On May 14, 2012, Fitch downgraded the GMAC Mortgage primary servicer ratings to RPS4 from RPS3 and the RFC master servicer ratings to RMS4 from RMS3. Our Fitch servicer ratings are below the minimum required by the GSE. Our S&P and Moody’s servicer ratings are at or above the minimum required by the GSE. There have been no actions taken with respect to the servicer rating deficiency. We believe that any such action(s) as a result of non-compliance with these requirements would be subject to the automatic stay under our Chapter 11 Cases.

We are also required to maintain consolidated tangible net worth, as defined, of $250.0 million, under our agreement with a GSE. This agreement expired effective July 31, 2012. At June 30, 2012, we were in compliance with this contractual covenant.

At June 30, 2012, domestic insured private-label securitizations with an unpaid principal balance of $5.2 billion contain provisions entitling the monoline or other provider of contractual credit support (surety providers) to declare a servicer default and terminate the servicer upon the failure of the loans to meet certain portfolio delinquency and/or cumulative loss thresholds. Securitizations with an unpaid principal balance of $4.6 billion had breached a delinquency and/or cumulative loss threshold. While we continue to service these loans and receive service fee income with respect to these securitizations, the value of the related MSR is zero at June 30, 2012. Securitizations with an unpaid principal balance of $543.0 million have not yet breached a delinquency or cumulative loss threshold. The value of the related MSR is $4.0 million at June 30, 2012.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

9. Accounts Receivable, Net

($ in thousands)	June 30, 2012	December 31, 2011
Servicer advances, net (a)	$2,038,145	$2,045,446
Loan insurance guarantee receivable, net (b)	863,258	745,396
Servicing fees receivable	91,719	87,208
Accrued interest receivable	34,212	37,962
Due from brokers for derivative trades	—	94,024
Other	82,116	41,712

Total accounts receivable, net	$3,109,450	$3,051,748

(a)	The allowance for uncollectible servicer advances was $39.3 million and $43.7 million at June 30, 2012 and December 31, 2011, respectively.
(b)	Represents mortgage loans in foreclosure which are insured by the FHA or guaranteed by the VA, net of a reserve for uncollectible guaranteed receivables of $43.0 million and $21.8 million at June 30, 2012 and December 31, 2011, respectively.

10. Other Assets

($ in thousands)	June 30, 2012	December 31, 2011
Property and equipment at cost	$246,135	$252,890
Accumulated depreciation and amortization	(204,406)	(207,645)

Net property and equipment	41,729	45,245
Restricted cash	246,855	448,819
Trading securities	30,053	33,303
Foreclosed assets	26,840	71,485
Collateral placed with derivative counterparties	13,555	1,095,287
Fair value of derivative contracts in receivable position	11,894	4,877,197
Interests retained in financial asset sales	—	23,102
Income taxes receivable	25,242	5,111
Other	17,374	28,603

Total other assets	$413,542	$6,628,152

11. Borrowings

The filing of our Chapter 11 Cases constituted an event of default or otherwise triggered accelerated repayment obligations under all of our pre-petition debt obligations. These pre-petition debt obligations have been reclassified to short-term borrowings irrespective of the original term of the obligation. Under chapter 11, however, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect pre-petition indebtedness or to exercise control over the property of the debtor’s estate. Certain of our Debtors’ pre-petition liabilities are subject to settlement under the plan of reorganization.

In accordance with ASC 852, effective on the Petition Date, we ceased accruing contractual interest and ceased amortizing deferred issuance costs and concessions related to pre-petition liabilities, including borrowings, that are subject to compromise. Had we recorded interest based on all of our pre-petition obligations, interest expense would have increased $34.3 million, for the three and six months ended June 30, 2012. Had we continued to amortize deferred concessions, our interest expense would have decreased $13.8 million, for the three and six months ended June 30, 2012.

The weighted average interest rate on borrowings not subject to compromise at June 30, 2012 was 4.3% . The weighted average interest rate on borrowings at December 31, 2011 was 6.7%.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

A summary of borrowings were as follows.

	June 30, 2012
($ in thousands)	Not Subject to Compromise	Subject to Compromise	December 31, 2011
Debtor-in-Possession Credit Facilities
DIP	$1,260,000	$—	$—
Ally DIP	104,905	—	—
Borrowings from Affiliates
Ally Inc.	1,133,179	—	939,364
BMMZ Repo	—	—	250,000
Collateralized borrowings in securitization trusts (a)	549,498	—	830,318
Other borrowings	323,214	—	1,242,015
Junior secured term notes	—	2,328,292	2,366,600
Unsecured notes	—	957,933	967,945
Medium-term unsecured notes	—	—	128,844

Total borrowings	$3,370,796	$3,286,225	$6,725,086

Short-term borrowings	$1,902,956		$756,595
Long-term borrowings	$1,467,840		$5,968,491

(a)	Collateralized borrowings with an UPB of $2.1 billion and $2.6 billion were recorded at fair value of $549.5 million and $829.9 million as of June 30, 2012 and December 31, 2011, respectively. See Note 18—Fair Value for additional information.

Prior to the Chapter 11 Cases, all of our credit facilities and certain other agreements contained covenants that required us to maintain consolidated tangible net worth of $250.0 million as of each month end, consolidated liquidity of $250.0 million daily, and unrestricted liquidity of $250.0 million daily.

The DIP requires us to maintain consolidated liquidity of (i) not less than $250.0 million in the aggregate for four consecutive business days and (ii) not less than $75.0 million in the aggregate at any time. It also requires us to maintain a minimum of $50.0 million in certain cash accounts that are maintained as collateral for the DIP. As of June 30, 2012, we are in compliance with these liquidity requirements.

The following table summarizes the outstanding, unused, and total capacity of our funding facilities at June 30, 2012.

June 30, 2012 ($ in thousands)	Outstanding	Unused capacity	Total capacity
Debtor-in-Possession Credit Facilities
DIP	$1,260,000	$190,000	$1,450,000
Ally DIP	104,905	115,095	220,000

Total Debtor-in-possession credit facilities	1,364,905	305,095	1,670,000
Facilities with Affiliates
Ally Inc. Senior Secured Credit Facility	747,179	—	747,179
Ally Inc. LOC	380,000	—	380,000
Ally Inc. Data Centers	6,000		6,000

Total facilities with affiliates	1,133,179	—	1,133,179
Other funding facilities
Mortgage servicing rights facility	152,000	—	152,000
Servicer advance funding facility	52,181	8,819	61,000
Home equity funding facility	119,034	—	119,034
Other funding facilities	—	11,000	11,000

Total other funding facilities	323,215	19,819	343,034

Total funding facilities	$2,821,299	$324,914	$3,146,213

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Debtor-In-Possession Credit Facilities

Pursuant to the terms of the DIP, the $1.45 billion facility consists of three tranches: $1.06 billion of A-1 term notes, $200.0 million of A-2 term notes and a $190.0 million revolver. The DIP was approved by the Bankruptcy Court on June 25, 2012.

We have the option to have interest on the loans provided under the DIP accrue at the Alternate Base Rate (ABR) plus the applicable margin (2.75% for the A-1 term notes and revolver and 4.50% for the A-2 term notes) or the Adjusted Eurodollar Rate (AER) plus the applicable margin (3.75% for the A-1 term notes and revolver and 5.50% for the A-2 term notes). We also pay a .75% revolving commitment fee. The ABR is a per annum rate equal to the greater of (a) the prime rate, (b) the Federal Funds effective rate plus .50% and (c) the AER for a three month interest period plus 1.00%. The ABR shall at no time be less than 2.25% per annum. The AER shall at no time be less than 1.25% per annum. We also have the option to choose an AER interest period, which can be one-, two-, three- or six-months. No interest period can extend beyond the termination date of the DIP.

The DIP termination date is the earliest of 18 months from May 16, 2012, the DIP closing date, the substantial consummation of a reorganization plan for any Debtor that is confirmed pursuant to an order entered by the Bankruptcy Court or in the event of acceleration and termination of the commitment. The DIP may be accelerated and terminated. for among other reasons, failure to pay when due any principal or interest under the DIP or any other obligations with respect to post-petition indebtedness, subject to cure and grace periods, failure to cure any borrowing base or collateral shortfall, any material suspension of the Debtors business operations and the dismissal or conversion of the Debtors cases to chapter 7 of the Bankruptcy Code.

The DIP proceeds can be used, in each case in accordance with the approved DIP budget, to repay in full certain indebtedness outstanding as of the petition date, to pay the fees, costs and expenses incurred in connection with the DIP, and for general corporate purposes. There are limitations on the use of DIP proceeds, including restrictions in connection with investigations, initiation or prosecution of any claims against party to the DIP or holder of obligations of certain pre-petition refinanced facilities, to make any pre-petition payments, except as authorized by the Bankruptcy Court and in accordance with the approved DIP budget, or for any purpose that could materially or adversely modify or compromise the rights of any party to the DIP or which would result in the occurrence of an event of default. In addition to certain customary obligations, the DIP requires us to provide certain reports, including periodic budget reports, periodic cash sources and uses of funds reports, periodic cash flow forecasts and borrowing base and collateral reports.

On May 16, 2012, we used DIP proceeds to repay in full our Pre-Petition Refinanced Facilities, (our servicer advance funding facility, GMAC Mortgage Server Advance Funding Company Ltd (GSAP), and our secured financing agreement, the BMMZ Repo). In connection with the DIP, the DIP Borrowers entered into Receivables Purchase Agreements with GSAP whereby GSAP sold, assigned, transferred, set-over and otherwise conveyed to the DIP Borrowers all of its rights, title and interest in servicer advances owned by GSAP on the closing date. In consideration of the sale, the DIP Borrowers paid GSAP $468.0 million with respect to servicer advances totaling $832.8 million. The DIP Borrowers also entered into Mortgage Loan Purchase and Contribution Agreements with GMAC Mortgage and RFC whereby GMAC Mortgage and RFC sold, contributed, assigned, transferred, set-over and otherwise conveyed to the DIP Borrowers of their rights, title and interest to and under certain mortgage loans, including all rights, claims or actions GMAC Mortgage or RFC may have under any related servicing agreement, subservicing agreement or custodial agreement and all related accounts. In consideration of the sale, the DIP Borrowers paid $250.0 million to GMAC Mortgage and RFC with respect to mortgage loans with a carrying value of $371.0 million, which used the proceeds to repay the BMMZ Repo.

Under the terms of Receivables Pooling and Purchase Agreements between GMAC Mortgage and RFC (the Originators) and the DIP Borrowers, the Originators automatically sell to the DIP Borrowers new servicer advances with respect to any servicing agreement that is a designated servicing agreement under the DIP until such time as the DIP is terminated.

We paid fees of $56.5 million in connection with the DIP. These fees were expensed as incurred and are reported in reorganization items on our Condensed Consolidated Statement of Comprehensive Income.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

The Ally DIP provides up to $220.0 million of post-petition debtor-in-possession financing to GMAC Mortgage provided that the aggregate amount of the Ally DIP and LOC pre- and post-petition draws (plus any unpaid interest, expenses, or other costs payable thereunder) may not exceed $600.0 million; and provided further, any borrowings in excess of $200.0 million shall be made at Ally Inc.’s sole discretion. The Debtors can use $150.0 million of the proceeds from the Ally DIP solely for the post-petition purpose of repurchasing FHA and VA loans from GNMA securitizations in connection with delinquency triggers applicable to GMAC Mortgage under Chapter 18 of the Ginnie Mae Guide, to effect foreclosures, conveyances or other normal course loss mitigation activities and to allow for trial modifications under programs implemented by the Debtors. The Ally DIP is secured by any such repurchased loans and related claims as well as a lien on the Ally Inc. Line of Credit (LOC) collateral. The Debtors can use $50.0 million of the proceeds from the Ally DIP, subject to the limitations noted above, for general corporate purposes. Draws on the Ally DIP bear interest at LIBOR plus 4.0%, with a LIBOR rate floor of 1.25%.

The Ally DIP automatically terminates on the earlier of the stated maturity of the DIP or, without further notice or order of the Bankruptcy Court, on the effective date of the substantial consummation of a reorganization plan for any Debtor or in the event of acceleration and termination of the commitment. The Ally DIP may be accelerated and terminated for, among other things, failure to pay when due any principal or interest under the Ally DIP or any other obligations with respect to post-petition indebtedness, subject to cure and grace periods, failure to cure any borrowing base or collateral shortfall, any material suspension of the Debtors business operations and the dismissal or conversion of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code.

Facilities with Affiliates

Ally Inc. Senior Secured Credit Facility

The total principal amount owed as of the Petition Date was $747.1 million. GMAC Mortgage and RFC (the Borrowers) are jointly and severally liable for the amounts outstanding in connection with the Ally Inc. Senior Secured Credit Facility. ResCap, and certain of its subsidiaries, are guarantors. This facility is secured by certain domestic whole loans, accounts receivable, notes receivable, trading securities, and equity investments of the Borrowers. We are accruing interest on the outstanding balance of the Ally Inc. Senior Secured Credit Facility at the prevailing contractual rate. We are paying interest related to $400.0 million of the outstanding balance in accordance with an order of the Bankruptcy Court. Interest on the entire outstanding balance is due and payable in the event the Ally Group Settlement Agreement is not approved by the Bankruptcy Court. See Note 2—Voluntary Reorganization Under Chapter 11 for additional information.

Ally Inc. Line of Credit

The total principal amount owed as of the Petition Date was $380.0 million. As a result of the event of default, the Borrowers ability to draw on the LOC is limited to borrowings permitted under the Ally DIP. The Borrowers are jointly and severally liable for the amounts outstanding in connection with the Ally Inc. Senior Secured Credit Facility. ResCap, and certain of its subsidiaries, are guarantors. The LOC is secured by certain domestic whole loans, accounts receivable, notes receivable, mortgage servicing rights, and trading securities of the Borrowers. We are accruing and paying contractual interest on the LOC in accordance with an order of the Bankruptcy Court. See Note 2—Voluntary Reorganization Under Chapter 11 for additional information.

BMMZ Holdings, LLC Secured Financing Agreement (BMMZ Repo)

The total principal amount owed as of the Petition Date was $250.0 million. All of the outstanding principal and interest due on the BMMZ Repo was repaid on May 16, 2012, with funds from the DIP. See Note 2—Voluntary Reorganization Under Chapter 11 for additional information.

Ally Inc. Data Centers

On May 9, 2012, we entered into a sale and purchase agreement with Ally Inc., whereby Ally Inc. purchased a 51% undivided ownership interest in the land, building and improvements of a property we own (the Shady Oak Data Center). At the same time, we entered into an assignment of lease agreement with Ally Inc., whereby Ally Inc. was assigned a 51% interest in a lease agreement in which we are a party (the Lewisville Data Center Lease). Ally Inc. paid $6.0 million to us in connection with these agreements.

Both agreements contain repurchase obligations whereby we are required to repurchase the Shady Oak Data Center interest and the Lewisville Data Center Lease interest for $6.0 million from Ally Inc. at any time from or after any sale of substantially all of our assets, but in no event later than December 31, 2014.

These agreements have been accounted for as secured borrowings as we continue to have a significant interest in the assets and continue, through the repurchase obligation, to maintain significant risks and rewards of ownership in the underlying assets.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Other Funding Facilities

Mortgage Servicing Rights Facility

The total principal amount owed as of the Petition Date was $152.0 million. We are accruing and paying contractual interest on this facility in accordance with an order of the Bankruptcy Court.

Servicer Advance Funding Facilities

The total principal amount owed as of the Petition Date was $662.3 million. The total principal and interest due were repaid on May 16, 2012, with funds from the DIP and with cash funds that were held in accounts for the benefit of the facility as of the Petition Date. The issuer under this facility was a non-Debtor.

A second secured facility to fund mortgage servicer advances has capacity of $61.0 million. The last scheduled contractual draw under this facility was July 17, 2012. The agreement under which this facility was governed expired on July 31, 2012. Under the applicable order of the Bankruptcy Court, this facility will continue to operate in the ordinary course of business, and is currently expected to be repaid in accordance with its contractual terms.

Home Equity Funding Facility

The secured facility to fund home equity mortgage loans consists of $119.0 million of variable funding notes due to mature on February 25, 2031. The issuer under this facility is a non-Debtor and the facility is expected to be repaid in accordance with its contractual terms.

Collateralized Borrowings in Securitization Trusts

We previously sold pools of consumer mortgage loans through private-label securitization transactions. The purpose of these securitizations was to provide permanent funding and exit for these assets. Certain of these securitizations were accounted for as secured borrowings, and therefore, the debt is reflected on our Condensed Consolidated Balance Sheet. None of the securitization trusts are Debtors in our Chapter 11 Cases.

Borrowings Subject to Compromise

Junior Secured Notes

The outstanding balance of the Junior Secured Notes at June 30, 2012, was $2.1 billion. The Junior Secured Notes are classified as liabilities subject to compromise on our Condensed Consolidated Balance Sheet. The unamortized balance of deferred concession recognized as a result of our 2008 exchange offer was $207.8 million. Deferred concession amortization was computed using the effective yield method. For the three months ended June 30, 2012 and 2011, $38.3 million and $24.9 million, respectively, of deferred concession was amortized into earnings as a reduction of interest expense. Effective with the Petition Date, we discontinued amortization of the remaining deferred concession. We no longer accrue or pay contractual interest on the Junior Secured Notes, effective as of the Petition Date.

GMAC Mortgage, its immediate parent, GMAC Residential Holding Company, LLC (Res Holdings), RFC, its immediate parent, GMAC-RFC Holding Company, LLC (RFC Holdings), and Homecomings Financial, LLC (Homecomings), a wholly owned subsidiary of RFC, are all guarantors with respect to the Junior Secured Notes. Each of the guarantors are Debtors. The Junior Secured Notes are secured by second priority liens on the same assets that secure the Ally Inc. Senior Secured Credit Facility.

Unsecured Notes

As of June 30, 2012, unsecured notes include $672.5 million U.S. dollar-denominated senior notes, $122.6 million euro-denominated notes and $162.8 million U.K. sterling-denominated notes (collectively, the Unsecured Notes). The Unsecured Notes are classified as liabilities subject to compromise on our Condensed Consolidated Balance Sheet. We previously hedged a portion of the interest rate risk associated with our fixed-rate euro and U.K. sterling notes. On May 10, 2012, we terminated our outstanding interest rate swap agreements. Effective as of the Petition Date, we discontinued amortization of the remaining deferred issuance costs and we no longer accrue or pay contractual interest.

Medium-term Unsecured Notes

On May 11, 2012, we completed the sale of our wholly owned subsidiary, GMAC Financiera S.A de C.V., SOFOM, ENR (GMAC Financiera). As a condition of the sale, we received an irrevocable and unconditional release and termination of guarantees of ResCap, GMAC Mortgage, Res Holdings, RFC, RFC Holdings, and Homecomings with respect to the $124.3 million medium-term unsecured notes issued by GMAC Financiera.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Collateral for Secured Debt

The following table summarizes the carrying value of assets that are restricted, pledged, or for which a security interest has been granted as collateral for the payment of certain debt obligations.

($ in thousands)	June 30, 2012	December 31, 2011
Cash and cash equivalents	$862,316	$82,389
Mortgage loans held–for–sale	1,549,766	1,688,037
Finance receivables and loans, net
Consumer	721,444	1,005,982
Commercial	—	4,226

Total finance receivables and loans, net	721,444	1,010,208
Mortgage servicing rights	690,726	855,343
Accounts receivable, net	2,577,184	2,404,231
Other assets	84,946	81,960

Total assets restricted as collateral	$6,486,382	$6,122,168

Related secured debt	$5,699,088	$5,628,297

A portion of the assets included in the table above represent assets of subsidiaries whose equity has been pledged to secure the Ally Inc. Senior Secured Credit Facility. At June 30, 2012, there were $3.0 million of equity interests of these subsidiaries pledged to the Ally Inc. Senior Secured Credit Facility. Included in the table above is $2.9 billion and $2.0 billion at June 30, 2012 and December 31, 2011, respectively, of collateral pledged that can be re–hypothecated or re–pledged by the secured party.

The table above includes only Primary Collateral as defined in the Ally Inc. Senior Secured Credit facility agreement, and excludes certain other assets that are subject to a lien for the benefit of the Ally Inc. Senior Secured Credit facility and the Junior Secured Notes. As of June 30, 2012, those assets totaled $892.2 million.

The following table summarizes the carrying value of assets pledged and the amount of related debt outstanding by facility.

	June 30, 2012		December 31, 2011
($ in thousands)	Total assets restricted as collateral (a)	Related secured debt	Total assets restricted as collateral	Related secured debt
Debtor-in-Possession Credit Facilities
DIP	$1,695,129	$1,260,000	$—	$—
Ally DIP (b)	83,655	104,905	—	—
Borrowings from Affiliates
Ally Inc. Senior Secured Credit facility	1,567,406	747,179	1,340,954	755,769
Ally Inc. LOC (b)	1,610,202	380,000	1,582,033	183,595
Ally Inc. Data Centers	6,000	6,000	—	—
BMMZ Repo	—	—	401,118	250,000
Collateralized borrowings in securitization trusts	655,264	549,498	918,232	830,318
Other borrowings
Junior Secured Notes (c)	—	2,328,292	—	2,366,600
Mortgage servicing rights facility	575,237	152,000	634,345	323,000
Servicer advance funding facilities	149,787	52,180	1,086,011	780,385
Home equity funding facility	140,203	119,034	153,191	135,800
Other secured facility	3,499	—	6,284	2,830

Total	$6,486,382	$5,699,088	$6,122,168	$5,628,297

(a)	Includes only Primary Collateral as defined in the Ally Inc. Senior Secured Credit facility agreement and excludes certain other assets that are subject to a lien for the benefit of the Ally Inc. Senior Secured Credit facility and the Junior Secured Notes. As of June 30, 2012, those assets totaled $892.2 million.
(b)	The Ally DIP is also secured by the same collateral that secures the Ally Inc. LOC.
(c)	The Junior Secured Notes are secured by the same collateral that secures the Ally Inc. Senior Secured Credit facility.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

12. Liabilities Subject to Compromise

Certain claims against the Debtors in existence prior to the Chapter 11 Cases (pre-petition liabilities) may be subject to compromise and are classified as liabilities subject to compromise in our Condensed Consolidated Balance Sheet. Effective on the Petition Date, we no longer accrue or pay contractual interest on liabilities subject to compromise. The following table summarizes our liabilities subject to compromise.

($ in thousands)	June 30, 2012
Borrowings Subject to Compromise
Junior Secured Notes	$2,328,292
Unsecured Notes	957,933

Total borrowings subject to compromise	3,286,225
Liability for representation and warranty obligations	639,200
Interest payable	148,477
Reserve for legal proceedings	64,568
Accounts payable	17,735
Other liabilities	58,761

Total other liabilities subject to compromise	928,741

Total liabilities subject to compromise	$4,214,966

13. Other Liabilities

The Debtors received approval to pay or otherwise honor certain pre-petition obligations generally designed to stabilize our operations, including certain employee wages and benefit obligations, cash management, tax matters, loan originations and servicing and payment of pre-petition claims of certain vendors deemed critical to our ongoing business. We have retained, subject to Bankruptcy Court approval, legal and financial professionals to advise us on our Chapter 11 Cases and certain other professionals to provide services and advice to the Debtors in the ordinary course of business.

Other liabilities includes pre-petition liabilities subject to first day motions, all post-petition liabilities and liabilities related to our non-debtor consolidated subsidiaries.

($ in thousands)	June 30, 2012	December 31, 2011
Liability for option to repurchase assets (a)	$2,347,845	$2,386,734
Accounts payable	159,492	360,726
Reserve for insurance losses	76,888	91,615
Employee compensation and benefits	72,968	87,542
Liability for representation and warranty obligations	52,508	824,776
Mortgage foreclosure settlement	28,000	204,000
Liability for assets sold with recourse	22,478	32,156
Interest payable	19,135	62,225
Fair value of derivative instruments	3,113	5,113,531
Payable to Ally Bank	1,273	21,001
Reserve for legal proceedings	428	94,516
Collateral received from derivative counterparties	—	656,109
Other	19,115	61,095

Total other liabilities	$2,803,243	$9,996,026

(a)	We recognize a liability for the conditional repurchase option on certain assets held by off-balance sheet securitization trusts. The corresponding asset is recorded in mortgage loans held for sale. See Note 5—Mortgage Loans Held–for–Sale and Note 7—Securitizations and Variable Interest Entities for additional information.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

14. Other Revenue, net

	Three months ended June 30,		Six months ended June 30,
($ in thousands)	2012	2011	2012	2011
Change due to fair value option elections
Consumer mortgage finance receivables and loans, net	$53,672	$40,010	$99,575	$94,809
Collateralized borrowings	(64,502)	(61,358)	(123,125)	(132,772)
Loan broker fee from Ally Bank	24,079	11,148	47,423	20,644
Insurance income	4,201	6,106	8,543	12,463
Other	6,776	(178)	15,184	6,705

Total other revenue, net	$24,226	$(4,272)	$47,600	$1,849

15. Other Noninterest Expense, net

	Three months ended June 30,		Six months ended June 30,
($ in thousands)	2012	2011	2012	2011
Loan administration fees	$25,774	$15,653	$48,697	$33,889
Ally Inc. shared services fees, net	24,421	16,745	54,062	33,660
Legal fees	20,180	9,662	43,652	19,853
Equipment and supplies	7,024	7,146	13,884	15,261
Insurance losses	2,695	6,673	6,821	19,250
Advertising	2,660	3,938	4,706	12,683
Other	(4,319)	19,222	9,687	36,854

Total other noninterest expense, net	$78,435	$79,039	$181,509	$171,450

16. Reorganization Items

	Three months ended June 30,		Six months ended June 30,
($ in thousands)	2012	2011	2012	2011
DIP issuance costs	$56,506	$—	$56,506	$—
Professional fees	16,561	—	16,561	—
Professional fees—UCC Advisory (a)	6,562	—	6,562	—
DIP commitment fees	10183	—	183	—

Total reorganization expense	$79,812	$—	$79,812	$—

(a)	Represents fees incurred in connection with advisors to the unsecured creditors committee.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

17. Income Tax

We are a division of Ally Inc, a corporation, for income tax purposes. We are subject to corporate U.S. Federal, state and local taxes and are included in the consolidated Ally Inc. U.S. Federal and unitary and/or consolidated state income tax returns. We provide for our U.S. Federal and state taxes on a stand alone basis, which is consistent with the applicable tax sharing agreements with direct and indirect parent companies up through Ally Inc. The tax sharing agreement requires the Company to calculate tax based on the income tax liability that would be determined as if we were a separate affiliated group of corporations filing consolidated U.S. Federal and state income tax returns. Our foreign businesses have been and continue to operate as corporations and are subject to, and provide for, U.S. Federal, state, and/or foreign income tax.

At June 30, 2012 and December 31, 2011, we have current income taxes payable of $11.5 million and $(1.7) million, respectively, to Ally Inc. pursuant to the tax sharing agreements.

We continue to be in a net deferred tax asset position, which is fully offset by a valuation allowance. The net deferred tax asset includes a significant tax net operating loss carryforward. Therefore, the year to date tax benefit on the loss from continuing operations is offset by an increase in the deferred tax asset valuation allowance. Tax expense from continuing operations of $9.5 million and $9.9 million for the six months ended June 30, 2012 and 2011, respectively, relates primarily to certain taxes that are not eligible for offset by U.S. net operating losses, including those on foreign income.

Gross unrecognized tax benefits totaled $3.9 million and $11.8 million at June 30, 2012 and 2011. The amount of unrecognized tax benefits that, if recognized, would affect our effective tax rate at June 30, 2012 and 2011, is approximately $2.3 million and $9.3 million, respectively. Related interest and penalties accrued for uncertain income tax positions are recorded in interest expense and other operating expenses, respectively. As of June 30, 2012 and 2011, we had approximately $1.6 million and $2.5 million, respectively, accrued for the payment of interest and penalties, respectively. With few exceptions, we are no longer subject to U.S. federal, state, local, or foreign income tax examinations by tax authorities for years before 2007. A significant change in the unrecognized tax benefits is not expected within the next 12 months.

18. Fair Value

Fair Value Measurements

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability. In developing the estimates and assumptions, management did not provide for or reflect the terms of the Plan, the Ally Group Settlement Agreement, any sale agreements or any other settlement agreements that have yet to be approved by the Bankruptcy Court. Additionally, entities are required to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

A three–level hierarchy is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities at the measurement date. Additionally, we must have the ability to access the active market, and the quoted prices cannot be adjusted by us.

Level 2	Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Transfers	Transfers into or out of any hierarchy level are recognized at the end of the reporting period in which the transfer occurred. There were no material transfers between any levels during the three and six months ended June 30, 2012.

Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models and significant assumptions utilized.

•

Mortgage loans held–for–sale—We originate and purchase residential mortgage loans that we intend to sell to the GSEs. We also own nonagency eligible residential mortgage loans that were originated or purchased in prior years. Consumer mortgage loans we intend to sell to the GSEs are carried at fair value as a result of a fair value election. Our nonagency eligible residential mortgage loans are accounted for at the lower of cost or fair value. We elected to fair value nongovernment eligible mortgage loans held–for–sale subject to conditional repurchase options recognized on or after January 1, 2011. Only those non-fair value elected loans that are currently being carried at fair value are included within our nonrecurring fair value measurement tables. Mortgage loans held–for–sale account for 26.5% of all recurring and nonrecurring assets reported at fair value at June 30, 2012.

Mortgage loans held–for–sale are typically pooled together and sold into certain exit markets, depending upon underlying attributes of the loan, such as agency eligibility, product type, interest rate, and credit quality. Two valuation methodologies are used to determine the fair value of mortgage loans held–for–sale. The methodology used depends on the exit market as described below.

Loans valued using observable market prices for identical or similar assets (a Level 2 fair value)—Includes all agency–eligible mortgage loans carried at fair value due to fair value option election, which are valued predominantly using published forward agency prices. Also includes any domestic loans and foreign loans where recently negotiated market prices for the loan pool exist with a counterparty (which approximates fair value) or quoted market prices for similar loans are available. As of June 30, 2012, we classified 28.3% of our mortgage loans held–for–sale that are being carried at fair value on a recurring basis as Level 2.

Loans valued using internal models (a Level 3 fair value)—Includes all conditional repurchase option loans carried at fair value due to the fair value option election and all nonagency eligible residential mortgage loans that are accounted for at the lower of cost or fair value. The fair value of these residential mortgage loans are determined using internally developed valuation models because observable market prices were not available. The loans are priced on a discounted cash flow basis utilizing cash flow projections from internally developed models that utilize prepayment, default, and discount rate assumptions. To the extent available, we utilize market observable inputs such as interest rates and market spreads. If market observable inputs are not available, we are required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates. While numerous controls exist to calibrate, corroborate, and validate the internal inputs, they require the use of judgment by us and can have a significant impact on the determination of the loan’s fair value. As of June 30, 2012, 100.0% of our mortgage loans held–for–sale that are currently being carried at fair value on a nonrecurring basis and 71.7% of our mortgage loans held-for-sale that are carried at fair value on a recurring basis are classified as Level 3.

•

Consumer Finance receivables and loans, net—We elected the fair value option for consumer mortgage finance receivables and loans related to our on–balance sheet securitizations. A description of these securitizations is provided in the On-balance sheet securitization debt section later in this Note. The remaining balance of our consumer finance receivables and loans are reported on our Condensed Consolidated Balance Sheet at their principal amount outstanding, net of charge-offs, allowance for loan losses, and net premiums/discounts.

For the securitization trusts for which we elected fair value option, the loans are measured at fair value using a portfolio approach. The values for loans held on an in-use basis may differ considerably from loans held–for–sale that can be sold in the whole-loan market. This difference arises primarily due to the liquidity of the ABS/MBS market and is evident in the fact that spreads applied to lower rated ABS/MBS are considerably wider than spreads observed on senior bond classes and in the whole-loan market. The objective in linking the fair value of these loans to the fair value of the related securitization debt is to properly account for our retained economic interest in the securitizations. As of June 30, 2012, we classified 100.0% of our fair value elected consumer mortgage finance receivables and loans as Level 3. These loans account for 25.8% of all recurring and nonrecurring assets reported at fair value at June 30, 2012.

•

Mortgage servicing rights—MSRs currently do not trade in an active market with observable prices, therefore we use internally developed discounted cash flow models to estimate the fair value of MSRs. These internal valuation models estimate net cash flows based on internal operating assumptions that we believe would be used by market participants combined with market-based assumptions for loan prepayment rates, interest rates, and discount rates that management

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

believes approximate yields required by investors in this asset. Cash flows primarily include servicing fees, float income, and late fees, in each case less estimated operating costs to service the loans. The estimated cash flows are discounted using an option-adjusted spread derived discount rate. At June 30, 2012, 100.0% of our MSRs are classified as Level 3 and account for 45.3% of all recurring and nonrecurring assets reported at fair value.

•

Derivative instruments—We enter into a variety of derivative financial instruments as part of our risk management strategies. Derivative assets account for less than 1.0% of all recurring and nonrecurring assets and derivative liabilities account for less than 1.0% of all recurring and nonrecurring liabilities reported at fair value at June 30, 2012.

Certain of these derivatives are exchange traded, such as Eurodollar futures. To determine the fair value of these instruments, we utilize the exchange prices for the particular derivative contract; therefore, we classified these contracts as Level 1. We did not have any derivative assets or derivative liabilities reported at fair value as Level 1 at June 30, 2012.

We also execute over–the–counter derivative contracts, such as interest rate swaps, swaptions, forwards, caps, floors and agency-to-be-announced (TBAs) securities. We utilize third–party–developed valuation models that are widely accepted in the market to value our over–the–counter derivative contracts. The specific terms of the contract and market observable inputs (such as interest rate forward curves and interpolated volatility assumptions) are used in the model. We classified 97.6% of the derivative assets and 99.5% of the derivative liabilities reported at fair value as Level 2 at June 30, 2012.

We also hold certain derivative contracts that are structured specifically to meet a particular hedging objective. These derivative contracts often are utilized to hedge risks inherent within certain on–balance sheet securitizations. To hedge risks on particular bond classes or securitization collateral, the derivative’s notional amount is often indexed to the hedged item. As a result, we typically are required to use internally developed prepayment assumptions as an input into the model to forecast future notional amounts on these structured derivative contracts. Accordingly, we classified these derivative contracts as Level 3. These derivative contracts accounted for 2.4% of the derivative assets and less than 1.0% of the derivative liabilities reported at fair value at June 30, 2012.

At June 30, 2012, we were counterparty to the Amended MMLPSA with Ally Bank, which effectively transfers the exposure to changes in fair value of specified pools of Ally Bank’s mortgage loans held–for–sale and interest rate lock commitments to us. The underlying reference assets that support the value of the Amended MMLPSA are valued using internally developed valuation assumptions; therefore the Amended MMLPSA is classified as Level 3. The Amended MMLPSA accounted for less than 1.0% of the derivative assets and less than 1.0% of the derivative liabilities reported at fair value at June 30, 2012. See Note 22—Related Party Transactions for additional information.

We are required to consider all aspects of nonperformance risk, including our own credit standing, when measuring fair value of a liability. We reduce credit risk on the majority of our derivatives by entering into legally enforceable agreements that enable the posting and receiving of collateral associated with the fair value of our derivative positions on an ongoing basis. In the event that we do not enter into legally enforceable agreements that enable the posting and receiving of collateral, we will consider our credit risk and the credit risk of our counterparties in the valuation of derivative instruments through a credit valuation adjustment (CVA), if warranted.

•

On-balance sheet securitizations—We elected the fair value option for certain consumer mortgage finance receivables and loans, and securitization debt for certain of our on-balance sheet securitizations. The objective in measuring these loans and related securitization debt at fair value is to approximate our economic exposure to the collateral securing the securitization debt. The remaining on-balance sheet securitization debt that was not fair value option–elected is reported on the balance sheet at cost, net of premiums or discounts and all issuance costs.

We value securitization debt that was fair value option–elected, as well as any trading securities or interests retained in financial asset sales, using market observable prices whenever possible. The securitization debt is principally in the form of asset-backed and mortgage-backed securities collateralized by the underlying consumer mortgage finance receivables and loans. Due to the attributes of the underlying collateral and current capital market conditions, observable prices for these instruments are typically not available in active markets. We base valuations on internally developed discounted cash flow models that use a market-based discount rate. In order to estimate cash flows, we utilize various significant assumptions, including market observable inputs such as forward interest rates, as well as internally developed inputs such as prepayment speeds, delinquency levels, and credit losses. As a result of the reliance on significant assumptions and estimates for model inputs, at June 30, 2012, 100.0% of fair value option–elected securitization debt is classified as Level 3. On-balance sheet securitization debt accounts for 94.3% of all recurring and nonrecurring liabilities reported at fair value at June 30, 2012.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Recurring Fair Value

The following tables present our assets and liabilities measured at fair value on a recurring basis, including financial instruments for which we elected the fair value option. In certain cases we have historically economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The table below displays the hedges separately from the hedged items and, therefore, does not directly display the impact of our risk management activities.

	Recurring fair value measurements
June 30, 2012 ($ in thousands)	Level 1	Level 2	Level 3	Total
Assets
Mortgage loans held–for–sale (a)	$—	$12,522	$31,729	$44,251
Consumer mortgage finance receivables and loans, net (a)	—	—	581,048	581,048
Mortgage servicing rights	—	—	1,018,259	1,018,259
Other assets
Fair value of derivative contracts in receivable position
Interest rate contracts	—	11,611	283	11,894
Trading securities
Mortgage and asset backed residential	—	400	29,653	30,053

Total assets	$—	$24,533	$1,660,972	$1,685,505

Liabilities
Collateralized borrowings
On-balance sheet securitization debt (a)	$—	$—	$(549,498)	$(549,498)
Other liabilities
Fair value of derivative contracts in liability position
Interest rate contracts	—	(3,096)	(17)	(3,113)
Liability for option to repurchase assets (a)	—	—	(30,245)	(30,245)

Total liabilities	$—	$(3,096)	$(579,760)	$(582,856)

(a)	Carried at fair value due to fair value option election.

	Recurring fair value measurements
December 31, 2011 ($ in thousands)	Level 1	Level 2	Level 3	Total
Assets
Mortgage loans held–for–sale (a)	$—	$27,253	$29,723	$56,976
Consumer mortgage finance receivables and loans, net (a)	—	—	835,192	835,192
Mortgage servicing rights	—	—	1,233,107	1,233,107
Other assets
Fair value of derivative contracts in receivable position
Interest rate contracts	61,025	4,780,995	35,038	4,877,058
Foreign currency contracts	—	139	—	139
Trading securities
Mortgage and asset backed residential	—	434	32,869	33,303
Interests retained in financial asset sales	—	—	23,102	23,102

Total assets	$61,025	$4,808,821	$2,189,031	$7,058,877

Liabilities
Collateralized borrowings
On-balance sheet securitization debt (a)	$—	$—	$(829,940)	$(829,940)
Other liabilities
Fair value of derivative contracts in liability position
Interest rate contracts	(18,445)	(5,089,201)	(24)	(5,107,670)
Foreign currency contracts	—	(5,861)	—	(5,861)
Liability for option to repurchase assets (a)	—	—	(28,504)	(28,504)

Total liabilities	$(18,445)	$(5,095,062)	$(858,468)	$(5,971,975)

(a)	Carried at fair value due to fair value option election.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

The following table presents quantitative information regarding the significant unobservable inputs used in material Level 3 assets and liabilities measured at fair value on a recurring basis.

June 30, 2012 ($ in thousands)	Level 3 recurring measurements	Valuation technique	Unobservable input	Range
Assets
Consumer mortgage finance receivables and loans, net (a)	$581,048	Discounted cash flow	Prepayment rate	2.63 - 13.08
			Default rate	1.21 - 13.53
			Loss severity	41% - 100%
Mortgage servicing rights	1,018,259	(b)	(b)	(b)
Liabilities
Collaterlized borrowings
On-balance sheet securitization debt	$(549,498)	(a)	(a)	(a)

(a)	A portfolio approach links the value of the consumer mortgage finance receivables and loans, net to the on-balance sheet securitization debt; therefore, the valuation technique, unobservable inputs, and related range for the debt is the same as the loans. Increases in prepayments, which would primarily be driven by any combination of lower projected mortgage rates and higher projected home values, would result in higher fair value measurement. These drivers of higher prepayments (increased ability to refinance due to lower rates and higher property values) have an opposite impact on the default rate, creating an inverse relationship between prepayments and default frequency on the fair value measurements. Generally factors that contribute to higher default frequency also contribute to higher loss severity.
(b)	Refer to Note 8—Servicing Activities for information related to the significant unobservable inputs and valuation techniques used in the mortgage servicing rights fair value measurement.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

The following tables present the reconciliation for all Level 3 assets and liabilities measured at fair value on a recurring basis. Transfers into or out of Level 3 are recognized as of the end of the reporting period in which the transfer occurred. In certain cases we have historically economically hedged the fair value change of our assets or liabilities with derivatives and other financial instruments. The Level 3 items presented below may be hedged by derivatives and other financial instruments that are classified as Level 1 or Level 2. Thus, the following tables do not fully reflect the impact of our risk management activities.

	Level 3 recurring fair value measurements
	April 1, 2012 Level 3 fair value	Net gains/(losses) included in earnings										June 30, 2012 Level 3 fair value
($ in thousands)		realized gains (losses)		unrealized gains (losses)		Purchases		Sales		Issuances	Settlements
Assets
Mortgage loans held–for–sale	$30,494	$(319)		$(355)		$6,364	(a)	$—		$—	$(4,455)	$31,729
Consumer mortgage finance receivables and loans, net	832,094	50,524	(b)	41,110	(b)	—		(244,594	)(c)	—	(98,086)	581,048
Mortgage servicing rights	1,254,497	—		(240,345	)(d)	—		—		4,107	—	1,018,259
Other assets
Fair value of derivative contracts in receivable position, net
Interest rate contracts	2,683	(5,179	)(e)	(29,522	)(e)	—		—		—	32,284	266
Trading securities
Mortgage– and asset–backed residential	31,885	(1,640	)(f)	2,733	(f)	—		—		62	(3,387)	29,653
Interests retained in financial asset sales	—	—		—		—		—		—	—	—

Total assets	$2,151,653	$43,386		$(226,379)		$6,364		$(244,594)		$4,169	$(73,644)	$1,660,955

Liabilities
Collateralized borrowings
On-balance sheet securitization debt	$(828,418)	$(22,247	)(b)	$(65,226	)(b)	$—		$270,428	(c)	$—	$95,965	$(549,498)
Other liabilities
Liability for option to repurchase assets	(29,603)	319		355		(6,364	)(a)	—		—	5,048	(30,245)

Total liabilities	$(858,021)	$(21,928)		$(64,871)		$(6,364)		$270,428		$—	$101,013	$(579,743)

(a)	Includes fair value option elected conditional repurchase loans and the related liability. See Note 7—Securitizations and Variable Interest Entities for additional information.
(b)	Fair value adjustment reported in other revenue, net, and related interest on loans and debt are reported in interest income and interest expense, respectively.
(c)	Represents the removal of ($244.6) million from consumer mortgage finance receivables and loans and $270.4 million from on-balance sheet securitization debt as a result of deconsolidations in connection with the sale of our subsidiary, GMAC Financiera. See Note 4—Discontinued Operations for additional information.
on.
(d)	Fair value adjustment reported in servicing asset valuation and hedge activities, net.
(e)	See Note 19—Derivative Instruments and Hedging Activities for the location of fair value adjustments in our Condensed Consolidated Statement of Comprehensive Income.
(f)	Fair value adjustment reported in other revenue, net. Interest accretion on these assets is reported in interest income.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

	Level 3 recurring fair value measurements
	April 1, 2011 Level 3 fair value	Net gains/(losses) included in earnings				Other comprehensive income (loss)						June 30, 2011 Level 3 fair value
($ in thousands)		realized gains (losses)		unrealized gains (losses)			Purchases		Sales	Issuances	Settlements
Assets
Mortgage loans held–for–sale	$17,956	$130		$87		$—	$8,785	(a)	$(500)	$—	$(4,112)	$22,346
Consumer mortgage finance receivables and loans, net	970,657	51,501	(b)	49,664	(b)	—	—		—	—	(125,846)	945,976
Mortgage servicing rights	2,046,305	—		(130,944	)(c)	—	—		—	11,099	—	1,926,460
Other assets
Fair value of derivative contracts in receivable (liability) position, net
Interest rate contracts	(2,582)	(34,500	)(d)	34,386	(d)	—	—		—	—	55,742	53,046
Trading securities
Mortgage– and asset–backed residential	40,078	(3,222	)(e)	5,568	(e)	—	—		—	192	(3,831)	38,785
Available for sale securities
Debt securities
Mortgage-backed residential	1,428	—		—		(12)	—		—	—	(81)	1,335
Interests retained in financial asset sales	24,342	—		(5,735	)(e)	—	—		—	—	5,434	24,041

Total assets	$3,098,184	$13,909		$(46,974)		$(12)	$8,785		$(500)	$11,291	$(72,694)	$3,011,989

Liabilities
Collateralized borrowings
On-balance sheet securitization debt	$(921,603)	$(56,197	)(b)	$(44,337	)(b)	$—	$—		$—	$—	$123,170	$(898,967)
Other liabilities
Liability for option to repurchase assets	(14,284)	(22)		5		—	(8,832	)(a)	—	—	3,953	(19,180)

Total liabilities	$(935,887)	$(56,219)		$(44,332)		$—	$(8,832)		$—	$—	$127,123	$(918,147)

(a)	Includes newly recognized fair value option elected conditional repurchase loans and the related liability. See Note 7—Securitizations and Variable Interest Entities for additional information.
(b)	Fair value adjustment reported in other revenue, net, and related interest on loans and debt are reported in interest income and interest expense, respectively.
(c)	Fair value adjustment reported in servicing asset valuation and hedge activities, net.
(d)	See Note 19—Derivative Instruments and Hedging Activities for the location of fair value adjustments in our Condensed Consolidated Statement of Comprehensive Income.
(e)	Fair value adjustment reported in other revenue net, on investment securities, net. Interest accretion on these assets is reported in interest income.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

	Level 3 recurring fair value measurements
	January 1, 2012 Level 3 fair value	Net gains/(losses) included in earnings										June 30, 2012 Level 3 fair value
($ in thousands)		realized gains (losses)		unrealized gains (losses)		Purchases		Sales		Issuances	Settlements
Assets
Mortgage loans held–for–sale	$29,723	$(356)		$(105)		$15,287	(a)	$—		$—	$(12,820)	$31,729
Consumer mortgage finance receivables and loans, net	835,192	101,852	(b)	76,558	(b)	—		(244,594	)(c)	—	(187,960)	581,048
Mortgage servicing rights	1,233,107	—		(229,528	)(d)	—		—		14,680	—	1,018,259
Other assets
Fair value of derivative contracts in receivable position, net
Interest rate contracts	35,014	61,804	(d)	(88,002	)(e)	—		—		—	(8,550)	266
Trading securities
Mortgage– and asset–backed residential	32,869	(2,853	)(e)	6,360	(f)	—		—		165	(6,888)	29,653
Interests retained in financial asset sales	23,102	(501	)(f)	(5	)(f)	—		—		—	(22,596)	—

Total assets	$2,189,007	$159,946		$(234,722)		$15,287		$(244,594)		$14,845	$(238,814)	$1,660,955

Liabilities
Collateralized borrowings
On-balance sheet securitization debt	$(829,940)	$(66,067	)(b)	$(104,611	)(b)	$—		$270,428		$—	$180,692	$(549,498)
Other liabilities
Liability for option to repurchase assets	(28,504)	356		105		(15,287	)(a)	—		—	13,085	(30,245)

Total liabilities	$(858,444)	$(65,711)		$(104,506)		$(15,287)		$270,428		$—	$193,777	$(579,743)

(a)	Includes fair value option elected conditional repurchase loans and the related liability. See Note 7—Securitizations and Variable Interest Entities for additional information.
(b)	Fair value adjustment reported in other revenue, net, and related interest on loans and debt are reported in interest income and interest expense, respectively.
(c)	Represent removal of ($244.6) million from consumer mortgage finance receivables and loans and $270.4 million from on-balance sheet securitization debt as a result of deconsolidations in connection with the sale of our subsidiary, GMAC Financiera. See Note 4—Discontinued Operations for additional information.
on.
(d)	Fair value adjustment reported in servicing asset valuation and hedge activities, net.
(e)	See Note 19—Derivative Instruments and Hedging Activities for the location of fair value adjustments in our Condensed Consolidated Statement of Comprehensive Income.
(f)	Fair value adjustment reported in other revenue, net. Interest accretion on these assets is reported in interest income.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

	Level 3 recurring fair value measurements
	January 1, 2011 Level 3 fair value	Net gains/(losses) included in earnings				Other comprehensive income (loss)						June 30, 2011 Level 3 fair value
($ in thousands)		realized gains (losses)		unrealized gains (losses)			Purchases		Sales	Issuances	Settlements
Assets
Mortgage loans held–for–sale	$4,084	$130		$185		$—	$22,974	(a)	$(888)	$—	$(4,112)	$22,373
Consumer mortgage finance receivables and loans, net	1,014,703	108,959	(b)	65,473	(b)	—	—		—	—	(243,159)	945,976
Mortgage servicing rights	1,991,586	66	(c)	(94,455	)(c)	—	—		(139)	29,469	(67)	1,926,460
Other assets
Fair value of derivative contracts in receivable (liability) position, net
Interest rate contracts	69,353	178,405	(d)	172,109	(d)	—	—		—	—	(366,821)	53,046
Trading securities
Mortgage– and asset–backed residential	44,128	(4,584	)(e)	7,621	(e)	—	—		—	323	(8,703)	38,785
Available for sale securities
Debt securities
Mortgage-backed residential	989	—		—		531	—		—	—	(185)	1,335
Interests retained in financial asset sales	20,588	—		(1,382	)(e)	—	—		—	—	4,835	24,041

Total assets	$3,145,431	$282,976		$149,551		$531	$22,974		$(1,027)	$29,792	$(618,212)	$3,012,016

Liabilities
Collateralized borrowings
On-balance sheet securitization debt	$(972,068)	$(127,847	)(b)	$(39,635	)(b)	$—	$—		$—	$—	$240,583	$(898,967)
Other liabilities
Liability for option to repurchase assets	—	(22)		5		—	(23,116	)(a)	—	—	3,953	(19,180)

Total liabilities	$(972,068)	$(127,869)		$(39,630)		$—	$(23,116)		$—	$—	$244,536	$(918,147)

(a)	Includes newly recognized fair value option elected conditional repurchase loans and the related liability. See Note 7—Securitizations and Variable Interest Entities for additional information.
(b)	Fair value adjustment reported in other revenue, net, and related interest on loans and debt are reported in interest income and interest expense, respectively.
(c)	Fair value adjustment reported in servicing asset valuation and hedge activities, net.
(d)	See Note 19—Derivative Instruments and Hedging Activities for the location of fair value adjustments in our Condensed Consolidated Statement of Comprehensive Income.
(e)	Fair value adjustment reported in other revenue, net. Interest accretion on these assets is reported in interest income.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Nonrecurring Fair Value

We may be required to measure certain assets or liabilities at fair value from time-to-time. These periodic fair value measures typically result from application of lower of cost or fair value or certain impairment measures. These items would constitute nonrecurring fair value measures. The table below presents those items which we measured at fair value on a nonrecurring basis.

	Nonrecurring fair value measures			Total estimated fair value	Lower of cost or fair value or valuation allowance	Total gains included in income from continuing operations for the three months ended
June 30, ($ in thousands)	Level 1	Level 2	Level 3
2012

Mortgage loans held–for–sale (a)	$—	$—	$552,325	$552,325	$(48,935)	n/m	(e)
Commercial finance receivables and loans, net (b)	—	1,283	—	1,283	—	n/m	(e)
Other assets
Foreclosed assets (c)	—	—	9,471	9,471	(4,576)	n/m	(e)

Total	$—	$1,283	$561,796	$563,079	$(53,511)	$—

2011

Mortgage loans held–for–sale (a)	$—	$—	$854,805	$854,805	$(56,579)	n/m	(e)
Commercial finance receivables and loans, net (b)	—	7,512	50,047	57,559	(7,026)	n/m	(e)
Other assets
Foreclosed assets (c)	—	35,061	20,708	55,769	(7,965)	n/m	(e)
Real estate and other investments (d)	—	422	—	422	n/m	360	(f)

Total	$—	$42,995	$925,560	$968,555	$(71,570)	$360

n/m = not meaningful

(a)	Represents loans or pools of loans held–for–sale that are required to be measured at lower of cost or fair value. Only loans or pools of loans with fair values below cost are included in the table above. The related valuation allowance represents the cumulative adjustment to fair value of those loans and pool of loans.
(b)	Represents the portion of the commercial portfolio that has been specifically impaired. The related valuation allowance represents the cumulative adjustment to fair value of those specific commercial finance receivables and loans and represents the most relevant indicator of the impact on earnings caused by the fair value measurement. The carrying values are inclusive of the respective loan loss allowance.
(c)	The allowance provided for foreclosed assets represents any cumulative valuation adjustments recognized to adjust the assets to fair value less costs to sell.
(d)	Certain assets within the model home portfolio have been impaired and are being carried at (a) estimated fair value if the model home is under lease or (b) estimated fair value less costs to sell if the model home is being marketed for sale.
(e)	We consider the applicable valuation to be the most relevant indicator of the impact on earnings caused by the fair value measurement. Accordingly, the table above excludes total gains and losses included in earnings for these items. The carrying values are inclusive of the respective valuation.
(f)	The total loss included in earnings is the most relevant indicator of the impact on earnings caused by the fair value measurement.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

The following table presents quantitative information regarding the significant unobservable inputs used in significant Level 3 assets measured at fair value on a nonrecurring basis.

June 30, 2012 ($ in thousands)	Level 3 nonrecurring measurements	Valuation technique	Unobservable input	Range (weighted average)
Assets
Mortgage loans held-for-sale, net	$552,325	Discounted cash flow	Prepayment speeds	1.6 - 12.9
			Default rate	3.0 - 17.2
			Loss severity	47.4 - 98.5
			Discount Rate	14.55%

Fair Value Option for Financial Assets and Financial Liabilities

We have elected to value certain financial assets and liabilities at fair value consistent with our intent to mitigate a divergence between our accounting results and our retained economic exposure related to these assets and liabilities.

Financial assets and liabilities elected to be measured at fair value are as follows.

•

On-balance sheet securitizations—We elected the fair value option for domestic on-balance sheet securitization trusts in which we estimated that the credit reserves pertaining to securitized assets could have exceeded or already had exceeded our economic exposure or were required to be consolidated upon the adoption of ASU 2009-17. The fair value option election was made at a securitization level and thus the election was made for both the consumer mortgage finance receivable and loans and the related securitization debt.

The fair value elected loan balances are recorded within consumer finance receivables and loans, net, unless they are repurchased from a securitization trust in which case they are recorded in mortgage loans held-for–sale. Our policy is to separately record interest income on these fair value elected loans. The fair value adjustment recorded for consumer finance receivables and loans is classified as other revenue, net, and the fair value adjustment for mortgage loans held-for-sale is classified as gain on mortgage loans.

The fair value elected securitization debt balances are recorded within collateralized borrowings in securitization trusts. Our policy is to separately record interest expense on the fair value elected securitization debt, which is classified as interest expense. The fair value adjustment recorded for this debt is classified as other revenue, net.

•

Government– and agency– eligible loans—We elected the fair value option for government– and agency–eligible consumer mortgage loans held–for–sale. This election includes government– and agency–eligible loans we fund directly to borrowers and government– and agency–eligible loans we purchase from Ally Bank. The fair value option was elected to mitigate earnings volatility by better matching the accounting for the assets with the related hedges and to maintain consistency with the fair value option election by Ally Bank given the level of affiliate loan purchase and sale activity between the entities. See Note 22—Related Party Transactions for additional information.

We carry fair value option–elected government– and agency–eligible loans within mortgage loans held–for–sale. Our policy is to separately record interest income on these fair value elected loans. Upfront fees and costs related to the fair value elected loans are not deferred or capitalized. The fair value adjustment recorded for these fair value option–elected loans is reported in gain on mortgage loans, net. The fair value option election is irrevocable once the loan is funded even if it is subsequently determined that a particular loan cannot be sold.

•

Conditional repurchase option loans and liabilities—As of January 1, 2011, we elected the fair value option for both nongovernment eligible mortgage loans held–for–sale subject to conditional repurchase options and the related liability. The conditional repurchase option allows us to repurchase a transferred financial asset if certain events outside our control are met. The typical conditional repurchase option is a delinquent loan repurchase option that gives us the option to purchase the loan if it exceeds a prespecified delinquency level. We have complete discretion regarding when or if we will exercise these options, but generally, we would do so only when it is in our best interest. We are required to record the asset and the corresponding liability on our balance sheet when the option becomes exercisable. The fair value option election must be made at initial recording. As such, the conditional repurchase option loans and liabilities that were recorded prior to January 1, 2011, were not fair value elected.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

The fair value elected conditional repurchase option loans are recorded within mortgage loans held–for–sale. The fair value adjustment is classified as other revenue, net. We do not recognize interest income on conditional repurchase option loans until the option is exercised and the loan is repurchased.

The corresponding fair value elected liability is recorded in other liabilities. The fair value adjustment recorded for this liability is classified as other revenue, net.

The following tables summarize the fair value option elections and information regarding the amounts recognized in earnings for each fair value option–elected item.

	Changes included in our Condensed Consolidated Statement of Comprehensive Income
Three months ended June 30, ($ in thousands)	Interest income (expense) (a)	Gain on mortgage loans, net	Other revenue, net	Total included in net income	Change in fair value due to credit risk (b)
2012
Assets
Mortgage loans held–for–sale (c)	$282	$62,770	$—	$63,052	$462	(d)
Consumer mortgage finance receivables and loans, net	38,147	—	53,487	91,634	(7,810	)(e)
Liabilities
Collateralized borrowings
On-balance sheet securitizations	(22,140)	—	(65,333)	(87,473)	(3,131	)(f)
Liability for option to repurchase assets	—	—	674	674	(462	)(f)

Total				$67,887

2011
Assets
Mortgage loans held–for–sale (c)	$235	$246,319	$92	$246,646	$(359	)(d)
Consumer mortgage finance receivables and loans, net	52,081	—	49,084	101,165	22,129	(e)
Liabilities
Collateralized borrowings
On-balance sheet securitizations	(29,550)	—	(70,986)	(100,536)	(49,734	)(f)
Liability for option to repurchase assets	—	—	(17)	(17)	378

Total				$247,258

(a)	Interest income on consumer mortgage finance receivables and loans and mortgage loans held–for–sale is measured by multiplying the unpaid principal balance on the loans by the coupon rate and the number of days of interest due. Interest expense on the on-balance sheet securitizations is measured by multiplying the bond principal by the coupon rate and days interest due to the investor.
(b)	Factors other than credit quality that impact the fair value include changes in market interest rates and the liquidity or marketability in the current marketplace. Lower levels of observable data points in illiquid markets generally result in wide bid/offer spreads.
(c)	Includes the gain/loss recognized on fair value option–elected government– and agency–eligible assets purchased from Ally Bank.
(d)	The credit impact for mortgage loans held–for–sale that are currently agency eligible is zero because the fair value option–elected GSE loans are salable, and any unsalable assets are currently covered by a government guarantee. The credit impact for non-agency eligible loans and related liability was quantified by applying internal credit loss assumptions to cash flow models.
(e)	The credit impact for consumer mortgage finance receivables and loans was quantified by applying internal credit loss assumptions to cash flow models.
(f)	The credit impact for on-balance sheet securitization debt is assumed to be zero until our economic interests in a particular securitization is reduced to zero, at which point the losses in the underlying collateral will be expected to be passed through to third-party bondholders. Losses allocated to third-party bondholders, including changes in the amount of losses allocated, will result in fair value changes due to credit. We also monitor credit ratings and may make credit adjustments to the extent any bond classes are downgraded by rating agencies.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

	Changes included in our Condensed Consolidated Statement of Comprehensive Income
Six months ended June 30, ($ in thousands)	Interest income (expense) (a)	Gain on mortgage loans, net	Other revenue, net	Total included in net income	Change in fair value due to credit risk (b)
2012
Assets
Mortgage loans held–for–sale (c)	$568	$306,177	$—	$306,745	$(28	)(d)
Consumer mortgage finance receivables and loans, net	82,286	—	96,124	178,410	(35,030	)(e)
Liabilities
Collateralized borrowings
On-balance sheet securitizations	(48,040)	—	(122,639)	(170,679)	(10,437	)(f)
Liability for option to repurchase assets	—	—	461	461	28

Total				$314,937

2011
Assets
Mortgage loans held–for–sale (c)	$456	$194,657	$190	$195,303	$(377	)(d)
Consumer mortgage finance receivables and loans, net	106,102	—	68,330	174,432	4,685	(e)
Liabilities
Collateralized borrowings
On-balance sheet securitizations	(60,351)	—	(107,134)	(167,485)	(22,807	)(f)
Liability for option to repurchase assets	—	—	(17)	(17)	377

Total				$202,233

(a)	Interest income on consumer mortgage finance receivables and loans and mortgage loans held–for–sale is measured by multiplying the unpaid principal balance on the loans by the coupon rate and the number of days of interest due. Interest expense on the on-balance sheet securitizations is measured by multiplying the bond principal by the coupon rate and days interest due to the investor.
(b)	Factors other than credit quality that impact the fair value include changes in market interest rates and the liquidity or marketability in the current marketplace. Lower levels of observable data points in illiquid markets generally result in wide bid/offer spreads.
(c)	Includes the gain/loss recognized on fair value option–elected government– and agency–eligible assets purchased from Ally Bank.
(d)	The credit impact for mortgage loans held–for–sale that are currently agency eligible is zero because the fair value option–elected GSE loans are salable, and any unsalable assets are currently covered by a government guarantee. The credit impact for non-agency eligible loans and related liability was quantified by applying internal credit loss assumptions to cash flow models.
(e)	The credit impact for consumer mortgage finance receivables and loans was quantified by applying internal credit loss assumptions to cash flow models.
(f)	The credit impact for on-balance sheet securitization debt is assumed to be zero until our economic interests in a particular securitization is reduced to zero, at which point the losses in the underlying collateral will be expected to be passed through to third-party bondholders. Losses allocated to third-party bondholders, including changes in the amount of losses allocated, will result in fair value changes due to credit. We also monitor credit ratings and may make credit adjustments to the extent any bond classes are downgraded by rating agencies.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

The table below provides the fair value and the unpaid principal balance for our fair value option–elected loans and related collateralized borrowings.

	June 30, 2012			December 31, 2011
($ in thousands)	Unpaid principal balance	Fair value (a)		Unpaid principal balance	Fair value (a)
Mortgage loans held–for–sale
Total loans	$76,914	$44,251		$84,099	$56,975
Nonaccrual loans	61,816	29,881		53,502	27,297
Loans 90+ days past due (b)	61,671	29,657		53,312	27,179
Consumer mortgage finance receivables and loans, net
Total loans	$1,866,383	$581,048		$2,436,218	$835,192
Nonaccrual loans	268,726	84,584	(c)	506,300	209,371	(c)
Loans 90+ days past due (b)	161,464	50,885	(c)	362,002	162,548	(c)
Collateralized borrowings
On-balance sheet securitizations	$(2,064,594)	$(549,498)		$(2,559,093)	$(829,940)
Other liabilities
Liability for option to repurchase assets	$(63,050)	$(30,245)		$(56,568)	$(28,504)

(a)	Excludes accrued interest receivable.
(b)	Loans 90+ days past due are also presented within the nonaccrual loans and total loans except those that are government insured and still accruing.
(c)	The fair value of consumer mortgage finance receivables and loans is calculated on a pooled basis; therefore, we allocated the fair value of nonaccrual loans and 90+ days past due to individual loans based on the unpaid principal balances.

Fair Value of Financial Instruments

The following table presents the carrying and estimated fair value of assets and liabilities that are considered financial instruments. Accordingly, items that do not meet the definition of a financial instrument are excluded from the table. When possible, we use quoted market prices to determine fair value. Where quoted market prices are not available, the fair value is internally derived based on appropriate valuation methodologies with respect to the amount and timing of future cash flows and estimated discount rates. However, considerable judgment is required in interpreting market data to develop estimates of fair value, so the estimates using different market assumptions or estimation methodologies could be material to the estimated fair values. Fair value information presented herein was based on information available at June 30, 2012 and December 31, 2011.

	June 30, 2012					December 31, 2011
		Fair value
($ in thousands)	Carrying Value	Level 1	Level 2	Level 3	Total	Carrying Value		Fair Value
Assets
Mortgage loans held-for-sale	$4,174,808	$—	$12,522	$4,313,977	$4,326,499	$4,249,625		$4,365,593
Finance receivables and loans, net	722,535	—	1,283	675,268	676,551	1,032,131		978,863
Liabilities
Debtor-in-Possession Credit Facilities	$1,364,905	$—	$—	$1,364,905	$1,364,905	$—		$—
Borrowings from Affiliates	1,133,179	—	—	1,133,179	1,133,179	1,189,364		1,189,364
Other borrowings not subject to compromise	323,215	—	—	298,872	298,872	4,705,404		3,737,978
Other borrowings subject to compromise	3,286,225	—	2,501,548	—	2,501,548	(a	)	(a	)

(a)	Not applicable for periods prior to May 14, 2012. Other borrowings at December 31, 2011 include borrowings that may be subject to compromise at June 30, 2012.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

The following describes the methodologies and assumptions used to determine fair value for the respective classes of financial instruments. In addition to the valuation methods discussed below, we also followed guidelines for determining whether a market was not active and a transaction was not distressed. As such, we assumed the price that would be received in an orderly transaction (including a market-based return) and not in forced liquidation or distressed sale.

•

Mortgage loans held-for-sale—Carrying value differs from fair value as certain loans may be required to be carried at cost under lower of cost or fair value measurements (i.e. fair value is greater than cost). See discussion of valuation methods and assumptions used for mortgage loans held-for-sale within the Fair Value Measurement section of this Note.

•

Consumer mortgage finance receivables and loans, net—Consumer mortgage finance receivables and loans that are not fair value elected use valuation methods and assumptions similar to those used for mortgage loans held-for-sale. These valuations take into account the unique attributions of the respective mortgage loans, such as geography, delinquency status, product type, and other factors.

•

Debtor-in-Possession credit facilities—The DIP and Ally DIP facilities were recently negotiated and bear interest at floating rates plus a market based spread. Thus, carrying value approximates fair value.

•

Borrowings from Affiliates—Fair value was determined based upon estimated redemption amounts, not adjusted for any settlements that might ultimately be agreed and approved, which approximates carrying value.

•

Other borrowings not subject to compromise—Fair value was determined based upon estimated redemption amounts, not adjusted for any settlements that might ultimately be agreed and approved, which approximates carrying value.

•	Other borrowings subject to compromise—Primarily represents our secured and unsecured notes, Our secured and unsecured notes are valued based on market observable prices when available.

19. Derivative Instruments and Hedging Activities

In anticipation of our bankruptcy filing, on May 10, 2012 we terminated all of our hedge transactions with respect to our MSRs and foreign currency exposure. Post-petition, we continue to enter into hedge transactions to mitigate our economic exposure to changes in interest rates and other market risks associated with mortgage loans held-for-sale. In connection with the termination of certain of our agreements with Ally Bank, effective April 30, 2012, we terminated certain of our hedge transactions. We have historically entered into interest rate and foreign currency swaps, futures, forwards, options, swaptions, and TBAs in connection with our risk management activities. Our primary objective for executing these financial instruments was to mitigate our economic exposure to future events that are outside our control. These financial instruments were utilized principally to manage market risk and cash flow volatility associated with mortgage loans held–for–sale and MSRs, including our total return and forward flow agreements with Ally Bank. See Note 22—Related Party Transactions for additional information. We do not, and did not, transact derivative instruments for reasons beyond risk management.

In addition to derivatives transacted as part of our risk management activities, we create derivative contracts as part of our ongoing operations. In particular, we frequently execute forward mortgage loan purchase and sale commitments with Ally Bank and financial institutions, respectively, principally to provide a future source of mortgage volume and dedicated exit channels.

Additionally, we enter into commitments with mortgage borrowers that require us to originate a mortgage at a stated amount and rate; these are derivative contracts if our intent is ultimately to hold the originated loan for sale. We refer to commitments to purchase mortgage loans from Ally Bank and commitments to originate mortgage loans held–for–sale, collectively, as interest rate lock commitments (IRLCs).

The following summarizes our significant asset and liability classes, the risk exposures for these classes, and our risk management activities utilized to mitigate certain of these risks. The discussion includes both derivative and nonderivative financial instruments utilized as part of these risk management activities.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Interest Rate Sensitive Assets/Liabilities

•

Mortgage loan commitments and loans held–for–sale—We are exposed to interest rate risk from the time an IRLC is made, either directly or indirectly through the Amended MMLPSA with Ally Bank, until the time the mortgage loan is sold. Changes in interest rates impact the market price for the mortgage loan; as market interest rates decline, the value of existing IRLCs and mortgage loans held–for–sale increase and vice versa. The primary objective of our risk management activities related to IRLCs and mortgage loans held–for–sale is to eliminate or reduce any interest rate risk associated with these assets.

We enter into forward sale contracts of mortgage-backed securities, primarily agency TBAs, as our primary strategy to mitigate this risk. These contracts are typically entered into at the time the interest rate lock commitment is made. The value of the forward sales contracts moves in the opposite direction of the value of our IRLCs and mortgage loans held–for–sale. We may also use other derivatives, such as options, and futures, to economically hedge certain portions of the portfolio. Nonderivative instruments, such as short positions on U.S. Treasuries, may also be used to economically hedge the portfolio. We monitor and actively manage our risk on a daily basis; therefore trading volume can be significant.

We do not apply hedge accounting to our derivative portfolio held to economically hedge our IRLCs and mortgage loans held–for–sale. Included in the derivatives on IRLCs and mortgage loans held–for–sale is the Amended MMLPSA with Ally Bank with a fair value of $11.6 million and an outstanding notional of $562.0 million at June 30, 2012. See Note 22—Related Party Transactions for additional information.

•

Mortgage servicing rights and other retained interests—Our MSRs and retained interests are generally subject to loss in value when mortgage rates decline. Declining mortgage rates generally result in an increase in refinancing activity, which increases prepayments and results in a decline in the value of MSRs and other retained interests. To mitigate the impact of this risk, we maintained a portfolio of financial instruments, primarily derivatives, which increased in value when interest rates declined. The primary objective was to minimize the overall risk of loss in the value of MSRs and other retained interests due to the change in fair value caused by interest rate changes and their interrelated impact to prepayments.

We used a variety of derivative instruments to manage the interest rate risk related to MSRs and other retained interests. These included, but were not limited to, interest rate futures, call or put options on U.S. Treasuries, swaptions, mortgage-backed securities (MBS) futures, U.S. Treasury futures, interest rate swaps, interest rate floors and caps. While we do not currently utilize nonderivative instruments (i.e., U.S. Treasuries) to hedge this portfolio, we have utilized them in the past and may utilize them again in the future. We are not currently hedging in connection with our MSRs and retained interests.

Prior to May 1, 2012 derivatives hedging MSRs and retained interests included a total return swap with Ally Bank. Under the terms of the total return swap, Ally Bank transfered the total economic return of a specified portfolio of MSRs owned by Ally Bank to us in exchange for a variable payment based on a fixed spread to LIBOR. This agreement was terminated on April 30, 2012. See Note 22—Related Party Transactions for additional information.

Foreign Currency Risk

We have operations outside the United States. Our foreign subsidiaries maintain both assets and liabilities in local currencies that are deemed to be the functional currencies of these subsidiaries for accounting purposes. Foreign currency exchange rate gains and losses arise when assets or liabilities are denominated in currencies that differ from the entities functional currency and are revalued into the functional currency. In addition, our equity is impacted by the cumulative translation adjustments recognized in other comprehensive income resulting from the translation of foreign subsidiary results to U.S. dollars. Foreign currency risk is reviewed as part of our risk management process. The principal currencies creating foreign exchange risk are the U.K. Sterling and the Euro.

Until May 10, 2012, we economically hedged foreign currency risk related to assets and liabilities that were denominated in currencies in our U.S. dollar functional currency entities. The principal objective of the foreign currency hedges was to mitigate the earnings volatility specifically created by foreign currency exchange rate gains and losses. We held forward currency contracts to mitigate risk against currency fluctuation in the U.K. Sterling and the Euro. We did not elect to treat any foreign currency swaps as hedges for accounting purposes, principally because the changes in the fair values of the foreign currency swaps were substantially offset by the foreign currency revaluation gains and losses of the underlying assets and liabilities.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Credit Risk and Collateral Arrangements

Derivative financial instruments contain an element of credit risk if counterparties, including affiliates, are unable to meet the terms of their agreements. Credit risk associated with derivative financial instruments is measured as the net replacement cost should the counterparties that owe us under the contracts completely fail to perform under the terms of those contracts, assuming there are no recoveries of underlying collateral, as measured by the fair value of the derivative financial instruments. At June 30, 2012 and December 31, 2011, the fair value of derivative financial instruments in an asset, or receivable position, were $11.9 million and $4.9 billion, including $11.6 million and $3.2 billion with affiliates, respectively.

As a result of the Chapter 11 Cases, the number of counterparties willing to enter into derivative transactions with us is limited. As a result, our primary counterparty is Ally Investment Management, Inc. (Ally IM), a wholly-owned subsidiary of Ally Inc. We have entered into legally enforceable agreements that permit the closeout and netting of transactions with the same counterparty upon occurrence of certain events. To further mitigate the risk of counterparty default, we execute collateral agreements with counterparties. The agreements require both parties to maintain cash deposits in the event the fair values of the derivative financial instruments meet established thresholds. We have received cash deposits from counterparties totaling $0.0 million and $656.1 million at June 30, 2012 and, December 31, 2011, respectively, for derivative positions in an asset position to us. We have placed cash deposits totaling $13.6 million and $1.1 billion at June 30, 2012 and December 31, 2011, respectively, in accounts maintained by counterparties for derivative positions in a liability position to us. The cash deposits placed and received are included in accounts receivable, other assets, and other liabilities.

We are not exposed to credit risk related contingent features in any of our derivative contracts that could be triggered and potentially could expose us to future loss.

Condensed Consolidated Balance Sheet Presentation

The following table summarizes the location and fair value amounts of derivative instruments reported on our Condensed Consolidated Balance Sheet. The fair value amounts are presented on a gross basis and are segregated between derivatives that are designated and qualifying as hedging instruments and those that are not and further segregated by type of contract within those two categories.

	June 30, 2012			December 31, 2011
	Fair value of derivative contracts in			Fair value of derivative contracts in
($ in thousands)	receivable position (a)	payable position (b)	Notional amount	receivable position (a)	payable position (b)	Notional amount
Economic hedges
Interest rate risk
MSRs and retained interests	$—	$—	$—	$4,811,804	$(5,011,576)	$523,142,192
Mortgage loans held–for–sale	11	(3,096)	465,000	8,770	(96,077)	17,323,000
Debt	—	—	—	21,066	—	251,790

Total interest rate risk	11	(3,096)	465,000	4,841,640	(5,107,653)	540,716,982
Foreign exchange risk	—	—	—	520	(5,873)	3,157,000
Non–risk management derivatives
Bank MSR swap	—	—	—	17,681	—	1,384,835
Bank forward flow agreement	—	—	—	16,423	—	9,825,783
Mortgage loan commitments	11,882	(17)	588,164	933	(5)	77,633

Total derivatives	$11,893	$(3,113)	$1,053,164	$4,877,197	$(5,113,531)	$555,162,233

(a)	Presented in other assets.
(b)	Presented in other liabilities.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Condensed Consolidated Statement of Income Presentation

The following table summarizes the location and amount of gains and losses from continuing operations reported in our Condensed Consolidated Statement of Comprehensive Income related to derivative instruments. Gains and losses are presented separately for derivative instruments designated and qualifying as hedging instruments in fair value hedges and non-designated hedging instruments. We currently do not have qualifying cash flow or foreign currency hedges.

	Three months ended June 30,		Six months ended June 30,
($ in thousands)	2012	2011	2012	2011
Qualifying accounting hedges
Gain (loss) recognized in earnings on derivatives
Interest rate contracts
Interest income	$—	$(832)	$—	$(2,367)
Gain recognized in earnings on hedged item
Interest rate contracts
Interest expense	—	816	—	2,629

Total qualifying accounting hedges	—	(16)	—	262
Economic hedges
Risk management derivatives
Gain (loss) recognized in earnings on derivatives
Interest rate contracts
Interest expense	(1,275)	1,142	(2,908)	(531)
Gain on mortgage loans, net	(74,816)	(184,877)	(126,915)	(228,499)
Servicing asset valuation and hedge activities, net	214,458	127,272	222,532	(76,352)
Other revenue, net	369	—	—	—

Total interest rate contracts	138,736	(56,463)	92,709	(305,382)
Foreign exchange contracts
Other noninterest expense, net	(7,739)	(9,072)	(1,464)	(10,370)
Non-risk management derivatives
Gain on mortgage loans, net	(42,335)	(4,441)	(42,917)	130,071
Servicing asset valuation and hedge activities, net	16,738	4,414	16,738	220,462

Total derivatives	$105,400	$(65,578)	$65,066	$35,043

Our derivative portfolios generally are reflected in the operating activities section of our Condensed Consolidated Statement of Cash Flows. Derivative fair value adjustments are captured in our Condensed Consolidated Statement of Comprehensive Income line items described in the table above and, accordingly, are generally reflected within the respective line items within the reconciliation of net income (loss) to net cash provided by operating activities section of our Condensed Consolidated Statement of Cash Flows. The remaining changes in derivative portfolio values are generally reflected within the net change in other assets or net change in other liabilities line items on our Condensed Consolidated Statement of Cash Flows.

20. Higher Risk Mortgage Loans and Credit Quality

Historically, we originated and purchased mortgage loans that had contractual features that may increase our exposure to credit risk and thereby result in a concentration of credit risk. These mortgage loans include loans that may subject borrowers to significant payment increases in the future, have negative amortization of the principal balance or have high loan–to–value ratios.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

The following table summarizes the gross carrying value of our higher-risk mortgage loans classified as held–for–sale and finance receivables and loans.

($ in thousands)	June 30, 2012	December 31, 2011
High loan-to-value (greater than 100%) mortgage loans	$457,841	$488,627
Payment option adjustable rate mortgage loans	12,845	12,140
Interest-only mortgage loans	259,887	293,975
Below market initial rate mortgage loans	244,455	259,177

Total carrying value of higher-risk mortgages	$975,028	$1,053,919

Included in the table above are $348.4 million and $362.5 million of high-risk mortgage loans held in on-balance sheet securitizations at June 30, 2012 and December 31, 2011, respectively. Our exposure on these loans is limited to the value of our retained interest.

As part of our loss mitigation efforts and participation in certain governmental programs (e.g., the Making Home Affordable program), we may offer loan restructurings to borrowers. Due to the nature of restructurings, these loans are generally considered higher risk. Loan modifications can include any or all of the following; principal forgiveness, maturity extensions, delinquent interest capitalization and changes to contractual interest rates. Modifications can be either temporary or permanent. Temporary loan modifications are generally used to monitor the borrower’s ability to perform under the revised terms over a specified trial period; if the borrower performs, the temporary loan modification may become a permanent loan modification. We have historically performed loan modifications under our private modification program; however, more recently the majority of loan modifications are completed under government programs. The carrying value of our on-balance sheet modified mortgage loans was $1.5 billion and $1.2 billion as of June 30, 2012 and December 31, 2011, respectively. These modified mortgage loans are included within mortgage loans held–for–sale and consumer finance receivables and loans.

Nonperforming Assets

Nonperforming assets include nonaccrual loans and foreclosed assets. The classification of a loan as nonperforming does not necessarily indicate that the principal amount of the loan is ultimately uncollectible in whole or in part. In certain cases, borrowers make payments to bring their loans contractually current and, in all cases, our mortgage loans are collateralized by residential real estate. As a result, our experience has been that any amount of ultimate loss for mortgage loans other than home equity loans is substantially less than the unpaid principal balance of a nonperforming loan.

Delinquent loans expose us to higher levels of credit losses and therefore are considered higher risk loans. The determination as to whether a loan falls into a particular delinquency category is made as of the close of business on the balance sheet date. The following table sets forth information concerning the delinquency experience in our mortgage loans held–for–sale and consumer finance receivable and loans at carrying value.

	June 30, 2012		December 31, 2011
($ in thousands)	Amount	% of total	Amount	% of total
Current	$1,845,365	37.6%	$2,003,928	38.0%
Past due
30 to 89 days	122,585	2.5%	137,590	2.6%
90 days or more and still accruing interest (a)	60,760	1.2%	73,661	1.4%
90 days or more conditional repurchase option loans (b)	2,343,393	47.8%	2,379,926	45.1%
Nonaccrual	532,097	10.9%	677,250	12.9%

Total	4,904,200	100.0%	5,272,355	100.0%

Allowance for loan losses	(8,140)		(13,638)

Total, net	$4,896,060		$5,258,717

(a)	Loans that are 90 days or more delinquent and still accruing interest are government insured.
(b)	We do not record interest income on conditional repurchase option loans. If these options were exercised and we acquired the loans, $2.2 billion and $2.3 billion would be classified as 90 days or more and still accruing due to government guarantees at June 30, 2012 and December 31, 2011, respectively. The private-label conditional repurchase option loans of $94.6 million and $105.8 million would be classified as nonaccrual at June 30, 2012 and December 31, 2011, respectively.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

The following table presents the net carrying value of nonperforming assets.

($ in thousands)	June 30, 2012	December 31, 2011
Nonaccrual consumer
1st Mortgage	$472,706	$462,275
Home equity	54,343	71,787
Foreign	5,048	143,188

Total nonaccrual consumer (a)	532,097	677,250
Nonaccrual commercial
Domestic	—	—
Foreign	1,283	12,534

Total nonaccrual commercial	1,283	12,534
Foreclosed assets	26,840	71,485

Total nonperforming assets	$560,220	$761,269

(a)	Excludes loans subject to conditional repurchase options of $2.2 billion and $2.3 billion sold to Ginnie Mae guaranteed securitizations and $94.6 million and $105.8 million sold to off-balance sheet private-label securitization trusts at June 30, 2012 and December 31, 2011, respectively. The corresponding liability is recorded in other liabilities. See Note 7—Securitizations and Variable Interest Entities for additional information.

21. Contingencies and Other Risks

As described in Note 1—Description of Business, Basis of Presentation and Changes in Significant Accounting Policies and Note 2—Voluntary Reorganization Under Chapter 11, on May 14, 2012, the Debtors filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. Under Chapter 11, the filing of a bankruptcy petition automatically stays most actions against the Debtors, including, except otherwise noted, the matters described below and most other actions to collect pre-petition liabilities are expected to be resolved under the Plan, if not otherwise satisfied pursuant to orders of the Bankruptcy Court. Our material pre-petition contingencies and other risks are described below.

Mortgage Foreclosure Matters

Settlements with Federal Government and State Attorneys General

Agreement

On February 9, 2012, Ally Inc., ResCap, and certain of our subsidiaries reached an agreement in principle with respect to investigations into procedures followed by mortgage servicing companies and banks in connection with mortgage origination and servicing activities and foreclosure home sales and evictions. On March 12, 2012, the DOJ Settlement was filed as a consent judgment in the U.S. District Court for the District of Columbia. In addition, we separately reached an independent settlement with Oklahoma, which did not participate in the broader settlement described below, and agreements with two other states for other releases.

In connection with the DOJ Settlement we paid $109.6 million to a trustee, for distribution to federal and state governments in March 2012. In addition, we also paid $2.3 million in connection with separate state agreements. We are also obligated to provide $200.0 million towards borrower relief, subject to possible upward adjustments as described below. This obligation for borrower relief includes loan modifications, including principal reductions, rate modifications, and refinancing for borrowers that meet certain requirements, and participation in certain other programs. Generally, if certain basic criteria are met, borrowers that are either delinquent or at imminent risk of default and owe more on their mortgages than their homes are worth could be eligible for principal reductions, and borrowers that are current on their mortgages but who owe more on their mortgage than their homes are worth could be eligible for refinancing opportunities. Further, we have agreed to solicit borrowers that are eligible for rate and principal modifications as of March 1, 2012. We are committed to provide loan modifications to all borrowers who accept a modification offer within three months of the solicitation. We have also agreed to provide loan modifications to borrowers who accept a modification offer within six months of the solicitation, unless and until total borrower relief provided exceeds $250.0 million.

As part of the DOJ Settlement, we agreed to solicit eligible borrowers in both our own and Ally Bank’s loan portfolio’s. We estimated an eligible population as of March 1, 2012, of approximately 12,300 borrowers. At June 30, 2012, we had solicited approximately 6,700 borrowers and completed approximately 2,300 refinancings or modifications. We have also executed approximately 7,000 other non-modification borrower relief transactions, including waivers of previous deficiencies and short sale deficiency waivers. At June 30, 2012, we estimate we had achieved borrower relief credits, subject to caps and limitations of

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

the DOJ Settlement and including incentives for activities completed within the first twelve months, of approximately $223.7 million. We have reimbursed Ally Bank $68.3 million in connection with eligible borrower relief actions completed with respect to their loan portfolio. See Note 22—Related Party Transactions for additional information. The liability for remaining borrower relief obligations is $28.0 million at June 30, 2012 and is recorded in other liabilities.

In accordance with a capital support agreement we executed with Ally Inc. in January 2012, our obligation to reimburse Ally Bank for borrower relief actions completed in their loan portfolio was limited, with no reimbursement required once we had achieved $200.0 million in borrower relief credit under the DOJ Settlement. The applicability of the provisions of this capital support agreement are in dispute. Until this dispute is resolved, we are not soliciting any eligible borrowers in the Ally Bank loan portfolio. We have reached an agreement in principle (the Indemnification Agreement), subject to the approval of the Bankruptcy Court, with and among the Debtors, Ally Inc., Ally Bank and the Unsecured Creditors Committee whereby we would reimburse Ally Bank to the extent borrower relief transactions are executed in respect of the Ally Bank loan portfolios, irrespective of the level of our borrower relief credits. Ally Bank will withdraw any existing notice of default and provide written confirmation that the existing default has been cured. Simultaneously with any reimbursement payments by the Debtors to Ally Bank in connection with borrower relief activities, Ally Inc. will fund an escrow account in an equal amount to the reimbursement payment. Ally Inc. will also fund the escrow account for any previous post-petition reimbursement payments. The escrow account will remain in place until an agreement between the parties as to the proper allocation and disbursement of the funds or the effective date of a plan containing provisions directing the distribution of the funds. We have not recorded any amounts in connection with this proposed settlement at June 30, 2012. In the event this proposed settlement is approved, we estimate our obligation to Ally Bank would range from zero to $60.0 million.

The DOJ Settlement provides incentives for borrower relief that is provided within the first twelve months, and all obligations must be met within three years from the date the consent judgment is filed. In addition to the foregoing, we will be required to implement new servicing standards relating to matters such as foreclosure and bankruptcy information and documentation, oversight, loss mitigation, limitations on fees, and related procedural matters. Compliance with these obligations will be overseen by an independent monitor, who will have authority to impose additional penalties and fines if we fail to meet established timelines or fail to implement required servicing standards.

The DOJ Settlement generally resolves potential claims arising out of origination and servicing activities and foreclosure matters, subject to certain exceptions. The DOJ Settlement does not prevent state and federal authorities from pursuing criminal enforcement actions, securities-related claims (including actions related to securitization activities and Mortgage Electronic Registration Systems, or MERS), loan origination claims, claims brought by the Federal Deposit Insurance Corporation (FDIC) and certain other matters. The DOJ Settlement also does not prevent claims that may be brought by individual borrowers.

Federal Reserve Board Civil Money Penalty

On February 9, 2012, Ally Inc. and ResCap agreed with the Board of Governors of the Federal Reserve (FRB) on a civil money penalty of $207.0 million related to the same activities that were the subject of the DOJ Settlement. This amount will be reduced dollar-for-dollar in connection with certain aspects of our satisfaction of the required monetary payment and borrower relief obligations included within the DOJ Settlement, as well as our participation in other similar programs that may be approved by the FRB.

Other Mortgage Foreclosure Matters

Consent Order

As a result of an examination conducted by the FRB and FDIC, on April 13, 2011 we entered into a Consent Order (the Consent Order) with the FRB and the FDIC. The Consent Order requires that we make improvements to various aspects of our residential mortgage loan-servicing business, including compliance programs, internal audit, communications with borrowers, vendor management, management information systems, employee training, and oversight by our Board of Directors. Our obligations in connection with the Consent Order have not been stayed as a result of our Chapter 11 Cases.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

The Consent Order required GMAC Mortgage to retain independent consultants to conduct a risk assessment related to mortgage servicing activities and, separately, to conduct a review of certain past residential mortgage foreclosure actions. The risk assessment was completed in 2011. The review of past residential mortgage foreclosures is still underway. We cannot reasonably estimate the ultimate impact of any deficiencies that have been or may be identified in our historical foreclosure procedures. We estimate additional future out-of-pocket costs in connection with the foreclosure review of up to $200.0 million. There are potential risks related to these matters that extend beyond potential liability on individual foreclosure actions. Specific risks could include, for example, claims and litigation related to foreclosure remediation and resubmission; claims from investors that hold securities that become adversely impacted by continued delays in the foreclosure process; the reduction in foreclosure proceeds due to delay, or by challenges to completed foreclosure sales to the extent, if any, not covered by title insurance obtained in connection with such sales; actions by courts, state attorneys general, or regulators to delay further the foreclosure process after submission of corrected affidavits, or to facilitate claims by borrowers alleging that they were harmed by our foreclosure practices (by, for example, foreclosing without offering an appropriate range of alternative home preservation options); additional regulatory fines, sanctions, and other additional costs; and reputational risks. To date we have borne all out-of-pocket costs associated with the remediation rather than passing any such costs through to investors for whom we service the related mortgages, and we expect that we will continue to do so.

Loan Repurchases and Obligations Related to Loan Sales

As a result of our Chapter 11 Cases, we have classified the portion of the liability related to non-GSE representation and warranty obligations as subject to compromise. As part of our first day motions approved by the Bankruptcy Court, we received authoritization to continue to honor our obligations with respect to the GSEs. We have also engaged in settlement discussions with certain investors in our private-label securitizations and have reached a proposed settlement agreement. Any settlement agreement is subject to approval by the Bankruptcy Court. See Private-label Securitizations (PLS) below for additional information.

Overview

We sell loans that take the form of securitizations guaranteed by the GSEs, securitizations sold to private investors, and to whole–loan investors. In connection with a portion of our private-label securitizations, the monolines insured all or some of the related bonds and guaranteed timely repayment of bond principal and interest when the issuer defaults. In connection with securitizations and loan sales, the trustee for the benefit of the related security holders and, if applicable, the related monoline insurers are provided various representations and warranties related to the loans sold. The specific representations and warranties vary among different transactions and investors but typically relate to, among other things, the ownership of the loan, the validity of the lien securing the loan, the loan’s compliance with the criteria for inclusion in the transaction, including compliance with underwriting standards or loan criteria established by the buyer, the ability to deliver required documentation and compliance with applicable laws. In general, the representations and warranties described above may be enforced at any time unless a sunset provision is in place. Upon discovery of a breach of a representation or warranty, the breach is corrected in a manner conforming to the provisions of the sale agreement. This may require us to repurchase the loan, indemnify the investor for incurred losses, or otherwise make the investor whole. We have entered into settlement agreements with both Fannie Mae and Freddie Mac that, subject to certain exclusions, limit our remaining exposure with the GSEs. See Government-sponsored Enterprises below. In connection with the termination of our MSR Total Return Swap with Ally Bank on April 30, 2012, we de-recognized $125.7 million of our liability for representation and warranty obligations. This represented the portion of our representation and warranty obligations for loans purchased from Ally Bank servicing retained and subsequently sold into the secondary market, generally through securitizations guaranteed by the GSEs. The reversal was recorded in representation and warranty expense, net and servicing asset valuation and hedging, net on our Condensed Consolidated Statement of Comprehensive Income. We recorded a capital contribution of $125.7 million in connection the de-recognition through the forgiveness of the MSR Total Return Swap liability.

Originations

The total exposure to mortgage representation and warranty claims is most significant for loans originated and sold between 2004 through 2008, specifically the 2006 and 2007 vintages that were originated and sold prior to enhanced underwriting standards and risk–mitigation actions implemented in 2008 and forward. Since 2009, we have focused primarily on purchasing prime conforming and government–insured mortgages. In addition, we ceased offering interest–only jumbo mortgages in 2010. Representation and warranty risk mitigation strategies include, but are not limited to, pursuing settlements with investors where economically beneficial in order to resolve a pipeline of demands in lieu of loan-by-loan assessments that could result in repurchasing loans, aggressively contesting claims we do not consider valid (rescinding claims), and seeking recourse against correspondent lenders from whom we purchased loans wherever appropriate.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Demand/Claim Process

After receiving a claim under representation and warranty obligations, we review the claim to determine the appropriate response (e.g. appeal, and provide or request additional information) and take appropriate action (rescind, repurchase the loan, or remit indemnification payment). Historically, repurchase demands were generally related to loans that became delinquent within the first few years following origination. As a result of market developments over the past several years, investor repurchase demand behavior has changed significantly. GSEs and investors are more likely to submit claims for loans at any point in the loans life cycle. Representation and warranty claims are generally reviewed on a loan–by–loan basis to validate if there has been a breach requiring a potential repurchase or indemnification payment. We actively contest claims to the extent they are not considered valid. We are not required to repurchase a loan or provide an indemnification payment where claims are not valid.

The risk of repurchase or indemnification, and the associated credit exposure, is managed through our underwriting and quality assurance practices and by servicing mortgage loans to meet investor standards. We believe that, in general, the longer a loan performs prior to default, the less likely it is that an alleged breach of representation and warranty will be found to have a material and adverse impact on the loan’s performance. When loans are repurchased, we bear the related credit loss on the loans. Repurchased loans are classified as held–for–sale and initially recorded at fair value.

The following table includes amounts paid to investors and monolines with respect to representation and warranty obligations.

	Three months ended June 30,		Six months ended June 30,
($ in thousands)	2012	2011	2012	2011
Loan repurchases (UPB)
GSEs	$18,023	$56,696	$37,028	$100,279
Private–label securitizations insured (monolines)	2,636	307	6,674	320
Private–label securitizations uninsured	—	27,966	—	27,967
Whole–loan investors	2	2,811	2,470	7,452

Total	$20,661	$87,780	$46,172	$136,018

Indemnifications (make wholes) by investor
GSEs	$14,859	$12,691	$35,830	$28,209
Private–label securitizations insured (monolines)	—	8,119	—	9,954
Private–label securitizations uninsured	—	123,206	—	123,206
Whole–loan investors	3,554	11,426	9,956	11,449

Total	$18,413	$155,442	$45,786	$172,818

The following table presents the total number and original unpaid principal balance of loans related to unresolved representation and warranty demands (indemnification claims and/or repurchase demands). The table includes demands that we have requested be rescinded but which have not yet been agreed to by the investor.

	June 30, 2012		December 31, 2011 (a)
($ in millions)	Number of loans	Original UPB of loans	Number of loans	Original UPB of loans
Unresolved repurchase demands previously received
GSEs	490	$25	357	$71
Insured private-label securitizations
MBIA Insurance Corporation	7,314	491	7,314	490
Financial Guaranty Insurance Company	4,825	382	4,608	369
Other	984	78	730	58
Uninsured private-lable securitizations	647	210	38	7
Whole Loan Investors	618	89	475	74

Total unpaid principal balance	14,878	$1,275	13,522	$1,069

(a)	Excludes $59.0 million of original UPB on loans where counterparties have requested additional documentation as part of individual loan file reviews.

We are currently in litigation with MBIA Insurance Corporation (MBIA) and Financial Guaranty Insurance Company (FGIC) with respect to certain representation and warranty matters related to certain of our private-label securitizations. The Debtors Chapter 11 Cases automatically stay this litigation. This litigation is expected to be resolved under the Plan or by orders of the Bankruptcy Court. Historically we have requested that most of the demands be rescinded, consistent with the claim/demand process described above. As the litigation process proceeds, additional loan reviews are expected and will likely result in additional repurchase demands.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Liability for Representation and Warranty Obligations

The liability for representation and warranty obligations reflects management’s best estimate of probable lifetime loss. We consider historical and recent demand trends in establishing the reserve. The methodology used to estimate the reserve considers a variety of assumptions including borrower performance (both actual and estimated future defaults), repurchase demand behavior, historical loan defect experience, historical mortgage insurance rescission experience, and historical and estimated future loss experience, which includes projections of future home price changes as well as other qualitative factors including investor behavior. In cases where we do not have or have limited current or historical demand experience with an investor, it is difficult to predict and estimate the level and timing of any potential future demands. In such cases, we may not be able to reasonably estimate losses, and a liability is not recognized. Management monitors the adequacy of the overall reserve and makes adjustments to the level of reserve, as necessary, after consideration of other qualitative factors including ongoing dialogue and experience with counterparties.

At the time a loan is sold, an estimate of the fair value of the liability is recorded and classified in other liabilities and recorded as a component of gain on mortgage loans, net. We recognize changes in the liability when additional relevant information becomes available. Changes in the estimate are recorded as representation and warranty expense, net. At June 30, 2012, the liability relates primarily to non–GSE exposure. In connection with the termination of certain of our agreements with Ally Bank effective April 30, 2012, we transferred the amount of liability we had recognized in connection with loan sales to the GSEs where Ally Bank was the servicer. See Government-sponsored Entities below for additional information.

The following tables summarizes the changes in our liability for representation and warranty obligations.

Three months ended June 30, ($ in thousands)	2012	2011
Balance at April 1,	$810,805	$830,287
Provision for representation and warranty obligations
Loan sales	1,106	4,854
Change in estimate	31,700	184,133

Total additions	32,806	188,987
Realized losses (a)	(28,337)	(194,023)
Recoveries	2,120	3,852
Transfer to Ally Bank	(125,686)	—

Balance at June 30,	$691,708	$829,103

(a)	Includes principal losses and accrued interest on repurchased loans, indemnification payments, and settlements with investors.

Six months ended June 30, ($ in thousands)	2012	2011
Balance at January 1,	$824,776	$830,021
Provision for representation and warranty obligations
Loan sales	5,516	10,749
Change in estimate	51,159	210,133

Total additions	56,675	220,882
Realized losses (a)	(70,517)	(227,715)
Recoveries	6,460	5,915
Transfer to Ally Bank	(125,686)	—

Balance at June 30,	$691,708 (b)	$829,103

(a)	Includes principal losses and accrued interest on repurchased loans, indemnification payments, and settlements with investors.
(b)	In connection with our Chapter 11 Cases, we have classified $639.2 million of our liability for representation and warranty obligations at June 30, 2012 as subject to compromise. We continue to satisfy our obligations to the GSEs, as approved by the Bankruptcy Court. In addition, obligations recognized in connection with post-petition loan sales are classified as liabilities not subject to compromise. At June 30, 2012 $52.5 million was classified as other liabilities and are not subject to compromise

Government–sponsored Entities

Each GSE has specific guidelines and criteria for sellers and servicers of loans underlying their securities. In addition, the risk of credit loss of the loans sold was generally transferred to investors upon sale of the securities into the secondary market. Conventional conforming loans were sold to either Freddie Mac or Fannie Mae, and government–insured loans were securitized with Ginnie Mae. Our representation and warranty obligation liability with respect to the GSEs considers the existing unresolved claims and the best estimate of future claims that could be received. We consider our experiences with the GSEs in evaluating our liability.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

In connection with the termination of our MSR Total Return Swap with Ally Bank on April 30, 2012, we de-recognized $125.7 million of our liability for representation and warranty obligations. This represented the portion of our representation and warranty obligations for loans purchased from Ally Bank servicing retained and subsequently sold into the secondary market, generally through securitizations guaranteed by the GSEs.

The following tables summarize the changes in the original unpaid principal balance related to unresolved repurchase demands with respect our GSE exposure. The table includes demands that we have requested be rescinded but as to which rescission has not been agreed to by the investor.

Three months ended June 30, ($ in millions)	2012	2011
Balance at April 1,	$89	$98
New claims	77	148
Resolved claims (a)	(32)	(78)
Rescinded claims/other	(35)	(53)
Transfer to Ally Bank	(74)	—

Balance at June 30,	$25	$115

(a)	Includes settlements, repurchased loans and claims under which indemnification payments are made

Six months ended June 30, ($ in millions)	2012	2011 (a)
Balance at January 1,	$71	$170
New claims	205	250
Resolved claims (b)	(92)	(211)
Rescinded claims/other	(85)	(94)
Transfer to Ally Bank	(74)	—

Balance at June 30,	$25	$115

(a)	Excludes $22.0 million of original UPB on loans where counterparties have requested additional documentation as part of individual loan file reviews.
(b)	Includes settlements, repurchased loans and claims under which indemnification payments are made.

We have settled our repurchase obligations relating to most of the mortgage loans sold to Freddie Mac prior to January 1, 2009. This agreement does not release any of our obligations with respect to exposure for private-label MBS in which Freddie Mac had previously invested, loans where our affiliate, Ally Bank is the owner of the servicing, as well as defects in certain other specified categories of loans. Further, we continue to be responsible for other contractual obligations we have with Freddie Mac, including all indemnification obligations that may arise in connection with the servicing of the mortgages. These other specified categories include (i) loans subject to certain state predatory lending and similar laws; (ii) groups of 25 or more mortgage loans purchased, originated, or serviced by one of our subsidiaries, the purchase, origination, or sale of which all involve a common actor who committed fraud; (iii) “non-loan-level” representations and warranties which refer to representations and warranties that do not relate to specific mortgage loans (examples of such non-loan-level representations and warranties include the requirement that our subsidiaries meet certain standards to be eligible to sell or service loans for Freddie Mac or our subsidiaries sold or serviced loans for market participants that were not acceptable to Freddie Mac); and (iv) mortgage loans that are ineligible for purchase by Freddie Mac under its charter and other applicable documents. If, however, a mortgage loan was ineligible under Freddie Mac’s charter solely because mortgage insurance was rescinded (rather than for example, because the mortgage loan is secured by a commercial property), and Freddie Mac required us or our subsidiary to repurchase that loan because of the ineligibility, Freddie Mac would pay any net loss we suffered on any later liquidation of that mortgage loan.

We have received subpoenas from the Federal Housing Finance Agency (FHFA), which is the conservator of Fannie Mae and Freddie Mac. The subpoenas relating to Fannie Mae investments have been withdrawn with prejudice. The FHFA indicated that documents provided in response to the remaining subpoenas will enable the FHFA to determine whether they believe issuers of private-label MBS are potentially liable to Freddie Mac for losses they might have incurred. Although Freddie Mac has not brought any representation and warranty claims against us with respect to private-label securities subsequent to the settlement, it may do so in the future. The FHFA has commenced securities and related common law fraud litigation against us and certain of our subsidiaries with respect to certain of Freddie Mac’s private-label securities investments.

We have settled our repurchase obligations related to most of the mortgage loans we sold to Fannie Mae prior to June 30, 2010. The agreement also covers potential exposure for private-label MBS in which Fannie Mae had previously invested. This agreement does not release any of our obligations with respect to loans where our affiliate, Ally Bank, is the

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

owner of the servicing, as well as for defects in certain other specified categories of loans. Further, we continue to be responsible for other contractual obligations we have with Fannie Mae, including all indemnification obligations that may arise in connection with the servicing of the mortgages, and we continue to be obligated to indemnify Fannie Mae for litigation or third party claims (including by borrowers) for matters that may amount to breaches of selling representations and warranties. These other specified categories include, among others, (i) those that violate anti-predatory laws or statutes or related regulations or that otherwise violate other applicable laws and regulations; (ii) those that have non-curable defects in title to the secured property, or that have curable title defects, to the extent our subsidiaries do not cure such defects at our subsidiary’s expense; (iii) any mortgage loan in which title or ownership of the mortgage loan was defective; (iv) groups of 13 or more mortgage loans, the purchase, origination, sale or servicing of which all involve a common actor who committed fraud; and (v) mortgage loans not in compliance with Fannie Mae Charter Act requirements (e.g., mortgage loans on commercial properties or mortgage loans without required mortgage insurance coverage). If a mortgage loan falls out of compliance with Fannie Mae Charter Act requirements because mortgage insurance coverage has been rescinded and not reinstated or replaced, upon the borrower’s default our subsidiaries would have to pay to Fannie Mae the amount of insurance proceeds that would have been paid by the mortgage insurer with respect to such mortgage loan. If the amount of the loss exceeded the amount of insurance proceeds, Fannie Mae would be responsible for such excess.

Private-label Securitizations (PLS)

In general, representations and warranties provided as part of our private–label securitization activities are less rigorous than those provided to the GSEs and generally impose higher burdens on investors seeking repurchase. In order to successfully assert a claim, it is our position that a claimant must prove a breach of the representations and warranties that materially and adversely affects the interest of the investor in the allegedly defective loan. Securitization documents typically provide the investors with a right to request that the trustee investigate and initiate a repurchase claim. However, a class of investors generally is required to coordinate with other investors in that class comprising no less than 25% and in some cases 50% of the percentage interest constituting a class of securities of that class issued by the trust to pursue claims for breach of representations and warranties. In addition, our private-label securitizations generally require that the servicer or trustee give notice to the other parties whenever it becomes aware of facts or circumstances that reveal a breach of representation that materially and adversely affects the interest of the certificate holders.

Regarding our securitization activities, we have exposure to potential losses primarily through two avenues. First, investors, through trustees to the extent required by the applicable agreements (or monoline insurers in certain transactions), may request pursuant to applicable agreements that we repurchase loans or make the investor whole for losses incurred if it is determined that we violated representations and warranties made at the time of the sale, provided that such violations materially and adversely impacted the interest of the investor. Contractual representations and warranties differ based on the specific deal structure and investor. It is our position that litigation of claims relating to loan level representations and warranties must proceed on a loan by loan basis. This issue is being disputed throughout the industry in various pending litigation matters. Similarly in dispute throughout the industry is the degree to which claimants will have to prove that the alleged breaches of representations and warranties actually caused the losses they claim to have suffered. Ultimate resolution by courts of these and other legal issues will impact litigation and treatment of non-litigated claims pursuant to similar contractual provisions. Second, investors in securitizations may attempt to rescind of their investments or collect damages through litigation by claiming that the applicable offering documents were materially deficient. If an investor properly made and proved its allegations, the investor might attempt to claim that damages could include loss of market value on the investment even if there were little or no credit loss in the underlying loans.

We are actively engaged in settlement negotiations with representatives of institutional investors and trustees in residential mortgage-backed securities issued by us. At June 30, 2012, institutional investors holding more than 25% of at least one class in each of 336 securitizations have agreed to support the Plan as part of an $8.7 billion proposed settlement agreement. The proposed settlement agreement requires the approval of the Bankruptcy Court. These 336 securitizations (out of a total of 392 outstanding securitizations with an original unpaid principal balance of $221.0 billion) have an aggregate original unpaid principal balance of more than $189.0 billion. There can be no assurance that a Plan or the proposed settlement agreement will be approved. In accordance with ASC 852, the liability is recorded consistent with our accounting policies until such time as the claim is allowed or the amount for which the claim may ultimately be settled is determined.

Insured Private-label Securitizations (Monoline)

Historically, we have securitized loans where the monolines insured all or some of the related bonds and guaranteed the timely repayment of bond principal and interest when the issuer defaults. Typically, any alleged breach requires the insurer to have both the ability to assert a claim as well as evidence that a defect has had a material and adverse effect on the interest of the security holders or the insurer. Generally, most claims in connection with private-label securitizations come from Monoline insurers and continue to represent the majority of outstanding repurchase demands. For the period 2004 through 2007, we sold $42.7 billion of loans into these monoline insured securitizations.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

We are currently in litigation with two Monolines, MBIA and FGIC, in connection with our representation and warranty obligations, and additional litigation with other Monolines is likely. The Debtors Chapter 11 Cases automatically stay this litigation. This litigation is expected to be resolved under the Plan or by orders of the Bankruptcy Court.

The following tables summarizes the changes in the original unpaid principal balance related to unresolved repurchase demands with respect to our Monoline exposure. The table includes demands that we have requested be rescinded but as to which rescission has not been agreed to by the investor.

Three months ended June 30, ($ in millions)	2012	2011
Balance at April 1,	$943	$667
New claims (a)	10	212
Resolved claims (b)	(2)	(8)
Rescinded claims/other	(1)	3

Balance at June 30,	$950	$874

(a)	Substantially all relate to claims associated with the 2004 through 2007 vintages.
(b)	Includes settlements, repurchased loans and claims under which indemnification payments are made.

Six months ended June 30, ($ in millions)	2012	2011 (a)
Balance at January 1,	917	661
New claims (b)	38	226
Resolved claims (c)	(4)	(16)
Rescinded claims/other	(1)	3

Balance at June 30,	$950	$874

(a)	Excludes $9.0 million of original UPB on loans where counterparties have requested additional documentation as part of individual loan file reviews.
(b)	Substantially all relate to claims associated with the 2004 through 2007 vintages.
(c)	Includes settlements, repurchased loans and claims under which indemnification payments are made.

Uninsured Private–label Securitizations

Historically, we securitized loans where all or some of the resulting securities were uninsured. We were required to make customary representations and warranties about the loans to the investors and/or securitization trust. Typically, any alleged breach of representations and warranties requires the holder of the security to assert a claim as well as evidence that a defect has had a material and adverse effect on the interest of the security holder. During the period 2004 through 2007, we sold $182.1 billion of loans into these uninsured private-label securitizations. Claims associated with uninsured PLS were historically self identified and constituted an immaterial portion of new claims. This unpaid principal balance of these securitizations is not representative of expected future losses.

The following tables summarizes the changes in our original unpaid principal balance related to unresolved repurchase demands with respect to our uninsured PLS exposure. The table includes demands that we have requested be rescinded but as to which rescission has not been agreed to by the investor.

Three months ended June 30, ($ in millions)	2012	2011
Balance at April 1,	$78	$6
New claims	135	2
Resolved claims (a)	(2)	(1)
Rescinded claims/other	(1)	1

Balance at June 30,	$210	$8

(a)	Includes losses, settlements, impairments on repurchased loans, and indemnification payments.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Six months ended June 30, ($ in millions)	2012	2011 (a)
Balance at January 1,	$8	$3
New claims	210	5
Resolved claims (b)	(6)	(1)
Rescinded claims/other	(2)	1

Balance at June 30,	$210	$8

(a)	Excludes $4.0 million of original UPB on loans where counterparties have requested additional documentation as part of individual loan file reviews.
(b)	Includes losses, settlements, impairments on repurchased loans, and indemnification payments.

Whole–loan Sales

The following tables summarizes the changes in the original unpaid principal balance related to unresolved repurchase demands with respect to our whole-loan sales. The table includes demands that we have requested be rescinded but which have not been agreed to by the investor.

Three months ended June 30, ($ in millions)	2012	2011
Balance at April 1,	$85	$67
New claims (a)	5	20
Resolved claims (b)	—	(5)
Rescinded claims/other	(1)	(1)

Balance at June 30,	$89	$81

(a)	Includes $4.9 million and $19.4 million in new claims associated with the 2004 through 2007 vintages in 2012 and 2011, respectively.
(b)	Includes settlements, repurchased loans and claims under which indemnification payments are made.

Six months ended June 30, ($ in millions)	2012	2011 (a)
Balance at January 1,	$73	$85
New claims (b)	27	33
Resolved claims (c)	(6)	(12)
Rescinded claims/other	(5)	(25)

Balance at June 30,	$89	$81

(a)	Excludes 25.0 million of original UPB on loans where counterparties have requested additional documentation as part of individual loan file reviews.
(b)	Includes 26.8 million and 31.3 million in new claims associated with the 2004 through 2007 vintages in 2012 and 2011, respectively.
(c)	Includes settlements, repurchased loans and claim under which indemnification payments are made.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Private Mortgage Insurance

Mortgage insurance is required for certain consumer mortgage loans sold to the GSEs and certain securitization trusts and may have been in place for consumer mortgage loans sold to whole-loan investors. Mortgage insurance is typically required for first-lien consumer mortgage loans having a loan-to-value ratio at origination of greater than 80 percent. Mortgage insurers are, in certain circumstances, permitted to rescind existing mortgage insurance that covers consumer loans if they demonstrate certain loan underwriting requirements have not been met. Upon receipt of a rescission notice, we assess the notice and if appropriate, we refute the notice, or if the notice cannot be refuted, we attempt to remedy the defect. In the event the mortgage insurance cannot be reinstated, we may be obligated to repurchase the loan or provide an indemnification payment in the event of a loss, subject to contractual limitations. While we make every effort to reinstate the mortgage insurance, we have had limited success and as a result, most of these requests result in rescission of the mortgage insurance. At June 30, 2012, we have approximately $182.0 million in original unpaid principal balance of outstanding mortgage insurance rescission notices where we have not received a repurchase demand. However, this unpaid principal amount is not representative of expected future losses.

Legal Proceedings

We are subject to potential liability under various governmental proceedings, claims, and legal actions that are pending or otherwise asserted against us. We are named as defendants in a number of legal actions, and we are occasionally involved in governmental proceedings arising in connection with our respective businesses. Some of the pending actions purport to be class actions, and certain legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. We establish reserves for legal claims when payments associated with the claims become probable and the payments can be reasonably estimated. Given the inherent difficulty of predicting the outcome of litigation and regulatory matters, it is generally very difficult to predict what the eventual outcome will be, and when the matter will be resolved. The actual costs of resolving legal claims may be higher or lower than any amounts reserved for the claims. We recorded a liability for probable legal claims of $65.0 million and $94.5 million at June 30, 2012 and December 31, 2011, respectively, as a portion of which is classified as subject to compromise at June 30, 2012. The Debtors Chapter 11 Cases automatically stays most litigation unless otherwise subject to an order of the Bankruptcy Court. The matters following are each subject to the automatic stay.

FGIC Litigation

On November 29, 2011, FGIC filed three complaints against ResCap in New York County Supreme Court. In two of these cases, both entitled Financial Guaranty Insurance Company v. RFC et al., FGIC alleges that defendants breached their contractual representations and warranties relating to the characteristics of the mortgage loans contained in certain insured MBS offerings.

FGIC further alleges that the defendants breached their contractual obligations to permit access to loan files and certain books and records.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

In the third case, entitled Financial Guaranty Insurance Company v. GMAC Mortgage LLC, et al., FGIC makes similar contract allegations against GMAC Mortgage and ResCap, as well as a claim against GMAC Mortgage for fraudulent inducement. In addition, FGIC alleges aiding and abetting fraudulent inducement against Ally Bank, which originated a large portion of the loans in the disputed pool, and breach of the custodial agreement for failing to notify FGIC of the claimed breaches of representations and warranties. In each of these cases, FGIC seeks, among other relief, reimbursement of all sums it paid under the various policies and an award of legal, rescissory, equitable, and punitive damages.

On December 15, 2011, FGIC filed a fourth complaint in New York County Supreme Court related to insurance policies issued in connection with a RFC-sponsored transaction. This complaint, entitled Financial Guaranty Insurance Company v. Ally Financial, Inc., et al., names RFC and ResCap, and seeks various forms of declaratory and monetary relief. The complaint alleges that the defendants are alter egos of one another, fraudulently induced FGIC’s agreement to provide insurance by misrepresenting the nature of RFC’s business practices and the credit quality and characteristics of the underlying loans, and have now materially breached their agreement with FGIC by refusing its requests for information and documents.

On December 27, 2011, FGIC filed three additional complaints in New York County Supreme Court against ResCap and RFC. These complaints seek relief nearly identical to that of FGIC’s previously filed cases and contain substantially similar allegations. In particular, FGIC alleges that the defendants, acting as alter egos of each other, fraudulently induced FGIC to enter into seven separate insurance and indemnity agreements and breached their contractual obligations under same.

Since January 1, 2012, FGIC has filed five new complaints in federal court naming some combination of Ally Inc., ResCap, Ally Bank, RFC, and GMAC Mortgage. The five complaints were filed on January 31, 2012, March 5, 2012, March 6, 2012, March 12, 2012 and March 13, 2012, respectively. These complaints seek relief nearly identical to that of FGIC’s previously filed cases and contain substantially similar allegations. In particular, FGIC alleges that the defendants, acting as alter egos of each other, fraudulently induced FGIC to enter into seven separate insurance and indemnity agreements and breached their contractual obligations under same. In addition, FGIC amended its first-filed complaint to name Ally Inc. as a defendant.

All of the FGIC cases are now venued in the U.S. District Court for the Southern District of New York, and the defendants have asked the Court for leave to file motions to dismiss each such case.

Mitchell Litigation

In this statewide class action, plaintiffs alleged that Mortgage Capital Resources, Inc. (MCR) violated the Missouri Second Mortgage Loan Act by charging Missouri borrowers fees and interest not permitted by the Act. RFC and Homecomings, among others, were named as defendants in their role as assignees of certain of the MCR loans. Following a trial concluded in January 2008, the jury returned verdicts against all defendants, including an award against RFC and Homecomings for $4.3 million in compensatory damages (plus pre- and post-judgment interest and attorneys’ fees) and against RFC for $92.0 million in punitive damages. In a November 2010 decision, the Missouri Court of Appeals affirmed the compensatory damages but ordered a new trial on punitive damages. Upon remand, we paid $12.8 million in compensatory damages (including interest and attorneys’ fees). At the end of February 2012, RFC entered into an agreement in principle to settle all of plaintiffs’ remaining claims, including the appeal in respect of plaintiffs’ already-awarded attorneys’ fees, for a total of $17.3 million.

Private-label Securities Litigation

We and certain of our subsidiaries have been named as defendants in several cases relating to our various roles in MBS offerings. The plaintiffs generally allege that the defendants made misstatements and omissions in registration statements, prospectuses, prospectus supplements, and other documents related to the MBS offerings. The alleged misstatements and omissions typically concern underwriting standards for residential mortgage loans. Plaintiffs generally claim that such misstatements and omissions constitute violations of state and/or federal securities law and common law including negligent misrepresentation and fraud. Plaintiffs seek monetary damages and rescission.

Regulatory

Our origination, purchase, sale, securitization and servicing business activities expose us to risks of noncompliance with extensive federal, state, local and foreign laws, rules and regulations. Our business activities are also governed by, among other contracts, primary and master servicing agreements that contain covenants and restrictions regarding the performance of our servicing activities. Our failure to comply with these laws, rules, regulations and contracts can lead to, among other things, loss of licenses and approvals, an inability to sell or securitize loans, demands for indemnification or loan repurchases from purchasers of loans, demands for indemnification or other compensation from investors in our securitizations, fines, penalties, litigation, including class action lawsuits, and governmental investigations and enforcement actions, including, in the case of some violations of law, possible criminal liability.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Other Contingencies

We are subject to potential liability under various other exposures including tax, nonrecourse loans, self-insurance, and other miscellaneous contingencies. We establish reserves for these contingencies when the item becomes probable and the costs can be reasonably estimated. The actual costs of resolving these items may be substantially higher or lower than the amounts reserved for any one item. Ultimately, all claims will be subject to the approval of the Bankruptcy Court.

22. Related Party Transactions

Balance Sheet

A summary of the balance sheet effect of our transactions with Ally Inc., Ally Bank, and other affiliates were as follows.

($ in thousands)	June 30, 2012	December 31, 2011
Assets
Mortgage loans held–for–sale — purchased from Ally Bank	$21,135	$13,518
Other Assets
Restricted cash deposits — Ally Bank	36,637	112,458
Derivative collateral placed — Ally IM	13,559	1,008,262
Fair value of derivative instruments
MSR swap — Ally Bank	—	17,681
MMLPSA and forward flow agreement — Ally Bank	11,589	16,423
Receivable (Payable), net — Ally Bank	12,040	(21,001)
Receivable from other affiliates	1,972	2,046
Receivable (Payable) to Ally Inc. (a)	3	(31,019)
Liabilities
Borrowings — Ally Inc. Senior Secured Credit Facility (b)	$749,507	$757,767
Borrowings — Ally LOC (b)	380,946	185,064
Borrowings — BMMZ Repo (b)	—	250,351
Borrowings — Ally Inc. DIP	105,236	—
Borrowings — Ally Inc. Data Center	6,000	—
Other Liabilities
Liability for loans sold with recourse — Ally Bank (c)	—	6,773
Fair value of derivative instruments — Ally IM (d)	3,085	1,049,420
Other activity
Loans (UPB) sub-serviced — Ally Bank	$137,055,467	$143,172,634
Servicing escrow/deposits for off-balance sheet loans — Ally Bank	2,375,462	2,003,745
Mortgage loans held-for-sale — contributions from Ally Inc. (e)	598,430	645,357
Home Equity Loans (UPB) subject to indemnifications — Ally Bank (c)	—	58,512
Income tax payment — Ally Inc. (f)	394	37,498

(a)	Includes costs for personnel, information technology, communications, corporate marketing, procurement and services related to facilities incurred by Ally Inc. and allocated to us. On May 13, 2012, we entered into a shared services agreement with Ally Inc. in connection with services provided by us to Ally Inc. and services provided by Ally Inc. to us.
(b)	Includes principal balance of debt outstanding plus accrued interest.
(c)	Relates to an indemnification agreement with respect to a portfolio of second lien home equity loans. This agreement expired in April 2012.
(d)	Includes the fair value of forwards, TBAs and swaptions executed in connection with our hedging activities. See Note 19 — Derivative Instruments and Hedging Activities for additional information.
(e)	Amount represents the carrying value of the loans contributed by Ally Inc. to us in 2009. The UPB of these loans is $1.4 billion and $1.6 billion at June 30, 2012 and December 31, 2011, respectively.
(f)	See Note 17 — Income taxes for additional information.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Statement of Comprehensive Income

A summary of the income statement effect of our transactions with Ally Inc., Ally Bank and other affiliates were as follows.

	Three months ended June 30,		Six months ended June 30,
($ in thousands)	2012	2011	2012	2011
Net financing revenue
Interest income on cash deposits — Ally Bank	$108	$279	$329	$569
Interest expense — Ally Inc. Senior Secured Credit Facility	5,652	5,851	11,398	12,085
Interest expense — Ally LOC	2,802	3,982	5,025	8,159
Interest expense — BMMZ Repo	1,560	—	4,729	—
Interest expense — Ally DIP	331	—	331	—
Interest expense — Ally Bank	34	—	419	—
Other revenue
(Loss) gain on mortgage loans, net — derivative instruments with Ally IM	(117,690)	(52,721)	(176,579)	4,259
Gain (loss) on mortgage loans, net — Ally Bank	38,694	(4,501)	(48,645)	129,967
Gain on mortgage loans, net — Ally Securities, LLC (c)	—	39,248	—	43,749
Servicing fees — Ally Bank	16,847	8,098	28,614	15,712
Servicing assets valuation and hedge activities, net — derivative instruments with Ally IM	128,345	(343,234)	160,591	(517,733)
Servicing assets valuation and hedge activities, net — derivative instruments with Ally Bank	(79,686)	4,414	16,738	220,462
Loan brokerage fees — Ally Bank (a)	24,080	11,148	47,423	20,644
Provision expense — Ally Bank (b)	(5,976)	700	(5,984)	1,560
Noninterest expense
Gain (loss) on foreign currency — derivative instruments with Ally Inc.	4,066	9,292	(3,264)	9,123
Shared service agreement fees — Ally Inc.	24,421	16,745	54,062	33,660
Custodial fees — Ally Bank	1,872	1,887	3,857	3,733
Allocated expenses — Ally Bank	20	109	92	234
Other activity
Loans purchased (UPB) under the MMLPSA — Ally Bank (d)	$2,298,572	$27,079,990	$12,435,873	$12,439,932
Loans sold (UPB) under the MMLPSA — Ally Bank	69,663	26,631	112,715	19,088

(a)	Under the terms of a broker agreement with Ally Bank, we provide loan processing services to support Ally’s loan origination and purchase activities as well as loan closing services.
(b)	Relates to provision expenses associated with the indemnification agreement with respect to a portfolio of second lien home equity loans. This agreement expired in April 2012.
(c)	Relates to mortgage and asset–backed securities brokered to Ally Securities, LLC for underwriting, distribution and capital markets liquidity services.
(d)	Includes repurchased loans of $13.9 million and $1.0 million as of June 30, 2012 and 2011, respectively.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

Statement of Changes in Equity

A summary of the changes to the statement of equity related to our transactions with Ally Inc., Ally Bank and other affiliates were as follows.

	Three months ended June 30,		Six months ended June 30,
($ in thousands)	2012	2011	2012	2011
Equity
Capital contributions (a)	$125,686	$—	$322,186	$—

(a)	During the three months ended June 30, 2012, a capital contribution was recognized in connection with the transfer of the liability for representation and warranty obligations to Ally Bank. See Note 21—Contingencies and Other Risks for additional information. All other capital contributions represent forgiveness of Ally Inc. LOC borrowings.

Ally Inc.

We entered into a shared services agreement whereby we provide services to Ally Inc. and Ally Inc. provides services to us. The shared services agreement was approved by the Bankruptcy Court as part of the Debtors’ first day motions. These services are described in various statements of work (SOWs) and relate to core functional areas, including but not limited to finance, audit, treasury, risk, compliance, legal, information technology, and marketing. We compensate Ally Inc. for services provided to us based upon an agreed upon monthly charge. We charge Ally Inc. for services we provide to them based upon an agreed upon monthly charge. The individual services provided under the SOWs can be terminated by the recipient in whole or in part with 90 days written notice, subject to the supplier of the service providing termination assistance services for an additional period of time if requested by the recipient. The individual services can be terminated by the supplier of the service for cause (e.g., non-payment) or without cause at the time of the completion of a sale of our core business operations in connection with our Chapter 11 Cases. Termination assistance services may also be requested by the recipient under those circumstances. Prior to executing the shared services agreement, we reimbursed Ally Inc. for costs they incurred on our behalf, including for personnel, information technology, communications, corporate marketing, procurement and services related to facilities. The shared services agreement expires May 14, 2013, unless terminated earlier or extended. The shared services agreement automatically extends for a one year period unless either party provides the other party with written notice of nonrenewal at least three months prior to the expiration of the then-current term.

Ally Bank

Under the terms of our Broker Agreement with Ally Bank, we act in a broker capacity and provide loan processing services to Ally Bank to support its origination and purchase of loans, as well as loan closing services. The Broker Agreement has no mandatory expiration date and can be terminated by either party with 30 days notice. Under the terms of the Broker Agreement, loans meeting the underwriting standards of Ally Bank are originated (funded) by Ally Bank, while loans not meeting those standards may be originated by us and sold directly into the secondary market. We also provide certain representations and warranties and indemnifications to Ally Bank with respect to brokered loans. The Broker Agreement was amended April 30, 2012 and is effective May 1, 2012.

Under the terms of a Master Mortgage Loan Purchase and Sale Agreement (MMLPSA) with Ally Bank, we purchased first- and second-lien mortgage loans held-for-sale from Ally Bank. We sold and delivered such mortgage loans into the secondary market primarily through Fannie Mae and Freddie Mac securitizations and Ginnie Mae insured securitizations. Under the MMLPSA, we purchased loans from Ally Bank and recognized gains or losses on the sale of mortgage loans as they were sold by us into the secondary market. Loans purchased by us pursuant to the MMLPSA included mortgage loans originated by third parties and purchased by Ally Bank (correspondent lending); loans originated directly by Ally Bank; and mortgage loans originated by us and sold to Ally Bank pursuant to a loan sale agreement (the Client Agreement). Effective May 1, 2012, the MMLPSA and Client Agreement were amended and restated (Amended MMLPSA). Under the terms of the Amended MMLPSA, effective May 1, 2012, we are obligated to purchase all FHA insured and VA guaranteed loans eligible for inclusion in Ginnie Mae securitizations originated or purchased by Ally Bank. We no longer purchase Fannie Mae and Freddie Mac eligible loans that Ally Bank originates or purchases. Loans are purchased under the Amended MMLPSA on a nonrecourse, service released basis. To the extent any loan purchased by us under the Amended MMLPSA is determined to be ineligible for purposes of Ginnie Mae certification, Ally Bank will cure the defect, if curable, or repurchase the loan at the current unpaid principal balance plus accrued interest.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

We were counterparty to a forward flow agreement for mortgage loans held-for-sale and interest rate lock commitments held by Ally Bank that ultimately were sold to us under the MMLPSA. The forward flow agreement transferred the exposure to changes in fair value of Ally Bank’s mortgage loans held-for-sale and interest rate lock commitments to us. We hedged our exposure to the forward flow agreement consistent with the hedging of our own mortgage loans held-for-sale and interest rate lock commitments. The forward flow agreement was terminated effective April 30, 2012.

We were counterparty to a MSR Total Return Swap (the MSR Swap) which transferred the total economic return of MSRs owned by Ally Bank to us in exchange for a variable payment based upon a fixed spread to LIBOR. The fixed spread to LIBOR is periodically evaluated against available market data. We hedged our exposure to the MSR Swap consistent with the hedging of our own MSRs. The MSR Swap was terminated effective April 30, 2012. We were party to an ISDA 2002 Master Agreement with Ally Bank governing the forward flow agreement and MSR Swap. We also entered into an Agreement to Set Off Obligations (the Netting Agreement) which provided Ally Bank the right, but not the obligation, to set off any obligation that we had to Ally Bank against any obligation of Ally Bank to us. The ISDA 2002 Master Agreement and the Netting Agreement were terminated effective April 30, 2012.

Under the GSE servicer guides, the seller and servicer of mortgage loans equally share in customary representation and warranty obligations. We assumed all of the representation and warranty obligations for loans we purchased from Ally Bank under the MMLPSA that we subsequently sold through a GSE securitization or otherwise sold into the secondary market. To the extent these loans were originated by third parties and purchased by Ally Bank and subsequently sold to us under the MMLPSA we pursue recovery of losses from the third parties under breach of customary representation and warranties. Pursuant to the Client Agreement, we also provide certain representations and warranties and indemnifications to Ally Bank with respect to those loan transactions. For loans that are not eligible to be sold to the GSEs that reach certain delinquency thresholds or which are otherwise in breach of sale representations and warranties contained in the Client Agreement, we repurchase loans from Ally Bank at their carrying cost. In connection with the termination of the MSR Swap, Ally Bank assumed the representation and warranty liability we had recorded in connection with loans sold by us where Ally Bank retained the MSR. On May 1, 2012, we reduced our representation and warranty liability by $125.7 million and recorded the offset to representation and warranty reserve expense in our Condensed Consolidated Statement of Comprehensive Income. We simultaneously recognized this liability in the valuation of the MSR Total Return Swap and recorded the offset to servicing asset valuation and hedge activities, net in our Condensed Consolidated Statement of Comprehensive Income. The MSR Total Return Swap valuation liability was forgiven, resulting in a capital contribution of $125.7 million.

GMAC Mortgage is designated as subservicer for loans held by Ally Bank and loans sold to us under the MMLPSA where Ally Bank retained the servicing rights (Servicing Agreement). On May 11, 2012, we entered into an amended and restated Servicing Agreement, which was effective May 25, 2012. Under the Servicing Agreement, GMAC Mortgage performs all customary mortgage loan servicing activities, including but not limited to, collection of borrower remittances, loss mitigation and foreclosure processing activities. The term of the Servicing Agreement automatically renews for a one year term on an annual basis, unless notice of termination is provided by either party with 120 days prior notice. We receive subservicing fees which are generally based on the average daily balance of subserviced loans which differ by loan type and delinquency status. The Servicing Agreement is subject to approval by the Bankruptcy Court. Until such time as the Servicing Agreement is approved, we are operating under an interim order of the Bankruptcy Court.

In connection with our DOJ Settlement obligations, Ally Bank has agreed to participate in borrower relief programs and activities with respect to their loan portfolios. We are no longer obligated to reimburse Ally Bank for losses it incurs with respect to borrower relief programs once we achieve $200.0 million in borrower relief program credits under the DOJ Settlement. We paid Ally Bank $68.3 million in connection with reimbursements for borrower relief activities completed with respect to their loan portfolios. To the extent activities under the borrower relief programs were consistent with activities currently permitted under our Servicing Agreement, Ally Bank did not seek to be reimbursed or indemnified for any losses it incurred in connection with these borrower relief activities. See Note 21—Contingencies and Other Risks for additional information related to the DOJ Settlement.

On June 20, 2012, GMAC Mortgage provided notice to Ally Bank that we were likely to exceed the $75.0 million indemnification threshold in the Servicing Agreement in connection with borrower relief activities under the DOJ Settlement. Ally Bank and GMAC Mortgage have not yet agreed to the terms by which any further solicitations of Ally Bank portfolio loans will be conducted. Until an agreement is reached, GMAC Mortgage will not continue solicitations of eligible borrowers.

On July 19, 2012, Ally Bank provided notice to GMAC Mortgage of a servicer event of default under the terms of the Servicing Agreement. GMAC Mortgage has a contractual cure period of 60 days from the date of the notice. The alleged

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

(Debtors-in-Possession)

servicer event of default arose out of a determination by Ally Bank that GMAC Mortgage had failed to perform its indemnification obligations to Ally Bank in connection with borrower relief activities under the DOJ Settlement. Ally Bank has invoiced GMAC Mortgage $4.7 million in respect of such indemnification obligations, all of which ResCap disputes. Under a January 2012 support agreement between Ally Inc. and ResCap, ResCap is not obligated to provide reimbursement to Ally Bank upon ResCap achieving $200.0 million in borrower relief credits under the DOJ Settlement. In June 2012, we exceeded $200.0 million in borrower relief credits.

Upon Bankruptcy Court approval of the Indemnification Agreement, Ally Bank will withdraw any existing notice of default and provide confirmation the existing default has been cured. Ally Bank will be granted limited relief from the automatic stay solely to the extent required to provide the 120 day notice to terminate the Servicing Agreement with respect to certain home equity lines of credit and approximately 8,500 consumer mortgage loans. Ally Bank will also be granted limited relief from the automatic stay to provide notice of termination of the Servicing Agreement in its entirety on the earliest of ten days after the entry of a court approved platform sale order or December 10, 2012. Any agreements reached between the parties will be subject to approval by the Bankruptcy Court.

In the first quarter of 2008, Ally Bank purchased a portfolio of second-lien home equity loans from us. We provided an indemnification to Ally Bank whereby we reimburse Ally Bank at such time as any of the loans covered by this agreement are charged off, typically when the loan becomes 180 days delinquent. The indemnification expired in April 2012.

23. Regulatory Matters

Certain subsidiaries associated with our mortgage and real estate operations are required to maintain regulatory net worth requirements. Failure to meet minimum capital requirements can initiate certain mandatory actions by federal, state, and foreign agencies that could have a material effect on our results of operations and financial condition. These entities were in compliance with these requirements as of June 30, 2012.

24. Subsequent Events

Events subsequent to June 30, 2012, were evaluated for recognition through August 24, 2012, the date on which these Condensed Consolidated Financial Statements were originally issued.

Events subsequent to June 30, 2012, were evaluated for disclosure through September 19, 2012, the date on which these Condensed Consolidated Financial Statement were reissued.

On August 23, 2012, the Debtors filed a motion for entry of an order extending their exclusive period to file a reorganization plan (Exclusive Plan Period) and solicit acceptance of such plan (Solicitation Period) with the Bankruptcy Court. The Debtors have requested an extension of the Exclusive Plan Period of nine months, during which time only the Debtors may file a reorganization plan, and an extension of the Solicitation Period during which the Debtors have the exclusive right to solicit acceptance of the plan by 60 days following the Exclusive Plan Period extension. Following a hearing on September 11, 2012, the Bankruptcy Court approved the motion to extend the Exclusive Plan Period to December 20, 2012 and the Solicitation Period to February 18, 2012.

Following a hearing on August 29, 2012, the Bankruptcy Court approved the motion to set the Bar Date, which requires general claimants to submit claims no later than the close of business on November 9, 2012 and governmental units to submit claims no later than the close of business on November 30, 2012.

The Bankruptcy Court also approved the de minimis asset sale motion, which set forth procedures for the sale of assets under $15.0 million.

Following a hearing on September 11, 2012, the Bankruptcy Court approved the Ally Bank Servicing Agreement and related Indemnification Agreement. See Note 22 — Related Party Transactions for additional information. In connection with the Indemnification Agreement, we estimate our obligations to Ally Bank will range up to $60.0 million.

In connection with the Debtor’s Section 363 sales, on September 14, 2012, the Debtors provided notice that bids would be due October 19, 2012, auctions would be held beginning October 23, 2012, and no earlier than October 24, 2012, for the Platform Stalking Horse Bid assets and the Legacy Portfolio Slaking Horse Bid assets, respectively, and setting the sale hearing date of November 19, 2012.